CREDIT AGREEMENT
dated as of
September 3, 2024,
among
SMART SAND, INC.,
as Parent, a Borrower and Administrative Loan Party
THE OTHER BORROWERS PARTY HERETO
as Borrowers,
THE GUARANTORS PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO
as Lenders
and
FIRST-CITIZENS BANK & TRUST COMPANY,
as Agent
FIRST-CITIZENS BANK & TRUST COMPANY,
as Sole Lead Arranger and Sole Bookrunner

Table of Contents
Page
SECTION 1.01.    Defined Terms    1
SECTION 1.02.    Terms Generally    54
SECTION 1.03.    Pro Forma Calculations    56
SECTION 1.04.    Classification of Loans and Borrowings    57
SECTION 1.05.    [Intentionally Omitted]    58
SECTION 1.06.    Basket Amounts and Application of Multiple Relevant Provisions    58
SECTION 1.07.    Limited Condition Transactions    58
SECTION 1.08.    Interest Rates    59
SECTION 1.09.    Division of Limited Liability Company    59
SECTION 1.10.    Computation of Interests, Fees, Yield Protection.     59
ARTICLE II THE CREDITS    60
SECTION 2.01.    Commitments    60
SECTION 2.02.    Loans    61
SECTION 2.03.    Borrowing Procedure    63
SECTION 2.04.    Evidence of Debt; Repayment of Loans    63
SECTION 2.05.    Fees    64
SECTION 2.06.    Interest on Loans    66
SECTION 2.07.    Default Interest    66
SECTION 2.08.    [Intentionally Omitted]    66
SECTION 2.09.    Termination and Reduction of Commitments    66
SECTION 2.10.    Application of Term SOFR to Outstanding Loans, Conversion and Continuation of Borrowings    67
SECTION 2.11.    Protective Advances and Optional Overadvances    68
SECTION 2.12.    Voluntary Prepayment    70
SECTION 2.13.    Mandatory Prepayments    71
SECTION 2.14.    Change in Circumstances    72
SECTION 2.15.    Illegality    73
SECTION 2.16.    Funding Losses    73
SECTION 2.17.    Pro Rata Treatment    74
SECTION 2.18.    Sharing of Setoffs    74
SECTION 2.19.    Payments    75
SECTION 2.20.    Taxes    75
SECTION 2.21.    Assignment of Commitments Under Certain Circumstances; Duty to Mitigate    79
SECTION 2.22.    Swingline Loans    80
SECTION 2.23.    Letters of Credit    83
SECTION 2.24.    Increase in Total Revolving Credit Commitments    88
SECTION 2.25.    Joint and Several Liability of Borrowers    90
i

SECTION 2.26.    Defaulting Lenders    92
SECTION 2.27.    Inability to Determine Rates Generally.     94
SECTION 2.28.    Benchmark Replacement Setting; Conforming Changes.    94
SECTION 2.29.    Funding Losses.     96
ARTICLE III REPRESENTATIONS AND WARRANTIES    96
SECTION 3.01.    Organization; Powers    96
SECTION 3.02.    Authorization    97
SECTION 3.03.    Enforceability    97
SECTION 3.04.    Governmental Approvals    97
SECTION 3.05.    Financial Statements; Projections    98
SECTION 3.06.    No Material Adverse Change    98
SECTION 3.07.    Title to Properties; etc    98
SECTION 3.08.    Subsidiaries    98
SECTION 3.09.    Litigation; Compliance with Laws    99
SECTION 3.10.    Agreements    99
SECTION 3.11.    Federal Reserve Regulations    99
SECTION 3.12.    Investment Company Act; etc    100
SECTION 3.13.    Use of Proceeds    100
SECTION 3.14.    Tax Matters    100
SECTION 3.15.    No Material Misstatements    100
SECTION 3.16.    Plans    100
SECTION 3.17.    Environmental Matters    101
SECTION 3.18.    Insurance    101
SECTION 3.19.    Security Documents    101
SECTION 3.20.    Locations of Real Property    102
SECTION 3.21.    Labor Matters    102
SECTION 3.22.    Solvency    103
SECTION 3.23.    OFAC; Anti-Corruption and Sanctions; Beneficial Ownership Certificate    103
SECTION 3.24.    Intellectual Property    104
SECTION 3.25.    Eligible Receivables    104
SECTION 3.26.    Eligible Inventory    104
SECTION 3.27.    Location of Inventory    105
SECTION 3.28.    Inventory Records    105
ARTICLE IV CONDITIONS OF LENDING    105
SECTION 4.01.    All Credit Events    105
SECTION 4.02.    First Credit Event    106
ARTICLE V AFFIRMATIVE COVENANTS    108
SECTION 5.01.    Existence;Compliance with Laws;Businesses and Properties    108
SECTION 5.02.    Insurance    109

SECTION 5.03.    Obligations and Taxes    109
SECTION 5.04.    Financial Statements, Reports, etc    110
SECTION 5.05.    Litigation and Other Notices    112
SECTION 5.06.    Certain Information Regarding Loan Parties    113
SECTION 5.07.    Maintaining Records; Access to Properties and Inspections; Quarterly Conference Calls    113
SECTION 5.08.    Use of Proceeds    114
SECTION 5.09.    Locations of Inventory/Subleased Equipment    114
SECTION 5.10.    Compliance with Environmental Laws    114
SECTION 5.11.    Notifications Regarding Environmental Matters    115
SECTION 5.12.    Further Assurances; Additional Guarantors and Borrowers; Additional Collateral    115
SECTION 5.13.    Collateral Field Examinations/Appraisals    117
SECTION 5.14.    Compliance with Flood Laws.     118
SECTION 5.15.    Post-Closing Covenants.     118
ARTICLE VI NEGATIVE COVENANTS    118
SECTION 6.01.    Indebtedness    118
SECTION 6.02.    Liens    121
SECTION 6.03.    Sale and Lease-Back Transactions    124
SECTION 6.04.    Investments, Loans and Advances    125
SECTION 6.05.    Mergers, Consolidations, Sales of Assets and Acquisitions    128
SECTION 6.06.    Restricted Payments; Restrictive Agreements    131
SECTION 6.07.    Transactions with Affiliates    133
SECTION 6.08.    Business of Loan Parties and Subsidiaries    134
SECTION 6.09.    Other Indebtedness and Agreements    134
SECTION 6.10.    [Intentionally Omitted]    135
SECTION 6.11.    Financial Covenant    135
SECTION 6.12.    Fiscal Year    136
SECTION 6.13.    Sanctions    136
SECTION 6.14.    Sanctioned Person    137
ARTICLE VII EVENTS OF DEFAULT    137
SECTION 7.01.    Events of Default    137
SECTION 7.02.    Application of Proceeds    140
ARTICLE VIII THE AGENT    141
SECTION 8.01.    Appointment    141
SECTION 8.02.    Agent in its Individual Capacity    142
SECTION 8.03.    Exculpatory Provisions.    142
SECTION 8.04.    Reliance by Agent    143
SECTION 8.05.    Delegation of Duties    144
SECTION 8.06.    Successor Agent    144

SECTION 8.07.    Bankruptcy Related Matters    145
SECTION 8.08.    Non-Reliance on Agent and Other Lenders    146
SECTION 8.09.    Name Agents    146
SECTION 8.10.    Erroneous Payments.    146
SECTION 8.11.    Flood Laws.     149
ARTICLE IX MISCELLANEOUS    150
SECTION 9.01.    Notices; Electronic Communications    150
SECTION 9.02.    Survival of Agreement    152
SECTION 9.03.    Binding Effect    152
SECTION 9.04.    Successors and Assigns    152
SECTION 9.05.    Expenses; Indemnity    156
SECTION 9.06.    Right of Setoff    158
SECTION 9.07.    Applicable Law    159
SECTION 9.08.    Waivers; Amendment    159
SECTION 9.09.    Interest Rate Limitation    162
SECTION 9.10.    Entire Agreement    163
SECTION 9.11.    WAIVER OF JURY TRIAL    163
SECTION 9.12.    Severability    163
SECTION 9.13.    Counterparts    163
SECTION 9.14.    Headings    164
SECTION 9.15.    Jurisdiction; Consent to Service of Process    164
SECTION 9.16.    Confidentiality    164
SECTION 9.17.    Lender Action    166
SECTION 9.18.    PATRIOT Act Notice    166
SECTION 9.19.    Release of Liens    166
SECTION 9.20.    No Advisory or Fiduciary Responsibility    166
SECTION 9.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions    167
SECTION 9.22.    Smart Sand as Administrative Loan Party    167
SECTION 9.23.    Bank Product Providers    168
SECTION 9.24.    Acknowledgement Regarding Any Supported QFCs.     169

SCHEDULES
Schedule 1.01(a)    Lenders and Revolving Credit Commitments
Schedule 1.01(c)    Subsidiary Guarantors
Schedule 1.01(d)    Locations of Inventory
Schedule 3.08(a)    Subsidiaries
Schedule 3.08(b)    Immaterial Subsidiaries
Schedule 3.09(a)    Certain Litigation
Schedule 3.18    Insurance
Schedule 3.19(a)    Filing Offices
Schedule 3.20    Real Property
Schedule 5.15    Post-Closing Covenants
Schedule 6.01(a)    Existing Indebtedness
Schedule 6.02(a)    Existing Liens
Schedule 6.04(a)    Existing Investments
Schedule 6.07    Existing Affiliate Transactions
Schedule 9.01    Certain Addresses for Notices
EXHIBITS
Exhibit A    -    Form of Administrative Questionnaire
Exhibit B    -    Form of Assignment and Acceptance
Exhibit C-1    -    Form of Borrowing Request
Exhibit C-2    -    Form of Swingline Borrowing Request
Exhibit D    -    [Intentionally Omitted]
Exhibit E    -    Form of Compliance Certificate
Exhibit F    -    Form of Solvency Certificate
Exhibit G    -    Form of Intercompany Note
Exhibit H        Form of Borrowing Base Certificate
Exhibit I        Form of Joinder

v

CREDIT AGREEMENT
This CREDIT AGREEMENT (as amended, amended and restated, supplemented, renewed, extended, replaced and/or otherwise modified from time to time, this “Agreement”) dated as of September 3, 2024, is entered into by and among SMART SAND, INC., a Delaware corporation (“Parent”), each Subsidiary (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I) of Parent party hereto on the date hereof as a “Borrower”, and those additional entities that hereafter become parties hereto as “Borrowers” in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit I (each, a “Borrower” and individually and collectively, jointly and severally, the “Borrowers”), each Subsidiary Guarantor and together with any other Person that at any time after the date hereof becomes a Guarantor (each a “Guarantor” and collectively, the “Guarantors”), the Lenders, and FIRST-CITIZENS BANK & TRUST COMPANY, as Issuing Bank, Swingline Lender, and as agent (in such capacity, including any successor thereto, the “Agent”) for the Lenders.
IN CONSIDERATION of the mutual covenants and undertakings herein contained, Loan Parties, Lenders and Agent hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION I.1.17Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“Acquired Assets” shall have the meaning assigned to such term in Section 6.04(k).
“Acquired Entity” shall have the meaning assigned to such term in Section 6.04(k).
“Acquisition” shall have the meaning assigned to such term in Section 6.04(k).
“Adjusted Term SOFR” shall mean, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation, plus (b) the Term SOFR Adjustment. In no event shall Adjusted Term SOFR equal less than the Floor.
“Administrative Loan Party” has the meaning specified therefor in Section 9.22 of this Agreement.
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by Agent.
“Advisors” shall mean legal counsel (including local and foreign counsel), auditors, accountants, consultants, appraisers, engineers or other advisors.
“Affected Equity Cure Testing Periods” shall have the meaning assigned to such term in Section 6.11(c).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee”, the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified. Neither Agent nor the Lead Arranger nor any Affiliate thereof shall be deemed to be an “Affiliate” of any Loan Parties for purposes of this Agreement.
“Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.
“Agent Fee Letter” shall mean the confidential Fee Letter, dated the Closing Date, among the Loan Parties and Agent.
“Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).
“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.
“Agreement” shall have the meaning assigned to such term in the introductory statement hereto.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, as amended, and all other Applicable Laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” shall mean the Money Laundering Control Act of 1986 and all other Applicable Laws, rules or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Anti-Terrorism Law” shall mean any law relating to terrorism or money laundering, including the Patriot Act.
“Applicable Law” shall mean all laws, rules, regulations and governmental guidelines applicable to the Person conduct, transaction, agreement or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
“Applicable Margin” shall mean, for any day, with respect to Revolving Loans (a) 1.75%, in the case of Base Rate Loans, and (b) 2.75%, in the case of Term SOFR Loans.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by any Loan Party or any Subsidiary to any Person other than a Loan Party or any Subsidiary of (a) any Equity Interests of any Loan Party or any Subsidiary (other than (i) directors’ qualifying shares and (ii) in the case of a Foreign Subsidiary, nominal amounts of shares required by Applicable Law to be held by local nationals) or (b) any other assets of any Loan Party or any Subsidiary; provided that, notwithstanding the foregoing, none of the following items will be deemed to be an Asset Sale:
(i)    the sale, transfer or other disposition of Inventory, damaged, obsolete or worn out assets, equipment no longer used or useful in the business of Loan Parties or any Subsidiary, Permitted Investments and other assets, in each case sold, transferred or otherwise disposed of in the ordinary course of business;
(ii)    the sale or discount without recourse of any Receivable which is not an Eligible Receivable in connection with the compromise thereof or the assignment of past due accounts receivable for collection and not in connection with any financing arrangement;
(iii)    leases of properties in the ordinary course of business;
(iv)    dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, including to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon), in each case, for use in a Permitted Business;
(v)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;
(vi)    the unwinding of any Hedging Agreements;
(vii)    the abandonment of any Intellectual Property rights of any Loan Party or any Subsidiary, which in the reasonable good faith determination of a Loan Party or a Subsidiary are not material to the conduct of the business of Loan Parties and their Subsidiaries taken as a whole;
(viii)    the licensing or sublicensing of Intellectual Property or other general intangibles in a manner consistent with customary practice for a mining company;
(ix)    the creation of a Permitted Lien (but not the sale or other disposition of property subject to the Permitted Lien);
(x)    the disposition of cash or Permitted Investments;
(xi)    the disposition of surface rights and termination of mining leases after the completion of mining and reclamation and termination or abandonment of water rights no longer needed for mining; and

(xii)    Subleased Equipment Leases.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Agent, substantially in the form of Exhibit B, or such other form as shall be approved by Agent.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.28(d).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product” shall mean any one or more of the following financial products or accommodations extended to any Loan Party by a Bank Product Provider: (a) Cash Management Services, or (b) transactions under Hedging Agreements.
“Bank Product Agreements” shall mean those agreements entered into from time to time by any Loan Party with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” shall mean (a) all Cash Management Obligations pursuant to Cash Management Services entered into with one or more Bank Products Providers, (b) all Hedging Obligations pursuant to Hedging Agreements entered into with one or more of the Bank Product Providers, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Loan Party; provided, that, in order for any item described in clause (a), (b) or (c) above, as applicable, to constitute “Bank Product Obligations,” the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Letter Agreement from the applicable Bank Product Provider within 10 days after the date of the provision of the applicable Bank Product to any Loan Party.
“Bank Product Provider” shall mean Agent, any Lender or any of their respective Affiliates (or any Person who at the time the respective Bank Product Agreement was entered into by such Person was an Agent, a Lender or an Affiliate thereof); provided, however that no such Person shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent shall have received a Bank Product Provider Letter Agreement from such Person with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to any Loan Party.
“Bank Product Provider Letter Agreement” shall mean a letter agreement reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Party and Agent.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.
“Base Rate” shall mean for any day a fluctuating rate per annum equal to the highest of: (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect for such day; or (c) the most recently available Adjusted Term SOFR (as adjusted by any Floor) plus 1%. The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit. Any change in the Base Rate due to a change in the “prime rate” announced by JPMorgan Chase Bank, N.A., the Federal Funds Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the “prime rate” announced by JPMorgan Chase Bank, N.A., the Federal Funds Rate or Adjusted Term SOFR, respectively. For the avoidance of doubt, the Base Rate will in no event be less than 1% per annum. When used in reference to any Borrowing, Base Rate shall mean that the Loan, or the Loans comprising such Borrowing, bears or bear interest at a rate determined by reference to the Base Rate.
“Base Rate Loan” shall mean a Loan that accrues interest by reference to the Base Rate in accordance with the term of this Agreement.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.28(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Agent and the Borrowers giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” shall mean, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.28 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.28.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Board of Directors” shall mean, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such Person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Borrower Materials” shall have the meaning assigned to such term in Section 9.01(e).
“Borrowers” shall have the meanings assigned to such term in the introductory statement to this Agreement.
“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Base” shall mean, as of any date of determination, the result of:
(a)85% of the amount of Eligible Receivables, plus
(b)the lesser of
(i)the Eligible Unbilled Receivables Sublimit, and
(ii)75% of the amount of Eligible Unbilled Receivables, plus
(c)the lesser of
(i)the Inventory Sublimit, and
(ii)the sum of
(A)the lesser of (1) the product of 65% multiplied by the Value of Eligible Inventory other than Eligible Inventory consisting of Domestic In-Transit Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Inventory Appraisal, multiplied by the Value of Eligible Inventory other than Eligible Inventory consisting of Domestic In-Transit Inventory (such determination may be made as to different categories of Eligible Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(B)the least of (1) the product of 65% multiplied by the Value of Eligible Inventory consisting of Domestic In-Transit Inventory (such determination may be made as to different categories of Domestic In-Transit Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, (2) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Inventory Appraisal, multiplied by the Value of Eligible Inventory consisting of Domestic In-Transit Inventory (such determination may be made as to different categories of Domestic In-Transit Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and (3) the Domestic In-Transit Inventory Sublimit, minus
(d)the aggregate amount of Reserves, if any, established by Agent from time to time under (and subject to) Section 2.01(c).
“Borrowing Base Certificate” shall mean a certificate duly executed by a Financial Officer of the Administrative Loan Party, in substantially the form of Exhibit H, appropriately completed and evidencing the Borrowing Base.
“Borrowing Base Effective Date” shall mean the date on which Agent has received the Closing Date Deliverables.
“Borrowing Request” shall mean, as applicable, (a) a request by Administrative Loan Party in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 or (b) a request by the Administrative Loan Party in accordance with the terms of Section 2.22 and substantially in the form of Exhibit C-2, or, in either case, such other form as shall be approved by Agent.
“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of either New York or the state where the Agent’s notice address pursuant to Schedule 9.01 is located or, with respect to a Letter of Credit, the state where the Issuing Bank’s notice address pursuant to Schedule 9.01 is located, and, if such day relates to Term SOFR, means any such day meeting the above requirements that is also a U.S. Government Securities Business Day.
“Capital Lease Obligations” of any Person shall mean, at the time any determination is to be made, subject to Section 1.02, the amount of the liabilities of such Person that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to Agent, for the benefit of one or more of the Secured Parties, as collateral for Letters of Credit, obligations of Lenders to fund participations in respect of Letters of Credit or the other Obligations, cash or deposit account balances or, if Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to Agent and each applicable Issuing Bank.
“Cash Dominion Period” shall mean any period (a) commencing on the date on which Excess Availability is less than, for 10 consecutive Business Days, the greater of (i) 15% of the Line Cap and (ii) $3,000,000 and Agent notifies Administrative Loan Party of the commencement of a “Cash Dominion Period” and ending on the first date thereafter on which Excess Availability has been equal to or in excess of, for 10 consecutive Business Days, the greater of (i) 15% of the Line Cap, and (ii) $3,000,000 and no Cash Dominion Period is otherwise in effect pursuant to clause (b) below, or (b) commencing on the date on which an Event of Default shall have occurred and, except with respect to any Event of Default under Section 7.01(g) or 7.01(h), Agent notifies Administrative Loan Party of the commencement of a “Cash Dominion Period” and ending on the first date thereafter on which no Event of Default exists and no Cash Dominion Period is otherwise in effect pursuant to clause (a) above.
“Cash Management Obligations” shall mean all present and future obligations of Borrowers and the other Loan Parties under or with respect to Cash Management Services.
“Cash Management Services” shall mean any (a) cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (b) credit cards, (c) credit card processing services, (d) debit cards, (e) stored value cards, (f) purchase cards and (g) other cash management arrangements.
“Casualty Event” shall mean any loss of title (other than through a consensual disposition of such property in accordance with this Agreement) or any loss of or damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Loan Party.
“CERCLA” shall mean the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Change in Control” shall mean if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date hereof) other than the Permitted Holders shall own, directly or indirectly, Equity Interests representing more than 35% of (i) the aggregate economic rights or (ii) the aggregate voting power represented by the issued and outstanding Equity Interests of Parent or (b) any change in control (or similar event, however denominated) with respect Parent shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which Parent is a party and shall have resulted in the occurrence of an event of default with respect to, a mandatory repayment of, or an obligation to make a mandatory offer to repurchase or repay, such Material Indebtedness, or (c) Parent fails to own, directly or indirectly, 100% of the Equity Interests of any other Loan Party (other than pursuant to a transaction permitted hereunder).

“Change in Law” shall mean the occurrence after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender became a Lender) of any of the following: (a) the adoption of any law, rule or regulation, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Charles Young Holders” shall have the meaning assigned to such term in clause (b) of the definition of “Permitted Holders”.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Swingline Commitment.
“Closing Date” shall mean September 3, 2024.
“Closing Date Deliverables” shall mean, collectively, (a) an Inventory Appraisal, and (b) a collateral field examination with respect to the Borrowers’ Inventory, Receivables and all of Borrowers’ assets and liabilities related thereto (i) which is conducted by a third-party consultant approved by Agent; (ii) which is conducted in such a manner and methodology and of such a scope as is acceptable to Agent; and (iii) upon which Agent and Lenders are expressly permitted to rely.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all the “Collateral” as defined in the Guarantee and Collateral Agreement and any other Security Document.
“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Swingline Commitment.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning assigned to such term in Section 9.01(d).
“Compliance Certificate” shall mean a certificate of a Financial Officer of Administrative Loan Party substantially in the form of Exhibit E.
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” “Business Day,” “U.S. Government Securities Business Day,” or “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.29 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus
(a)    without duplication and, except with respect to clause (a)(xi)(B) below, to the extent deducted in determining such Consolidated Net Income, the sum of:
(i)    consolidated interest expense for such period;
(ii)    consolidated tax expense for such period for taxes based on income, profits or capital gains, including federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;
(iii)    all amounts attributable to depreciation and amortization for such period (including (A) accelerated depreciation and amortization from the write-off or write-down of tangible or intangible assets (other than the write-down of current assets) and (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield);
(iv)    letter of credit fees for such period;
(v)    any extraordinary, unusual or non-recurring expenses, losses or charges for such period;
(vi)    any non-cash expenses, losses, charges, accruals or reserves for such period, including with respect to stock-based or other non-cash compensation, non-compete agreements and other similar agreements, goodwill or other asset impairments, impacts of fair value accounting, valuation of derivatives (including Hedging Agreements), write-offs of deferred financing costs and debt issuance costs, unrealized losses on foreign currency translation, non-cash charges in respect of capitalized research and development and organizational costs, non-cash losses from Permitted Joint Ventures and non-cash losses on any extinguishment of debt;
(vii)    fees and expenses incurred during such period in connection with the Transactions and with unsuccessful efforts to refinance the Indebtedness under the Existing Credit Agreement, and all fees and expenses paid pursuant to the Loan Documents and in connection with the amendment, restatement, supplement, modification or waiver of any Indebtedness, whether or not successful, and all ratings agency costs and expenses;
(viii)    fees and expenses incurred during such period in connection with any Equity Issuance, any proposed or actual issuance or incurrence of any Indebtedness, any proposed or actual acquisition (including a product acquisition, but otherwise excluding an acquisition in the ordinary course of business), any investment (other than intercompany investments and investments in the ordinary course of business) or any Asset Sales (or any other disposition of assets) permitted hereunder, including any financing fees, merger and acquisition fees (in each case, whether or not consummated);
(ix)    expenses, losses or charges (A) incurred during such period to the extent covered by indemnification provisions in any agreement in connection with a Specified Transaction to the extent actually reimbursed in cash during such period, or, so long as Parent has made a determination that a reasonable basis exists for indemnification and only to the extent that such indemnity obligation has not been contested in writing by the applicable indemnitors and is in fact indemnified within 365 days of demand by Parent or any Subsidiary therefor and (B) with respect to liability or casualty events to the extent covered by insurance and actually paid or reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be paid or reimbursed by the insurer and only to the extent that such payment or reimbursement (or coverage therefor) has not been denied by the applicable carrier in writing and is in fact paid or reimbursed within 365 days of the date of the incurrence of such expense, charge or loss;
(x)    non-recurring cash charges incurred during such period in respect of restructurings, retention, recruiting, relocation, signing and completion bonuses, business process optimizations, project start-up costs, headcount reductions or other similar actions, including severance charges in respect of employee terminations and related employee replacement costs, in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to clause (a)(xi) below for such period, 10% of Consolidated EBITDA (calculated without giving effect to this clause (a)(x) or such clause (a)(xi)) for such period;
(xi)    (A) restructuring, integration, transition, consolidation and closing costs for facilities, or similar charges incurred during such period in connection with any Specified Transaction, and (B) the amount of cost savings and operating expense reductions, other operating improvements and synergies projected by Parent in good faith to be realized in connection with any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that a duly completed certificate signed by a Financial Officer of Parent shall be delivered to the Agent together with the Compliance Certificate required to be delivered pursuant to Section 5.04(c), certifying that such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realized in the good faith judgment of Parent, within 18 months after the consummation of the applicable Specified Transaction or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies; in an amount not to exceed, when combined with the aggregate amount to be added to Consolidated EBITDA pursuant to clause (a)(x) above for such period, 10% of Consolidated EBITDA (calculated without giving effect to this clause (a)(xi) or such clause (a)(x)) for such period;
(xii)    [intentionally omitted];
(xiii)    any expense, loss or charge during such period resulting from the resolution (by way of judgment, settlement or otherwise) of (A) any litigation to which Parent or a Subsidiary is a party or governmental investigation of which Parent or a Subsidiary is the subject, in either case, as of the Closing Date and (B) any product liability claims arising after the Closing Date;
(xiv)    all losses during such period resulting from the sale or disposition of any assets of, in each case, Parent or any Subsidiary outside the ordinary course of business;
(xv)    all losses during such period resulting from the discontinuation of any operations of Parent or any Subsidiary to the extent permitted or required under Regulation S-X;
(xvi)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof during such period;

(xvii)    the amount of any expense or reduction of Consolidated Net Income consisting of Subsidiary income that is attributable to minority interests or non-Controlling interests held by third parties in any Subsidiary during such period; and minus
(b)    without duplication and to the extent not deducted in determining such Consolidated Net Income, the sum of:
(i)    all cash payments made during such period on account of reserves, restructuring charges (other than restructuring charges in amounts specified in clauses (a)(x) and (a)(xi) above) and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(vi) above in a previous period;
(ii)    any extraordinary gains for such period;
(iii)    all non-cash items of income for such period, including with respect to unrealized gains on foreign currency translation;
(iv)    all gains during such period resulting from the sale or disposition of any assets of, in each case, Parent or any Subsidiary outside the ordinary course of business;
(v)    all gains during such period resulting from the discontinuation of any operations of Parent or any Subsidiary to the extent permitted or required under Regulation S-X; and
(vi)    any gains on extinguishment of debt during such period; and plus
(c)    without duplication, the sum of:
(i)    all cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) above for any previous period and not subsequently added-back; and
(ii)    to the extent not representing Consolidated EBITDA or Consolidated Net Income in any prior period the proceeds of business interruption insurance (to the extent constituting compensation for lost earnings) actually paid or reimbursed, or, so long as Parent has made a determination that there exists reasonable evidence that such amount will in fact be paid or reimbursed by the insurer and only to the extent that such payment or reimbursement (or coverage therefor) has not been denied by the applicable carrier in writing and is in fact paid or reimbursed within 365 days of the date of the claim therefor.
For the avoidance of doubt, to the extent included in Consolidated Net Income, any impact of purchase accounting adjustments (fair value accounting) shall be excluded in determining Consolidated EBITDA.

“Consolidated Net Income” shall mean, for any period, the net income or loss of Parent and Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Subsidiary to the extent and for so long that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary; provided, further, that any net income of a Subsidiary shall be included in determining Consolidated Net Income to the extent cash in an amount equal to such income has actually been received by Parent in such period, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent or any Subsidiary or the date that such Person’s assets are acquired by Parent or any Subsidiary (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (c) the income of any Person in which any other Person (other than Parent or a Subsidiary or any director or local foreign national holding qualifying shares in accordance with Applicable Law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Parent or a Wholly Owned Subsidiary by such Person during such period and (d) the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Parent and its Subsidiaries), as a result of the Transactions or any Specified Transaction consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof.
“Consolidated Total Assets” shall mean, at any date of determination, the net book value of all assets of Parent and Subsidiaries determined on a consolidated basis in accordance with GAAP on such date, as shown on the most recent consolidated balance sheet of Parent delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be (it being understood that the calculation of Consolidated Total Assets shall be determined after giving pro forma effect to any acquisitions or dispositions of assets since the date of such balance sheet and on or prior to such date of determination).
“Contra Claim” shall have the meaning assigned to such term in clause (k) of the definition of “Eligible Receivables”.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Copyrights” shall have the meaning assigned to such term in the definition of “Intellectual Property”.
“Covenant Compliance Period” shall mean any period (a) commencing on the date on which Excess Availability is less than the greater of, for 10 consecutive Business Days, (i) 15% of the Line Cap and (ii) $3,000,000 and (b) ending on the first date thereafter on which Excess

Availability has been equal to or in excess of, for 30 consecutive days, the greater of (i) 15% of the Line Cap, and (ii) $3,000,000.
“Credit Event” shall have the meaning assigned to such term in Section 4.01.
“Credit Facilities” shall mean the revolving credit, swingline and letter of credit facilities provided for by this Agreement.
“Cure Amount” shall have the meaning assigned to such term in Section 6.11(c).
“Cure Right” shall have the meaning assigned to such term in Section 6.11(c).
“Cure Standstill Period” shall have the meaning assigned to such term in Section 6.11(c).
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
“CWA” shall mean the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.
“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief statute, law, ordinance, rule or regulation of the United States of America, any state thereof or the District of Columbia, or other applicable jurisdictions from time to time in effect.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Default Rate” shall mean an interest rate equal to, (a) with respect to any overdue principal and interest, the applicable interest rate plus 2.00% per annum and (b) with respect to any overdue fees, the interest rate applicable to Base Rate Loans plus 2.00% per annum, in each case, to the fullest extent permitted by Applicable Laws.
“Defaulting Lender” shall mean any Revolving Credit Lender (a) that has defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit or Swingline Loan required to be made or funded by it hereunder, within two Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between Borrowers and such Revolving Credit Lender related hereto, (b) that has notified Agent, any Issuing Bank, the Swingline Lender or any other Lender, or a Loan Party in writing that it does not intend to satisfy any obligation referred to in clause (a) above, or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) that has failed, within three Business Days after written request by Agent or the Administrative Loan Party, to confirm in writing to Agent and the Administrative Loan Party that it will comply with its prospective funding obligations hereunder (provided that such Revolving Credit Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and the Administrative Loan Party) or (d) has, or has a direct or indirect parent company that has, after the Closing Date (or prior to the Closing Date if any such circumstance is continuing on the Closing Date), (i) become insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (iv) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Revolving Credit Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Credit Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Credit Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Credit Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Credit Lender. Any determination by Agent that a Revolving Credit Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error.
“Designated Jurisdiction” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Russia, Sudan, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine).
“Designated Subsidiary” shall have the meaning assigned to such term in Section 5.12(d).
“Dilution” shall mean, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits or other dilutive items with respect to Borrowers’ Eligible Accounts during such period, by (b) Borrowers’ billings with respect to Eligible Accounts during such period.

“Dilution Reserve” shall mean, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Receivables by the extent to which Dilution is in excess of 5%.
“Disqualified Institution” shall mean (a) any Person identified by the Administrative Loan Party to Agent in writing on or before the Closing Date, (b) any Person that is a named Affiliate of a Person identified pursuant to the preceding clause (a) that is identified by the Administrative Loan Party to Agent in writing from time to time after the Closing Date, (c), any Person that is reasonably identifiable as an Affiliate of a Person identified pursuant to the preceding clause (a) or (b) solely on the basis of its name, which such Affiliates of such Persons may (but need not be) be identified by the Administrative Loan Party to Agent in writing from time to time after the Closing Date, and (d) any Person identified by the Administrative Loan Party to Agent in writing from time to time after the Closing Date as a commercial competitor of any Loan Party, other than any Persons primarily engaged as principals in private equity or venture capital or any affiliated debt fund thereof (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course; provided that any supplement to such list of Disqualified Institutions will become effective two Business Days after delivery of such designation to Agent and in no event shall a supplement apply retroactively to disqualify (i) any Lender or participant as of the date of such supplement or (ii) any assignee party to an Assignment or Assumption that was executed prior to the date of such supplement. Notwithstanding the foregoing, each Loan Party and each Subsidiary and the Lenders acknowledge and agree that Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender or participant or potential participant is a Disqualified Institution and Agent shall have no liability in connection with maintaining, updating, monitoring or enforcing the list of Disqualified Institutions or with respect to any assignment or participation made or purported to be made to a Disqualified Institution. Loan Parties hereby expressly authorize Agent to post via the Platform the list of Disqualified Institutions (as updated from time to time) to all Lenders and to provide such list to individual Lenders upon request therefor.
“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Equity Interests that would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to 91 days after the Revolving Credit Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to 91 days after the Revolving Credit Maturity Date.
“Distribution Conditions” shall mean, as to any relevant action contemplated in this Agreement, that:

(a)    there is no Event of Default existing and continuing or would immediately result from such action;
(b)    Excess Availability on a Pro Forma Basis immediately after giving effect to such action and Thirty-Day Excess Availability on a Pro Forma Basis ending on the date of such action, in each case, is at least the greater of (i) 17.5% of the Line Cap and (ii) $4,000,000; and
    (c)    if Excess Availability on a Pro Forma Basis immediately after giving effect to such action and Thirty-Day Excess Availability on a Pro Forma Basis ending on the date of such action is less than 20.0% of the Line Cap, the Fixed Charge Coverage Ratio would be at least 1.00:1.00 on a Pro Forma Basis.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic In-Transit Inventory” shall have the meaning assigned to such term in the definition of “Eligible Inventory”.
“Domestic In-Transit Inventory Sublimit” shall mean an amount equal to $5,000,000.
“Domestic Subsidiary” shall mean any Subsidiary incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.
“Dry Sand Inventory” shall mean any above-ground sand Inventory which has been dried and screened to final size and no longer constitutes Wet Sand Inventory.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” shall mean (a) a Revolving Credit Lender, (b) an Affiliate of a Revolving Credit Lender, (c) a Related Fund of a Revolving Credit Lender and (d) any other Person approved by Agent, the Swingline Lender, each Issuing Bank and the Administrative Loan Party in accordance with (and to the extent required by) Section 9.04(b); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) any natural Person, (ii) Borrowers or any of Borrowers’ Affiliates or (iii) so long as (A) no Event of Default under Section 7.01(b) or 7.01(c) has occurred and is continuing for a period of five Business Days, (B) no Event of Default under Section 7.01(g) or 7.01(h) has occurred and is continuing or (C)

the Commitments have not been terminated and the Loans have not become due and payable pursuant to Section 7.01, a Disqualified Institution.
“Eligible Canadian Receivables” shall have the meaning assigned to such term in clause (g) of the definition of “Eligible Receivables”.
“Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of above-ground sand which is Wet Sand Inventory or Dry Sand Inventory that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. Eligible Inventory shall not include:
(a)any Inventory other than Wet Sand Inventory or Dry Sand Inventory;
(b)spare parts for Equipment (it being understood that parts held for sale in their current condition will not be deemed spare parts for purposes of this clause (b));
(c)packaging and shipping materials;
(d)supplies used or consumed in such Borrower’s business;
(e)Inventory at premises other than those owned, leased or controlled by any Loan Party, except for (i) Inventory in transit between locations of the Loan Parties and Subsidiaries (“Domestic In-Transit Inventory”), (ii) Inventory shipped F.O.B. Customer and for which title has not yet transferred, (iii) and Inventory at, or in transit to, a third-party terminal for purposes of sales, so long as such Inventory is transported and stored on Equipment owned, leased or controlled by a Loan Party or Subsidiary;
(f)Inventory subject to a Lien in favor of any Person other than Agent and any other liens permitted under this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such Lien and Agent;
(g)bill and hold goods;
(h)obsolete or slow-moving Inventory (with inventory that has not been sold after a period of more than twelve (12) months being deemed to be obsolete or slow moving for this purpose);
(i)Inventory that is not subject to the first priority, valid and perfected Lien of Agent;
(j)returned Inventory that is not saleable and held for sale in the ordinary course of business,
(k)damaged and/or defective Inventory;
(l)Inventory purchased or sold on consignment;

(m)Inventory located outside the United States of America;
(n)Inventory that does not meet all standards imposed by any Governmental Authority, has been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, or constitutes hazardous materials under any Environmental Law; or
(o)Inventory otherwise deemed ineligible by Agent in its Permitted Discretion based on circumstances or criteria not set forth above based on either: (i) an event, condition, fact or other circumstance arising after the date hereof, or (ii) an event, condition, fact or other circumstance existing on the date hereof to the extent Agent has no written notice thereof prior to the date hereof, in either case under clause (i) or (ii) which adversely affects in any material respect or could reasonably be expected to adversely affect in any material respect the Value of the Inventory.
Notwithstanding anything to the contrary contained herein, the maximum amount of Eligible Inventory consisting Wet Sand Inventory which may be considered Eligible Inventory shall not exceed, as of any given date, $8,000,000.
Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral. Unless an Event of Default exists and is continuing (in which case no notice shall be required and any changes shall take effect immediately), Agent shall provide the Administrative Loan Party with prompt notice of any change new criteria established pursuant to clause (o) above, which changed or new criteria shall become effective no earlier than the fifth Business Day following delivery of such notice.
“Eligible Receivables” shall mean and includes each Receivable of a Borrower arising in the ordinary course of business that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. No Receivable shall be an Eligible Receivable if:
(a)it does not arise from the actual and bona fide rental, lease or sale and delivery of goods or rendition of services by such Borrower in the ordinary course of business of such Borrower, which transactions are completed in accordance in all material respects with the terms and provisions contained in any agreement binding on such Borrower or the other party or parties thereto;
(b)it is due or unpaid more than the earlier of (i) 90 days after the original due date and (ii) 120 days after the original invoice date;
(c)it is owed by a Customer who has Receivables unpaid more than the earlier of (i) 90 days after the original due date and (ii) 120 days after the original invoice date, which unpaid Receivables constitute more than 25% of the total Receivables of such Customer;
(d)it is not subject to the first priority, valid and perfected Lien of Agent;

(e)any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;
(f)the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, administrator or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any Insolvency Law, (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such Insolvency Law or (viii) take any action for the purpose of effecting any of the foregoing;
(g)the sale is to a Customer located or incorporated (or other analogous term) outside the United States (collectively, “Foreign Customers”), except for a Foreign Customer that is acceptable in all respects to Agent in its Permitted Discretion which is located or incorporated in Canada or any province thereof (“Eligible Canadian Receivables”); provided that, the maximum aggregate amount of Eligible Canadian Receivables which may be considered eligible under this clause (g) shall not exceed 25% of all otherwise Eligible Receivables (but the portion of the Receivables not in excess of such percentage may be deemed Eligible Receivables);
(h)the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase, return or contingent or conditional basis or is evidenced by chattel paper;
(i)Receivables with respect to which the Customer is either (i) the United States or any department, agency, or instrumentality of the United States, or (ii) any state of the United States or any other Governmental Authority;
(j)the goods giving rise to such Receivable have not been made available to the Customer in accordance with the terms of any applicable rental or lease agreement, or shipped and delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by such Borrower and accepted by the Customer (such as advanced billings) or the Receivable otherwise does not represent a final sale;
(k)the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or the Receivable is contingent in any respect or for any reason (each such offset, deduction, defense, dispute, counterclaim or contingency, a “Contra Claim”); provided, that, such Receivables shall only be ineligible pursuant to this clause (k) to the extent of the aggregate amount of such Contra Claims;
(l)such Borrower has made any agreement with any Customer for any deduction therefrom, but only to the extent of such deductions, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
(m)Receivables with respect to which the Customer is subject to a proceeding commenced by or against it under any provision of any Debtor Relief Law, is not Solvent, has gone out of business, or as to which the Borrower or any Loan Party has received notice of an imminent proceeding commenced by or against it under any provision of any Debtor Relief Law, or a material impairment of the financial condition of such Customer;
(n)any return, rejection or repossession of any asset has occurred the sale of which gave rise to such Receivable or such Receivable relates to a Customer whose obligation to pay is in any respect, conditional or subject to any such right of return, rejection, repossession or similar rights;
(o)such Receivable is not payable to a Borrower;
(p)in the case of (i) any single Customer and its Affiliates whose corporate family rating is not Investment-Grade, such Receivables constitute more than 25% of all otherwise Eligible Receivables, (ii) any single Customer and its Affiliates whose corporate family rating is Investment-Grade, such Receivables constitute more than 40% of all otherwise Eligible Receivables, (iii) the top two Customers and their Affiliates, such Receivables constitute, in the aggregate, more than 50% of all otherwise Eligible Receivables, and (iv) the top three Customers and their Affiliates, such Receivables constitute, in the aggregate, more than 75% of all otherwise Eligible Receivables; provided that in each case of clauses (i) through (iv) above, the portion of the Receivables not in excess of such percentage may be deemed Eligible Receivables;
(q)such Receivable consists of progress billings (such that the obligation of the Customer with respect to such Receivable is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the Customer, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the Customer to take the goods related thereto and pay such invoice;
(r)the Customer or any officer or employee of the Customer with respect to such Receivable is an officer, employee, agent or other Affiliate of any Borrower or any other Subsidiary of any Loan Party;
(s)such Receivable is subject to any factoring or similar agreement;
(t)the underlying sale and other documentation governing such Receivable do not provide that such Receivable must be paid by the Customer in Dollars;
(u)the underlying sale and other documentation governing such Receivable are not governed by the laws of the United States or any state thereof;

(v)any surety or performance bond supports the performance of the applicable Borrower’s obligations relating to the transactions giving rise to such Receivables;
(w)the Customer with respect to such Receivable is (i) a Sanctioned Person or a Sanctioned Entity, or (ii) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit a Borrower to seek judicial enforcement in such jurisdiction of payment of such Receivable and such report cannot be filed without material expense or prejudice to such Borrower’s ability to seek such enforcement, unless such Borrower has filed such report or qualified to do business in such jurisdiction;
(x)such Receivable qualifies as a Subleased Equipment Receivable, unless Agent has received a written agreement or other acknowledgement, in form and substance satisfactory to Agent in its Permitted Discretion, from the applicable Subleased Equipment Lessor under the applicable Subleased Equipment Lease; or
(y)such Receivable is otherwise deemed ineligible by Agent in its Permitted Discretion based on circumstances or criteria not set forth above based on either: (i) an event, condition, fact or other circumstance arising after the date hereof, or (ii) an event, condition, fact or other circumstance existing on the date hereof to the extent Agent has no written notice thereof prior to the date hereof, in either case under clause (i) or (ii) which adversely affects in any material respect or could reasonably be expected to adversely affect in any material respect the value of the Receivable.
Any Receivables which are not Eligible Receivables shall nevertheless be part of the Collateral. Unless an Event of Default exists and is continuing (in which case no notice shall be required and any changes shall take effect immediately), Agent shall provide the Administrative Loan Party with prompt notice of any new criteria established pursuant to clause (y) above, which new criteria shall become effective no earlier than the fifth Business Day following delivery of such notice.
“Eligible Unbilled Receivables” shall mean any Receivable of a Loan Party which would otherwise constitute an Eligible Receivable other than that an invoice or bill has not been delivered with respect thereto for a period of no more than 30 days after the last day of the calendar month in which such Loan Party has shipped the goods giving rise to such Receivable or performed the services giving rise to such Receivable; provided that in no event shall Eligible Unbilled Receivables include any Receivables to the extent consisting of award fees, provisional payments or retainage payments.
“Eligible Unbilled Receivables Sublimit” shall mean, at any time, an amount equal to 25% of the Borrowing Base.

“Environmental Laws” shall mean Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA and all other Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety, or the presence, Release of or exposure to, Hazardous Materials, or the generation, manufacturing, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to Hazardous Materials.
“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of, or exposure to any Hazardous Materials, (c) the Release of any Hazardous Materials or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Notice” shall mean a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
“Environmental Release” shall mean a release as defined in CERCLA or under any other Environmental Law.
“Equipment” shall mean and include, as to each Loan Party, all of such Loan Party’s equipment (as defined in Article 9 of the UCC as in effect in the State of New York) and all supporting obligations in respect thereof.
“Equipment Appraisal” shall mean a Qualified Appraisal of Loan Parties’ Equipment.
“Equity Cure” shall have the meaning assigned to such term in Section 6.11(c)(ii)(B).
“Equity Cure Testing Period” shall have the meaning assigned to such term in Section 6.11(c).
“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interest) entitling the holder thereof to purchase or otherwise acquire any such equity interest.
“Equity Issuance” shall mean any issuance or sale by Parent or any of Subsidiaries of any Equity Interests of Parent or any such Subsidiary, as applicable, except in each case (a) any issuance or sale to Parent or any Subsidiary, (b) any issuance of directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by Applicable Law to be issued to local nationals and (c) sales or issuances of common stock of Parent (or options, warrants or rights to purchase shares of common stock of Parent) to officers, directors or employees of Parent or any Subsidiary under any employee stock option or stock purchase plan or other employee benefit plan in existence from time to time.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent, is treated as a single employer under Section 414(b) or 414(c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan, (c) the filing pursuant to Section 412(c) of the Code or Section 302(b) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Parent, any of Subsidiaries or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Parent, any of Subsidiaries or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by Parent, any of Subsidiaries or any of their ERISA Affiliates from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the imposition of a lien pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code, (g) the receipt by Parent, any of Subsidiaries or any of their ERISA Affiliates of any notice (not issued in error), concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA), (h) the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code that would subject any Parent or any of Subsidiaries to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Code or (i) the imposition of liability on Parent, any of Subsidiaries or any of their ERISA Affiliates pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA.
“Erroneous Payment” shall have the meaning assigned to such term in Section 8.10(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.10(d)(i).
“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 8.10(d)(i).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.10(d)(i).
“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 8.10(e).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Events of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Availability” shall mean, as of any date of determination, an amount equal to (a) the Line Cap as of such date minus (b) the Aggregate Revolving Credit Exposure as of such date.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Excluded Domestic Holdco” shall mean a Domestic Subsidiary, substantially all of the assets of which consist of Equity Interests of one or more Excluded Foreign Subsidiaries, which has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of the voting Equity Interests to secure, any Indebtedness (other than the Loans) of a Loan Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Excluded Domestic Subsidiary” shall mean any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of an Excluded Foreign Subsidiary or (b) an Excluded Domestic Holdco.
“Excluded Foreign Subsidiary” shall mean a Foreign Subsidiary which is (a) a “controlled foreign corporation” (as defined in the Code) that has not guaranteed or pledged any of its assets to secure, or with respect to which there shall not have been pledged two-thirds or more of its voting Equity Interests to secure, any Indebtedness (other than the Loans) of a Loan Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, (b) a direct or indirect Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a), or (c) a Foreign Subsidiary that has no material assets other than Equity Interests of one or more Subsidiaries described in clause (a).
“Excluded Subsidiary” shall mean (a) any Subsidiary (i) that is prohibited or restricted by Applicable Law, rule or regulation or by contract existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or (ii) if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (b) any Excluded Domestic Subsidiary or Excluded Foreign Subsidiary to the extent a guaranty of the Obligations by such Excluded Domestic Subsidiary or Excluded Foreign Subsidiary could reasonably be expected to result in material adverse tax consequences to Parent under Section 956 of the Code or any similar Law in any applicable jurisdiction, as reasonably determined by Parent, and (c) any other Subsidiary with respect to which, in the reasonable judgment of the Agent in consultation with Parent, the burden or cost of providing a Guarantee and complying with the other requirements of Section 5.12(c) shall be excessive in view of the benefits to be obtained by the Lenders therefrom.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) income, franchise or branch profits Taxes imposed on (or measured by) its net income (however denominated), in each case, (i) imposed by the United States of America, or by the jurisdiction (or political subdivision) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) imposed by reason of any present or former connection between the recipient and the jurisdiction imposing the Tax (other than connections arising from the execution, delivery, performance, filing, recording and enforcement of, and the other activities pursuant to or enforced in this Agreement and the other Loan Documents), (b) any United States Federal withholding Tax imposed by FATCA, (c) in the case of a Lender (other than an assignee pursuant to a request by the Administrative Loan Party under Section 2.21(a)), any withholding Tax that is imposed on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding Tax pursuant to Section 2.20(a), and (d) any Taxes imposed as a result of or attributable to such Lender’s failure to comply with Section 2.20(f), 2.20(g) or 2.20(h).
“Existing Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of December 13, 2019, among Parent, the other Loan Parties party thereto, the financial institutions from time to time party thereto, and Jefferies Finance LLC, as administrative agent, as amended.

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time taking into account the nature and characteristics of such asset, as reasonably determined by the Administrative Loan Party in good faith.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official governmental interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws, rules or regulations implementing any intergovernmental agreements entered into with respect to the foregoing.
“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, or (b) if no such rate is published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Agent on such day on such transactions; provided, that in no event shall such rate be less than zero.
“Fees” shall mean the Commitment Fee, Agent Fees, the L/C Participation Fee, and the Issuing Bank Fees.
“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fixed Charge Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period minus, without duplication, (i) all taxes based on income, profits or capital gains, including federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes, including penalties and interest related to such taxes or arising from any tax examinations, in each case paid or required to be paid in cash during such Test Period, plus all cash tax refunds to the extent not included in Consolidated EBITDA, minus (ii) the aggregate amount of Unfinanced Capital Expenditures made in cash during such Test Period, and (iii) all Restricted Payments paid in cash pursuant to Sections 6.06(a)(ii), 6.06(a)(iv), 6.06(a)(v), 6.06(a)(vi) and 6.06(a)(vii) during such Test Period, to (b) the sum of (i) cash interest expense determined in accordance with GAAP and (ii) the sum of (A) regularly scheduled amortization payments on Indebtedness of the types described in clauses (a), (b) and (d) of the definition of “Indebtedness” (excluding, for the avoidance of doubt, any regularly scheduled amortization payments in respect of the Master Lease Facility Documents (as defined in the Existing Credit Agreement)), plus, without duplication, (B) the Last Mile Deemed Amounts.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Floor” shall mean a rate of interest equal to 0%.
“FLSA” shall mean the Fair Labor Standards Act of 1938.
“Foreign Customer” shall have the meaning assigned to such term in clause (g) of the definition of “Eligible Receivables”.
“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.
“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to (a) any Issuing Bank, such Defaulting Lender’s Pro Rata Percentage of the aggregate L/C Exposure at such time, other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms of Section 2.23(j) or 2.23(k), and (b) with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of the aggregate Swingline Exposure at such time other than Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms of Section 2.22(d) or 2.22(e).
“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time and applied on a basis consistent with the audited financial statements of Parent for its fiscal year ended December 31, 2023, delivered pursuant to Section 4.02(h) (but otherwise subject to Section 1.02).
“Governmental Authority” shall mean any Federal, state, local, foreign or supranational court or governmental agency, authority, instrumentality or regulatory body (including any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).
“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement among Loan Parties and Agent for the benefit of the Secured Parties.
“Guarantor” or “Guarantors” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons as well as (a) other Person that becomes a Subsidiary Guarantor of any of the Obligations after the Closing Date pursuant to the Guarantee and Collateral Agreement or otherwise and (b) each Borrower in its capacity as a guarantor of the Bank Product Obligations of any Loan Party.
“Hazardous Materials” shall mean any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and any chemical, material, substance or waste that is prohibited, limited, defined or regulated by or pursuant to any Environmental Law.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that “Hedging Agreement” shall not include any fixed price or similar commodity contract entered into in the ordinary course of business by any Loan Party or Subsidiary in connection with the provision of commodities used in such Loan Party’s or Subsidiary’s business.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreements relating to such Hedging Agreements (to the extent, and only to the extent, such netting agreements are legally enforceable in any bankruptcy, insolvency, receivership or other similar proceeding against the applicable counterparty obligor thereunder), (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in preceding clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include an Agent, a Lender or any Affiliate of an Agent or a Lender).
“Immaterial Subsidiary” shall mean (subject to Section 5.12), as of any date of determination, any Subsidiary that is not a Borrower: (i) whose total assets (on a consolidated basis including its Subsidiaries) as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) did not exceed 2.5% of Consolidated Total Assets as of such date, or (ii) whose gross revenues (on a consolidated basis including its Subsidiaries) for such period did not exceed 2.5% of the consolidated gross revenues of Parent and Subsidiaries for such period.
“Immaterial Subsidiary Thresholds” shall have the meaning assigned to such term in Section 5.12(d).
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) due more than six months from the date of incurrence or on a payment plan, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the Fair Market Value of such property and (ii) the amount of the Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all Synthetic Lease Obligations of such Person, (i) all Bank Product Obligations under Hedging Agreements valued at the Hedging Termination Value thereof, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP, (k) all obligations of such Person as an account party in respect of letters of credit and

(l) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness do not provide that such Person is liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include, for any Person, (i) in connection with any Specified Transaction, contingent post-closing purchase price adjustments, indemnification payments, earn-outs or other contingent payments until such purchase price adjustments, indemnification payments, earn-outs or other contingent payments become liabilities on the balance sheet of such Person in accordance with GAAP, (ii) obligations of such Person in respect of operating leases, or (iii) Royalty Obligations.
“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation under any Loan Document.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 9.16.
“Intellectual Property” shall mean any and all intellectual property rights recognized under Applicable Law, whether arising under United States laws or otherwise, including without limitation, the following: (a) patents and applications therefor, including continuations, divisionals, continuations-in-part, renewals, extensions and supplemental protection certificates (collectively, “Patents”), (b) registered and unregistered trademarks, service marks, trade names, service names, trade dress rights and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (c) copyrights and registrations (including supplementary copyright registrations) and applications therefor, rights in original works of authorship (including copyrights in website content) and mask work rights (collectively, “Copyrights”), (d) rights in Internet domain names (including registrations therefor), (e) Software, (f) Trade Secrets, (g) moral rights, rights of privacy and rights of publicity, and (h) all rights to sue at law or in equity for any past, present or future infringement, misappropriation or other impairment in any of the foregoing, including the right to receive all proceeds and damages therefrom.
“Intercompany Note” shall mean a promissory note substantially in the form of Exhibit G.
“Interest Period” shall mean, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter (or such period shorter than 1 month that is acceptable to Agent in its sole discretion), as the Administrative Loan Party may elect, in each case subject to the availability thereof; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (c) no Interest Period for any Loan shall extend beyond the Revolving Credit Maturity Date and (d) no tenor that has been removed from this definition pursuant to Section 2.27 shall be available in any Notice of Borrowing, Notice of Conversion/Continuation or any interest rate election. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Internally Generated Cash” shall mean, with respect to any Person, funds of such Person and its Subsidiaries not constituting (a) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (b) proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Subsidiaries or (c) proceeds of Asset Sales (or any other disposition of assets) and casualty or other insured damage to any property or asset of such Person.
“Inventory” shall mean and include, as to each Loan Party, all of such Loan Party’s inventory (as defined in Article 9 of the UCC as in effect in the State of New York) and all supporting obligations in respect thereof.
“Inventory Appraisal” shall mean a Qualified Appraisal of Borrowers’ Inventory.
“Inventory Reliance Period” shall mean any time that (a) the Aggregate Revolving Credit Exposure exceeds (b) the Borrowing Base (calculated without giving effect to clause (c) thereof).
“Inventory Sublimit” shall mean, at any time, an amount equal to 50% of the Borrowing Base.
“Investment-Grade” shall mean a rating of (a) “BBB-” or higher as determined by S&P and (b) “Baa3” or higher as determined by Moody’s (it being understood that if S&P ceases to provide a corporate family credit rating with respect to any Person, clause (a) shall no longer apply so long as clause (b) is satisfied with respect to such Person, and if Moody’s ceases to provide a corporate family credit rating with respect to any Person, clause (b) shall no longer apply so long as clause (a) is satisfied with respect to such Person).
“Issuing Bank” shall mean, as the context may require, (a) Agent, (b) any other Lender approved by Agent and the Administrative Loan Party that agrees to act as an Issuing Bank and (c) any other Lender that becomes an Issuing Bank pursuant to Section 2.23(i), with respect to Letters of Credit issued by such Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit I.
“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.23.
“L/C Disbursement” shall mean a payment or disbursement made by any Issuing Bank pursuant to a Letter of Credit.
“L/C Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of Borrowers at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
“Landlord Reserve” shall mean, as to each location at which a Loan Party has Eligible Inventory and as to which a Collateral Access Agreement has not been received by Agent, a reserve established by Agent in its Permitted Discretion in an amount equal to 3 months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under Applicable Law, a Lien in such Eligible Inventory to secure the payment of such amounts under the lease or other applicable agreement relative to such location.
“Last Mile Deemed Amounts” shall mean, for the fiscal quarters of the Borrowers set forth below, the corresponding amounts set forth opposite thereof:

Applicable Fiscal Quarters	Amount
Fiscal quarter of the Borrowers ended September 30, 2023	$595,000
Fiscal quarter of the Borrowers ended December 31, 2023	$595,000
Fiscal quarter of the Borrowers ended March 31, 2024	$595,000
Fiscal quarter of the Borrowers ended June 30, 2024	$595,000

“Last Mile Equipment” shall mean “SmartSystems” last mile equipment (including proppant storage silos, “SmartPath” transloaders, “SmartBelt” conveyors, portable bucket elevators, portable surge bins, rapid deployment trailer systems and other support equipment) utilized to temporarily store, transload or deliver frac sand into pressure pumps or other customer-owned or managed equipment at a wellsite that is, or is intended to be, leased or rented to a Customer and/or with respect to which Borrowers provide services to such Customers.
“LCT Election” shall mean the election by the Administrative Loan Party, on behalf of Loan Parties, to treat a specified acquisition or Permitted Investment as a Limited Condition Transaction.
“LCT Test Date” shall have the meaning assigned to such term in Section 1.07.
“Lead Arranger” shall mean First-Citizens Bank & Trust Company, in its capacity as the sole lead arranger and sole bookrunner for the Credit Facilities.
“Leaseholds” shall mean all the right, title and interest of Loan Parties or any Subsidiary as lessee, sublessee, franchisee or licensee in, to and under leases, subleases, franchises or licenses of land, improvements and/or fixtures.
“Legal Requirements” shall mean, as to any person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject, in each case whether or not having the force of law.
“Lender Group” shall mean each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.
“Lenders” shall mean (a) the financial institutions and other persons party hereto as “Lenders” on the date hereof, and (b) each financial institution or other person that becomes a party hereto pursuant to an Assignment and Acceptance, other than, in each case, any such financial institution or person that has ceased to be a party hereto pursuant to an Assignment and Acceptance. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.
“Letter of Credit” shall mean any standby or commercial letter of credit issued pursuant to Section 2.23.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition Agreement” shall have the meaning assigned to such term in Section 1.07.
“Limited Condition Transaction” shall mean any Permitted Acquisition or permitted investment whose consummation is not conditioned on the availability of, or on obtaining, third party financing and subject to Section 1.07.
“Line Cap” shall mean, as of any date of determination, the lesser of (a) the Total Revolving Credit Commitments, and (b) the Borrowing Base as of such date of determination.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, each Joinder Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e), and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, security agreements, mortgages, deeds of trust, debentures, control agreements, other collateral documents, Subordination Agreements, intercreditor agreements, powers of attorney, consents, and all other writings heretofore, now or hereafter executed and/or delivered by any Loan Party (including any officer or employee of any thereof) to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case, as such agreements, instruments and documents are amended, restated, modified or supplemented from time to time.
“Loan Parties” shall mean Borrowers and Guarantors.
“Loan Party Intellectual Property” shall have the meaning assigned to such term in Section 3.24.
“Loans” shall mean the Revolving Loans and the Swingline Loans.
“Mandatory Borrowing” shall have the meaning assigned to such term in Section 2.22(e).
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean any (a) material adverse effect on the business, assets, financial condition or results of operations, in each case, of Loan Parties and Subsidiaries, taken as a whole, (b) material impairment on the rights and remedies (taken as a whole) of Agent and the Lenders under the Loan Documents, or (c) material impairment on the ability of Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents (taken as a whole).
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, (other than any license for (i) Intellectual Property embedded in any equipment or fixture or (ii) the use of any commercially available off-the-shelf software), of Loan Parties, the loss of which, or failure to comply with, could reasonably be expected to result in a Material Adverse Effect.
“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of any Loan Party or any Subsidiary in an aggregate principal amount of $20,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Bank Product Obligations under any Hedging Agreement of any Company at any time shall be the Hedging Termination Value thereof at such time.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Minimum Collateral Amount” shall mean, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the aggregate Fronting Exposures of all Issuing Banks with respect to Letters of Credit issued by such Issuing Banks and outstanding at such time.
“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA which is contributed to by (or to which there is or may be an obligation to contribute of) Parent, any of Subsidiaries or any of their ERISA Affiliates or with respect to which Parent or any Subsidiary could reasonably be expected to incur liability, whether absolute or contingent.
“Net Cash Proceeds” shall mean:
(a)    with respect to any Asset Sale (or other disposition of assets), the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, investment banking fees, legal fees, transfer and similar taxes and Loan Parties’ good faith estimate of ordinary income or capital gain Taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or other disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money or other obligation that is secured by the asset or assets sold in such Asset Sale or other disposition and which is required to be repaid with such cash proceeds (other than the Obligations); and
(b)    with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all Taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.
“Net Recovery Percentage” shall mean the percentage of the book value of Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory,

net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by the most recent Inventory Appraisal.
“Non-compliant Equity Cure Testing Period” shall have the meaning assigned to such term in Section 6.11(c).
“Non-Defaulting Lender” shall mean, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.
“Notice of Conversion/Continuation” shall mean a request by Administrative Loan Party for conversion or continuation of a Loan as a Term SOFR Loan, in form reasonably satisfactory to Agent.
“Obligations” shall mean all (a) all obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in any such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrowers and the other Loan Parties from time to time under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of L/C Disbursements, interest thereon and obligations to provide Cash Collateral and (iii) all other monetary obligations, including Fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency or similar proceeding, regardless of whether allowed or allowable in any such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, (c) Erroneous Payment Subrogation Rights and (d) without limiting the generality of the foregoing, obligations defined as “Secured Obligations” in the Guarantee and Collateral Agreement and the other applicable Security Documents; provided, that in no circumstances shall Excluded Swap Obligations constitute Obligations.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Treasury Department.
“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.
“OSHA” shall mean the Occupational Safety and Hazard Act of 1970.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Administrative Loan Party under Section 2.21(a)).
“Overadvances” shall have the meaning assigned to such term in Section 2.11(b).
“Parent” shall have the meaning assigned to such term in the introductory statement hereto.
“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).
“Patents” shall have the meaning assigned to such term in the definition of “Intellectual Property”.
“PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56, 115 Stat. 272 (signed into law October 26, 2001)).
“Payment Conditions” shall mean, as to any relevant action contemplated in this Agreement, that:
(a)    there is no Event of Default existing and continuing or would immediately result from such action;
(b)    Excess Availability on a Pro Forma Basis immediately after giving effect to such action and Thirty-Day Excess Availability on a Pro Forma Basis ending on the date of such action, in each case, is at least the greater of (i) 15% of the Line Cap and (ii) $3,000,000; and
    (c)    if Excess Availability on a Pro Forma Basis immediately after giving effect to such action and Thirty-Day Excess Availability on a Pro Forma Basis ending on the date of such action is less than the greater of (i) 17.5% of the Line Cap and (ii) $3,000,000, the Fixed Charge Coverage Ratio would be at least 1.00:1.00 on a Pro Forma Basis.
“Payment Item” shall mean each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean a Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.
“Permitted Acquisition” shall mean the acquisition of an Acquired Entity or Acquired Assets meeting all the criteria of Section 6.04(k).
“Permitted Business” shall mean a business described in Section 6.08.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment in accordance with customary business practices for asset-based lending transactions.
“Permitted Hedging Agreement” shall mean any Hedging Agreement to the extent constituting a swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates or currency exchange rates, either generally or under specific contingencies, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view.”
“Permitted Holders” shall mean, collectively, Charles Young and/or one or more of his family estate planning vehicles or any other Person which, directly or indirectly, is Controlled by him (the “Charles Young Holders”); provided that, from and after the date that is 90 days after Charles Young becomes deceased or incapacitated, the Charles Young Holders shall no longer be Permitted Holders.
“Permitted Investments” shall mean:
(a)    Dollars;
(b)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(c)    marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;
(d)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(e)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(f)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (b) above and entered into with a financial institution satisfying the criteria of clause (e) above;
(g)    investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (f) above; and
(h)    in the case of any Foreign Subsidiary only, instruments equivalent to those referred to in clauses (a) through (g) above denominated in a foreign currency, which are substantially equivalent in credit quality and tenor to those referred to above and customarily used by businesses for short term cash management purposes in any jurisdiction outside of the United States to the extent reasonably required in connection with any business conducted by any Foreign Subsidiary organized in such jurisdiction.
“Permitted Joint Venture” shall mean any joint venture (which may be in the form of a limited liability company, partnership, corporation or other entity, but shall not include a Subsidiary) in which Parent or any Subsidiary is a joint venturer; provided, however, that the joint venture is engaged solely in a Permitted Business and under the governing documents of the joint venture or an agreement with the other parties to the joint venture Parent or Subsidiary is entitled to participate in the management of such joint venture as a member of such joint venture’s Board of Directors or otherwise.
“Permitted Liens” shall mean Liens expressly permitted pursuant to Section 6.02.
“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Loan Parties or any of Subsidiaries issued in exchange for, or the net proceeds of which are used to purchase, repay, extend, renew, refund, refinance, replace, defease or discharge other Indebtedness of Loan Parties or any of Subsidiaries, as applicable; provided that:
(a)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued and unpaid interest on such Indebtedness being extended, renewed, refunded, refinanced, replaced, defeased or discharged and the amount of all fees and expenses, including premiums, incurred in connection therewith);
(b)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged;
(c)    if the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment and/or liens to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment and/or liens to the Obligations on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged;
(d)    if such Permitted Refinancing Indebtedness is secured, it shall not be secured by any assets other than the assets that secured the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged; and
(e)    such Permitted Refinancing Indebtedness does not add any additional obligors or guarantors with respect to the Indebtedness being purchased, repaid, extended, renewed, refunded, refinanced, replaced, defeased or discharged.
“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
“Plan” shall mean any “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by Parent, any of Subsidiaries or any of their ERISA Affiliates or with respect to which Parent or any Subsidiary could reasonably be expected to incur liability, whether absolute or contingent (including under Section 4069 of ERISA).
“Platform” shall have the meaning assigned to such term in Section 9.01(e).
“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.03.
“Pro Rata Percentage” of any Revolving Credit Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.
“Projections” shall have the meaning assigned to such term in Section 3.05(b).
“Protective Advances” shall have the meaning assigned to such term in Section 2.11(a).
“Public Lender” shall have the meaning assigned to such term in Section 9.01(e).
“Qualified Appraisal” shall mean an appraisal (a) which is or was conducted by an independent appraiser selected or approved by Agent in its Permitted Discretion; (b) which will be or was conducted in such a manner and methodology and of such a scope as is acceptable to Agent in its Permitted Discretion; and (c) upon which Agent and Lenders are expressly permitted to rely.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.
“Qualified Equity Cure Subordinated Debt” shall mean unsecured Indebtedness incurred by Parent, which Indebtedness (a) shall provide for no cash payments of interest and/or principal at any time any Obligations are outstanding, and (b) shall be subordinated to the Obligations pursuant to the terms of a Subordination Agreement between Agent and the holder of the Qualified Equity Cure Subordinated Debt, in form and substance satisfactory to Agent.
“RCRA” shall mean the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
“Real Property” shall mean all the right, title and interest of any Loan Party or any Subsidiary in and to land, improvements and fixtures, including Leaseholds.
“Receivables” shall mean and include, as to each Loan Party, all of such Loan Party’s accounts (as defined in Article 9 of the UCC as in effect in the State of New York) and all supporting obligations in respect thereof.
“Recipient” shall have the meaning assigned to such term in Section 2.20(f).
“Register” shall have the meaning assigned to such term in Section 9.04(d).
“Regulation S-X” shall mean Regulation S-X (and the interpretations of the Securities and Exchange Commission thereunder) under the Securities Act of 1933, as amended.
“Regulation T” shall mean Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank and other commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.
“Relevant Governmental Body” shall mean the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” shall mean, at any time, (a) that there are 2 or fewer Lenders, all Lenders, and (b) that there are 3 or more Lenders, Lenders having Loans (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments representing more than 50% of the sum of all Loans outstanding (excluding Swingline Loans), L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments at such time; provided that the Revolving Loans, L/C Exposure, Swingline Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
“Reserves” shall mean, subject to Section 2.01(c), such reserves as Agent may from time to time establish in its Permitted Discretion, including reserves for (a) matters that could adversely affect the Collateral, its value or the amount that Agent and the Lenders might receive from the sale or other disposition thereof or the ability of Agent to realize thereon, (b) sums that any Loan Party is required to pay under any provision of this Agreement or any other Loan Document, (c) amounts owing by any Loan Party to any person to the extent secured by a Lien on, or trust over, any of the Collateral or over any assets or properties of any Customer of any Loan Party, (d) Dilution Reserves, (e) [intentionally omitted], and (f) Landlord Reserves.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Restricted Indebtedness” shall mean Indebtedness of Loan Parties or any Subsidiary, the payment, prepayment, repurchase, redemption or acquisition of which is restricted under Section 6.09(b).
“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property, other than Qualified Capital Stock of the Person making such dividend or distribution that is issued ratably to such Person’s equity holders) with respect to any Equity Interests in Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Parent or any Subsidiary (other than any such payment made with Qualified Capital Stock of the issuer of the Equity Interests being purchased, redeemed, retired, acquired, cancelled or terminated).

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans made to Borrowers.
“Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder (and to acquire participations in Swingline Loans and Letters of Credit as provided for herein) as set forth on Schedule 1.01(a), or in the Assignment and Acceptance pursuant to which such Lender assumed, agreed to provide or agreed to increase its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.
“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Credit Maturity Date” shall mean September 4, 2029.
“Revolving Loans” shall mean (a) the revolving loans made by the Lenders to Borrowers pursuant to Section 2.01 or (b) a Mandatory Borrowing made by the Lenders pursuant to Section 2.22(e).
“Royalty Obligations” shall mean obligations in respect of royalty or similar payments, whether or not incurred as deferred purchase price for assets or otherwise denominated as indebtedness.
“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.
“Sanctioned Entity” shall mean (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, (b) any Person operating, located, organized or resident in a Designated Jurisdiction, (c) any individual or entity that is currently the subject or target of any Sanction or (d) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a), (b) or (c).

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government (including those administered by OFAC or the U.S. Department of State) or (b) the United Nations Security Council, the European Union, His Majesty’s Treasury or other sanctions authority.
“Sand Mining Leases” shall mean, collectively, all leases of Real Property of a Loan Party at which a Loan Party is actively mining sand.
“SEC” shall mean the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions thereof.
“Secured Bank Product Obligations” shall mean Bank Product Obligations to the extent that such Bank Product Obligations constitute Secured Obligations or otherwise receive the benefit of the security interest of Agent in any Collateral.
“Secured Obligations” shall mean all the “Secured Obligations” as defined in the Guarantee and Collateral Agreement.
“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
“Security Documents” shall mean the Guarantee and Collateral Agreement, each short form security agreement filed with the United States Patent and Trademark Office or the United States Copyright Office, each deposit account control agreement and securities account control agreement executed and delivered pursuant to the Guarantee and Collateral Agreement or this Agreement and each of the other security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.
“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including, without limitation, “software” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York and computer programs that may be construed as included in the definition of “goods” in the Uniform Commercial Code as in effect on the date hereof in the State of New York, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (d) all outsourced computing and information technology arrangements, including cloud computing and SaaS offerings, and (e) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all media that may contain Software or recorded data of any kind.

“Solvent” shall mean, with respect to any Person or Persons on any date of determination, that on such date such Person or Persons (a) the Fair Value of the assets of such Person or Persons taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (b) the Present Fair Salable Value of the assets of such Person or Persons taken as a whole exceeds the amount that will be required to pay the probable liability of their Stated Liabilities and Identified Contingent Liabilities, (c) such Person or Persons taken as a whole are not engaged in, and are not about to engage in, business for which they have Unreasonably Small Capital and (d) such Person or Persons taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of the definition of “Solvent” the following terms or phrases used in this definition have the following meanings: (i)“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of any Person or Persons taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (ii) “Present Fair Salable Value” means the amount that could reasonably be expected to be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of any Person or Persons taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (iii) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of any Person or Persons taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on any date of determination), determined in accordance with GAAP consistently applied; (iv) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of any Person or Persons taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on any date of determination) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of any Person or Persons (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5); (v) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means any Person or Persons taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by any Person or Persons as reflected in the projected financial statements and in light of the anticipated credit capacity; and (vi) “Do not have Unreasonably Small Capital” means any Person or Persons taken as a whole after consummation of the Transactions (including the execution and delivery of this Agreement, the making of the Loans hereunder and the use of proceeds of such Loans on any date of determination) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period.

“Specified Transaction” shall mean (a) any investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any disposition that results in a Subsidiary ceasing to be a Subsidiary, (b) any Permitted Acquisition, (c) any Investment, (d) any disposition (including any disposition of a business unit, line of business or division of Parent or a Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise), (e) any issuance, incurrence, assumption or repayment or redemption of Indebtedness, (f) any issuance or redemption of preferred stock, or (g) any operational change.
“Subleased Equipment” shall mean any Equipment which is (a) leased by a Loan Party from a Person that is not an Affiliate of a Loan Party, (b) subleased by such Loan Party, in the ordinary course of business, to a Subleased Equipment Sublessee pursuant to the terms and provisions of a Subleased Equipment Lease, and (c) the lease referenced in clause (a) above grants the Subleased Equipment Lessor with a Lien in the sublease referenced in clause (b) above.
“Subleased Equipment Lease” shall mean any written lease agreement for Subleased Equipment between a Loan Party, as sublessor, and a Subleased Equipment Sublessee, as sublessee.
“Subleased Equipment Lessor” shall mean a Person that is not an Affiliate of a Loan Party which leases Subleased Equipment to a Loan Party.
“Subleased Equipment Receivable” shall mean any Receivable of a Borrower owing from a Subleased Equipment Sublessee pursuant to a Subleased Equipment Lease (as of the Closing Date, including, without limitation, Receivables constituting “Rental Payments” as defined in that certain Master Lease Agreement, dated as of May 9, 2024 (as amended, restated, supplemented or otherwise modified from time to time, together with all schedules, exhibits and supplements thereto), between Varilease Finance, Inc. and Parent).
“Subleased Equipment Sublessee” shall mean a Person that is not an Affiliate of a Loan Party that leases Subleased Equipment from a Loan Party pursuant to a Subleased Equipment Lease.
“Subordinated Indebtedness” shall mean unsecured Indebtedness of any Loan Party that is contractually subordinated in right of payment to the Obligations pursuant to a Subordination Agreement.
“Subordination Agreement” shall mean a Subordination Agreement between Agent and the holder of any Subordinated Indebtedness, which Subordination Agreement shall be in form and substance reasonably satisfactory to Agent and shall subordinate the payment of such Subordinated Indebtedness to the Obligations on terms reasonably satisfactory to Agent.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of Parent.
“Subsidiary Guarantor” shall mean (a) each direct and indirect Subsidiary listed on Schedule 1.01(c) and (b) subsequent to Closing Date and subject to Section 5.12, (i) any Domestic Subsidiary and (ii) with the prior written consent of Agent, any other Foreign Subsidiary, in each case, that becomes a party to this Agreement and the Guarantee and Collateral Agreement; provided that in no event shall any Excluded Subsidiary be required to become a Subsidiary Guarantor. Notwithstanding any provision of this Agreement, Administrative Loan Party may elect, in its sole discretion (A) to cause any Domestic Subsidiary and (B) with the prior written consent of Agent, to cause any other Foreign Subsidiary, in each case, that is not otherwise required by the terms of any Loan Document, to be or become a Subsidiary Guarantor.
“Swap Obligation” shall mean, with respect to any Guarantor, any Secured Bank Product Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.22, as the same may be reduced from time to time pursuant to Section 2.09.
“Swingline Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean First-Citizens Bank & Trust Company, acting through any of its Affiliates or branches, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” shall mean any revolving loan made by the Swingline Lender pursuant to Section 2.22.
“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such Person is the lessor.
“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Loan Party or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than any Loan Party or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of any Loan Party or any Subsidiary (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Target Person” shall have the meaning assigned to such term in Section 6.04.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean:
(a)    for any calculation with respect to a Term SOFR Loan, the rate determined by the Agent to be the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and obtained by the Agent through the Bloomberg Data License service or a comparable service acceptable to the Agent; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the rate determined by the Agent to be the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator and obtained by the Agent through the Bloomberg Data License service or a comparable service acceptable to the Agent; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day.
(c)    when used in reference to any Borrowing, that the Loan, or the Loans comprising such Borrowing, bears or bear interest at a rate determined by reference to Adjusted Term SOFR.
“Term SOFR Adjustment” shall mean, for any calculation with respect to a Term SOFR Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:

Interest Period	Percentage
One month	0%
Three months	0%
Six months	0%

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Loan” shall mean any Loan (other than Swingline Loans and Base Rate Loans) which accrues interest solely by reference to Adjusted Term SOFR plus the Applicable Margin, in accordance with the terms of this Agreement.
“Term SOFR Reference Rate” shall mean the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.
“Test Period” shall mean, for any date of determination, the four consecutive fiscal quarters of the Borrowers most recently ended as of such date of determination for which financial statements are available or were required to be delivered and for which a Compliance Certificate is required to be delivered in accordance with Section 5.04(c).
“Thirty-Day Excess Availability” shall mean each day’s Excess Availability during the 30 consecutive day period immediately preceding the date of the proposed transaction for which it is being determined whether the Distribution Conditions or Payment Conditions have been satisfied.
“Total Revolving Credit Commitment” shall mean $30,000,000, decreased by the amount of reductions in the Revolving Credit Commitments made in accordance with

Section 2.09(b) and increased by the amount of any increase in the Revolving Credit Commitments made in accordance with Section 2.24.
“Total Revolving Credit Commitments Increase Effective Date” shall have the meaning assigned to such term in Section 2.24(c).
“Trade Secrets” shall mean any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, source code, object code and data collections.
“Trademarks” shall have the meaning assigned to such term in the definition of “Intellectual Property”.
“Transactions” shall mean, collectively, (a) the execution, delivery and performance by each of Loan Parties of the Loan Documents to which it is a party, the making of the Borrowings and the issuances of the Letters of Credit hereunder from time to time and the use of proceeds thereof, and (b) the payment of related fees and expenses.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted Term SOFR and the Base Rate.
“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“Unadjusted Benchmark Replacement” shall mean any applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfinanced Capital Expenditures” shall mean, for any period, without duplication, all expenditures of Loan Parties and Subsidiaries that are (or should be) included as capital expenditures on a consolidated statement of cash flows of Parent and Subsidiaries for such period prepared in accordance with GAAP, including amounts capitalized by reason of Capital

Lease Obligations or Synthetic Lease Obligations incurred by Parent and Subsidiaries during such period, in each case to the extent made in cash, but excluding, in each case: (a) any such expenditure made by Parents and its Subsidiaries to the extent not financed with Internally Generated Cash (including any such capital expenditures (1) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, and other capital expenditures, in each case to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation or other expenditures, (2) constituting the reinvestment of Net Cash Proceeds from Asset Sales (or any other disposition of assets) in productive assets of a kind then used or useable in the business of Loan Parties and Subsidiaries, and (3) constituting the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent of the credit granted by the seller of the equipment being traded at such time), (b) constituting the consideration paid (and transaction expenses incurred) in connection with a Permitted Acquisition, and (c) constituting the purchase price of equipment that has subsequently been refinanced with purchase money Indebtedness or sold in a sale and leaseback transaction, in each case permitted hereunder, to the extent of the cash proceeds received in respect thereof.
“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.
“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities, and that is otherwise a Business Day.
“Value” shall mean, with respect to Inventory, the lower of (a) cost computed on an average cost basis in accordance with GAAP, consistently applied (including, for the avoidance of doubt, capitalized freight costs), or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent Inventory Appraisal.
“Wet Sand Inventory” shall mean any above-ground sand Inventory located in a wet plant, on a decanting tunnel or part of a wet stockpile, which has not yet been dried and screened to final size for sale as Dry Sand Inventory.

“Wholly Owned Subsidiary” shall mean a Subsidiary of which securities (except for directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by Applicable Law to be held by local nationals) or other ownership interests representing 100% of the outstanding Equity Interests are, at the time any determination is being made, owned, Controlled or held by a Loan Party, by one or more Wholly Owned Subsidiaries of Loan Parties or by Loan Parties and one or more Wholly Owned Subsidiaries of Loan Parties.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02Terms Generally.
(a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.
(b)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(c)All references to “knowledge” of any Loan Party or any Subsidiary shall mean the actual knowledge of a Responsible Officer of such Loan Party or Subsidiary.
(d)The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate”.
(e)All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(f)Except as otherwise expressly provided herein, (i) any references to any agreement (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents and (ii) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that (A) for purposes of determining the outstanding amount of any Indebtedness, (1) any election by Administrative Loan Party to measure an item of Indebtedness using fair value (as permitted by the Financial Accounting Standards Board Accounting Standards Codification 825-10-25, and any statements replacing, modifying or superseding such guidance) shall be disregarded and such determination shall be made as if such election had not been made and (2) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness, and (B) if the Administrative Loan Party notifies Agent that Borrowers wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if Agent notifies the Administrative Loan Party that the Required Lenders wish to amend Article VI or any related definition for such purpose), then compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Administrative Loan Party and the Required Lenders.
(g)For purposes of determining compliance with any Section of Article VI at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Asset Sale, Restricted Payment, Affiliate transaction, contractual obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Administrative Loan Party in its sole discretion at such time.
(h)Notwithstanding any other provision contained herein, any lease that was, or would have been, characterized as an operating lease in accordance with GAAP prior to Parent’s adoption of ASC 842 (regardless of the date on which such lease was or is entered into) shall not be treated as Indebtedness or as a Capital Lease Obligation, and any such lease shall be, for all purposes of this Agreement other than the requirement that financial statements be prepared in accordance with GAAP, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to the Borrower’s adoption of ASC 842.
(i)Determinations of “extraordinary” shall satisfy each of the following conditions: (A) the underlying event or transaction should possess a high degree of abnormality and be of a type clearly unrelated to, or only incidentally related to, the ordinary and typical activities of the entity, taking into account the environment in which the entity operates, and (B)

the underlying event or transaction should be of a type that would not reasonably be expected to recur in the foreseeable future, taking into account the environment in which the entity operates.
SECTION 1.03Pro Forma Calculations.
(a)Whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period.
(b)For purposes of calculating any financial ratio or test, Specified Transactions that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used in such financial ratio or test attributable to any Specified Transaction (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such financial ratio or test is being calculated, but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio or test)) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Consolidated Total Assets, the last day). For purposes of making any computation referred to herein: (A) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which such pro forma determination is made had been the applicable rate for the entire period (taking into account any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term in excess of 12 months), (B) interest on a Capital Lease shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer, in his or her capacity as such and not in his or her personal capacity, to be the rate of interest implicit in such Capital Lease in accordance with GAAP, (C) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Administrative Loan Party may designate and (D) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Parent or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.03, then such financial ratio or test (or the calculation of Consolidated Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.03; provided that, at the election of the Administrative Loan Party, no such adjustment pursuant to this Section 1.03 shall be required to be made with respect to any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted investment if the aggregate consideration paid for all Permitted Acquisitions and such permitted investments during any fiscal year is less than the greater of (1) $18,500,000 and (2) 5.0% of Consolidated Total Assets in the aggregate for all such transactions during such fiscal year of Parent.
(c)For purposes of calculating Thirty-Day Excess Availability and Excess Availability on a pro forma basis on the date of any action or proposed action, each of Thirty-Day Excess Availability and Excess Availability will be calculated on a pro forma basis after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action and, with respect to Thirty-Day Excess Availability, assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 30-day period for which Thirty-Day Excess Availability is to be determined.
(d)Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and include, for the avoidance of doubt, the amount of cost savings, operating expense reductions, other operating improvements and synergies projected by Administrative Loan Party in good faith to be realized as a result of specified actions taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and synergies were realized during the entirety of such period) and giving the full recurring benefit for a period that is associated with any such action taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (i) such amounts are reasonably identifiable and factually supportable in the good faith judgment of Administrative Loan Party, (ii) such cost savings, operating expense reductions, other operating improvements and synergies are to be realized no later than 18 months after the date of such Specified Transaction, and (iii) no amounts shall be added pursuant to this Section 1.03(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period; provided that any increase to Consolidated EBITDA as a result of cost savings, operating expense reductions and synergies pursuant to this Section 1.03(c) shall be subject to the limitations set forth in clause (a)(xi) of the definition of “Consolidated EBITDA”, including the proviso at the end of such clause (a)(xi).
(e)Notwithstanding anything to the contrary in this Section 1.03, when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a Pro Forma Basis) with the Fixed Charge Coverage Ratio pursuant to Section 6.11(a), the events described in this Section 1.03 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
SECTION 1.04Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving

Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Credit Borrowing”).
SECTION 1.05[Intentionally Omitted].
SECTION 1.06Basket Amounts and Application of Multiple Relevant Provisions. Notwithstanding anything to the contrary, (a) unless specifically stated otherwise herein, any dollar, number, percentage or other amount available under any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be accumulated, added, combined, aggregated or used together by any Loan Party and its Subsidiaries without limitation for any purpose not prohibited hereby, and (b) any action or event permitted by this Agreement or the other Loan Documents need not be permitted solely by reference to one provision permitting such action or event but may be permitted in part by one such provision and in part by one or more other provisions of this Agreement and the other Loan Documents.
SECTION 1.07Limited Condition Transactions.
(a)    In the case of (i) the incurrence of any Indebtedness (other than Indebtedness hereunder, which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of this Agreement with respect to the impact, if any, of any Limited Condition Transaction) or Liens or the making of any Investments or consolidations, mergers or other fundamental changes pursuant to Section 6.05(a), in each case, in connection with a Limited Condition Transaction or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction (other than for purposes of the incurrence of Indebtedness hereunder, each of which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of this Agreement with respect to the impact, if any, of any Limited Condition Transaction), if the Administrative Loan Party has made an LCT Election, the relevant ratios and baskets and whether any such action is permitted hereunder shall be determined as of the date a definitive acquisition agreement for any such Limited Condition Transaction (a “Limited Condition Acquisition Agreement”) is entered into (the “LCT Test Date”), and calculated as if such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction), including the incurrence of Indebtedness and the use of proceeds thereof, were consummated on such LCT Test Date; provided that if the Administrative Loan Party has made an LCT Election, in connection with measuring compliance with any Section of Article VI following such date and prior to the earlier of the date on which (A) such Limited Condition Transaction is consummated, (B) the applicable Limited Condition Acquisition Agreement is terminated or (C) the time period for consummation thereof pursuant to the applicable Limited Condition Acquisition Agreement has expired, any ratio shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction) have been consummated, except that (other than solely with respect to the applicable incurrence test under which such Limited Condition Transaction or other transaction in connection therewith is being made) Consolidated EBITDA, Consolidated Total Assets and Consolidated Net Income of any target of such Limited Condition Transaction can only be used in the determination of the relevant ratios and baskets if and when such Limited Condition Transaction has closed.
(b)Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Transaction of compliance with representations and warranties or as to the occurrence or absence of any Event of Default hereunder as of the date the applicable Limited Condition Acquisition Agreement (rather than the date of consummation of the applicable Limited Condition Transaction), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Event of Default hereunder that may exist at the time of consummation of such Limited Condition Transaction.
SECTION 1.08Interest Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation, administration, submission, or calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.09Division of Limited Liability Company. Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
SECTION 1.10Computation of Interests, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed based on a year of 360 days, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 2.05 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.
ARTICLE II

THE CREDITS
SECTION 2.01Commitments.
(a)Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender agrees, severally and not jointly, to make Revolving Loans to Borrowers from time to time after the Closing Date, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.
(b)Within the limits set forth in the immediately preceding sentence and subject to the terms, conditions and limitations set forth herein, Borrowers may borrow, pay or prepay and reborrow Revolving Loans.
(c)Anything to the contrary in this Section 2.01 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base or the Total Revolving Credit Commitments. Notwithstanding anything to the contrary contained herein, (i) the amount of any Reserve established by Agent, and any additional ineligibility criteria established by Agent pursuant to clause (o) of the definition of “Eligible Inventory” or clause (y) of the definition of “Eligible Receivables”, shall have a direct and reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or additional ineligibility criteria, and shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to such contributing factors, and (ii) the amount of any Reserve established by

Agent shall not be duplicative of (A) any other Reserve established and currently maintained or eligibility criteria (including, without limitation, advance rates), (B) any Reserves deducted in computing book value, (iii) any criteria or considerations taken into account in determining the Net Recovery Percentage or Value of Inventory or (iv) items taken into consideration in any applicable appraisal. After the Closing Date, Agent agrees to provide Administrative Loan Party with five days’ notice prior to the establishment or increase in Reserves and Agent agrees to make itself available to discuss the Reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of Agent to establish or change such Reserve, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Reserve or such change no longer exists or has otherwise been adequately addressed by Borrowers and the other Loan Parties.
SECTION 2.02Loans.
(a)    Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Mandatory Borrowings and except as otherwise provided in Section 2.24, the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of Term SOFR Loans, an integral multiple of $100,000 and not less than $500,000, and (B) in the case of Base Rate Loans, an integral multiple of $100,000 and not less than $500,000 or (ii) equal to the remaining available balance of the Commitments.
(b)Subject to Sections 2.02(f), and 2.15, each Borrowing shall be comprised entirely of Base Rate Loans or Term SOFR Loans as Borrowers may request pursuant to Section 2.03. Each Lender may, at its option, make any Term SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than ten Term SOFR Borrowings in the aggregate outstanding hereunder at any time (or such greater number of Term SOFR Borrowings as may be acceptable to Agent in its sole discretion). For purposes of the foregoing, (i) Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings and (ii) all Term SOFR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose.

(c)Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as Agent may designate not later than 1:00 p.m., New York City time, and Agent shall promptly credit the amounts so received to an account designated by the Administrative Loan Party in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)Unless Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to Agent such Lender’s portion of such Borrowing, Agent may assume that such Lender has made such portion available to Agent on the date of such Borrowing in accordance with paragraph (c) above and Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to Agent, such Lender and Borrowers severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers to but excluding the date such amount is repaid to Agent at (i) in the case of Borrowers, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)Notwithstanding any other provision of this Agreement, Borrowers shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.
(f)If the Issuing Bank shall not have received from Borrowers the payment required to be made by Section 2.23(e) within the time specified in such Section, such Issuing Bank will promptly notify Agent of the L/C Disbursement and Agent will promptly notify each Revolving Credit Lender of such L/C Disbursement and its Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to Agent not later than 2:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 p.m., New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such L/C Disbursement (it being understood that (i) if the conditions precedent to borrowing set forth in Sections 4.01(b), and 4.01(c) have been satisfied, such amount shall be deemed to constitute a Base Rate Revolving Loan of such Lender and, to the extent of such payment, the obligations of Borrowers in respect of such L/C Disbursement shall be discharged and replaced with the resulting a Base Rate Revolving Credit Borrowing and (ii) if such conditions precedent to borrowing have not been satisfied, then any such amount paid by any Revolving Credit Lender shall not constitute a Loan (except for purposes of Section 6.11) and shall not relieve Borrowers from their obligation to reimburse such

L/C Disbursement), and Agent will promptly pay to such Issuing Bank amounts so received by it from the Revolving Credit Lenders. Agent will promptly pay to such Issuing Bank any amounts received by it from Borrowers pursuant to Section 2.23(e) prior to the time that any Revolving Credit Lender makes any payment pursuant to this paragraph (f), and any such amounts received by Agent from Borrowers thereafter will be promptly remitted by Agent to the Revolving Credit Lenders that shall have made such payments and to such Issuing Bank, as their interests may appear. If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to Agent as provided above, such Lender and Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph (f) to but excluding the date such amount is paid, to Agent for the account of such Issuing Bank at (i) in the case of Borrowers, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.
SECTION 2.03Borrowing Procedure.
(a)    In order to request a Borrowing (other than a Swingline Loan, a deemed Borrowing pursuant to Section 2.02(f) or a Mandatory Borrowing pursuant to Section 2.22(e), in each case, as to which this Section 2.03 shall not apply), the Administrative Loan Party shall notify Agent of such request by telephone or email (or, if permitted by Agent, by request posted to Agent’s StuckyNet System) a Notice of Borrowing (i) in the case of a Term SOFR Borrowing, not later than 12:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (ii) in the case of a Base Rate Borrowing, not later than 12:00 p.m., New York City time, one Business Day before a proposed Borrowing. Notices received by Agent after such time shall be deemed received on the next Business Day. Each such telephone (or posted) Notice of Borrowing shall be irrevocable and the Administrative Loan Party agrees to promptly confirm any such telephone request by hand delivery, facsimile or electronic transmission to the Agent of a written Borrowing Request signed by the Administrative Loan Party and which such Borrowing Request shall specify the following information: (A) whether such Borrowing is to be a Term SOFR Borrowing or a Base Rate Borrowing; (B) the date of such Borrowing (which shall be a Business Day); (C) the number and location of the account to which funds are to be disbursed; (D) the amount of such Borrowing; (E) if such Borrowing is to be a Term SOFR Borrowing, the Interest Period with respect thereto; and (F) the Borrower to whom proceeds from such Borrowing are to be disbursed provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such Borrowing Request, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period with respect to any Term SOFR Borrowing is specified in any such Borrowing Request, then Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

(b)    Unless payment is otherwise made by Borrowers, the becoming due of any Obligation shall be deemed to be a request for a Base Rate Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, upon the occurrence and during the continuance of an Event of Default or upon ten days’ prior written notice to the Borrowers, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.
(c)    If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment in the account of a Payment Item when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Loan on the presentation date, in the amount of the Payment Item. Proceeds of the Loan may be disbursed directly to the account.
SECTION 2.04Evidence of Debt; Repayment of Loans.
(a)    Borrowers hereby unconditionally promise to pay (i) to Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Credit Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Borrowing is made, Borrowers shall repay all Swingline Loans owing by Borrowers that were outstanding on the date of such Borrowing was requested together with all interest due and owing on such Swingline Loans.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)Agent shall maintain accounts in which it will record (i) the amount of each Loan made (or deemed made) to Borrowers hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder and (iii) the amount of any sum received by Agent hereunder from Borrowers and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such entries, the accounts and records of Agent shall control in the absence of manifest error.

(e)Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in form and substance reasonably acceptable to Agent and Borrowers. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
SECTION 2.05Fees.
(a)    Borrowers agree to pay to each Lender (which is not a Defaulting Lender), through Agent, on the first day of January, April, July and October in each year and on each date on which the Revolving Credit Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to (i) if the daily unused amount of the Total Revolving Credit Commitments during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated) is less than or equal to 50% of the Total Revolving Credit Commitments, 0.25% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated); and (ii) if the daily unused amount of the Total Revolving Credit Commitment during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated) is greater than 50% of the Total Revolving Credit Commitments, 0.50% per annum on the daily unused amount of the Revolving Credit Commitment of such Lender during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Revolving Credit Commitment of such Lender shall expire or be terminated). For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans unless and until a Mandatory Borrowing is effected in connection therewith in accordance with Section 2.22(e).
(b)Borrowers agree to pay to Agent, for its own account, the fees payable to Agent in its capacity as such set forth in Agent Fee Letter at the times and in the amounts specified therein (the “Agent Fees”).
(c)Borrowers agree to pay (i) to each Revolving Credit Lender (which is not a Defaulting Lender except to the extent provided in Section 2.26(a)(iii)(B)), through Agent, on the first day of January, April, July and October of each year and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C

Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Margin from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Term SOFR Loans pursuant to Section 2.06(b) and (ii) to each Issuing Bank with respect to each Letter of Credit issued by such Issuing Bank, on the first day of January, April, July and October of each year and on the date on which the Revolving Credit Commitments are terminated and no Letters of Credit are outstanding, a fronting fee which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the L/C Exposure of such Issuing Bank (in its capacity as an Issuing Bank) applicable to such Letter of Credit (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the date such Letter of Credit is issued to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any L/C Exposure with respect to such Letter of Credit, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (collectively, the “Issuing Bank Fees”).
(d)All Fees shall be paid on the dates due, in immediately available funds, to Agent for distribution, if and as appropriate, among the Lenders entitled thereto, except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances, absent manifest error in the calculation of such Fees.
SECTION 2.06Interest on Loans.
(a)    Subject to the provisions of Section 2.07, the Loans comprising each Base Rate Borrowing, including each Swingline Loan, shall bear interest at all times, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time.
(b)Subject to the provisions of Section 2.07, the Loans comprising each Term SOFR Borrowing shall bear interest at a rate per annum equal to the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
(c)Subject to the provisions of Section 2.07, interest on all Obligations other than those set forth in clauses (a) and (b) above (including, to the extent permitted by law, interest not paid when due) shall bear interest at a rate per annum equal to the Base Rate in effect from time to time plus the Applicable Margin for Base Rate Loans.
(d)Except as otherwise provided in this Agreement, interest shall accrue from the date a Loan is advanced or Obligation is incurred or payable, until paid in full by Borrowers, and shall in no event be less than zero at any time. Interest accrued on the Base Rate Loans shall be due and payable in arrears, (i) on the first day of each fiscal quarter; (ii) on any date of prepayment, with respect to the principal amount being prepaid; and (iii) on the Revolving Credit Maturity Date. Interest accrued on Term SOFR Loans shall be due and payable in arrears, (A) on the last day of the Interest Period; provided, that if any Interest Period for a Term SOFR Loan exceeds three (3) months, interest shall be due and payable on the date that falls every three months after the beginning of such Interest Period; (B) on any date of prepayment, with respect to the principal amount being prepaid; and (C) on the Revolving Credit Maturity Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents or, if no payment date is specified, on demand.
SECTION 2.07Default Interest. During any Event of Default under Section 7.01(g) or 7.01(h) with respect to any Loan Party, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment), payable on demand.
SECTION 2.08[Intentionally Omitted].
SECTION 2.09Termination and Reduction of Commitments.
(a)    The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date.
(b)Upon at least three Business Days’ prior written notice to Agent, Borrowers may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments or the Swingline Commitment; provided, however, that (i) each partial reduction of the Revolving Credit Commitments shall be in an integral multiple of $500,000 and in a minimum amount of $1,000,000, (ii) each partial reduction of the Swingline Commitment shall be in an integral multiple of $100,000 and in a minimum amount of $500,000 and (iii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time. Each notice delivered by Borrowers pursuant to this Section 2.09(b) shall be irrevocable; provided that a notice of termination or reduction of the Revolving Credit Commitments delivered by Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or Equity Interests or the consummation of a Change in Control, in which case such notice may be revoked by Borrowers (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)Each reduction in the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. Borrowers shall pay to Agent for the account of the applicable Lenders, on the date of each termination or reduction, the accrued and unpaid Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
SECTION 2.10Application of Term SOFR to Outstanding Loans, Conversion and Continuation of Borrowings. Borrowers may on any Business Day elect to convert any portion of the Base Rate Loans to, or to continue any Term SOFR Loan at the end of its Interest Period as, a Term SOFR Loan, by giving a Notice of Conversion/Continuation to Agent, which such notice shall be irrevocable and shall specify the amount and type of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period, (a) not later than 12:00 p.m., New York City time, one Business Day prior to conversion, to convert any Term SOFR Borrowing into a Base Rate Borrowing, (b) not later than 12:00 p.m., New York City time, three Business Day prior to conversion or continuation, to convert any Base Rate Borrowing into a Term SOFR Borrowing or to continue any Term SOFR Borrowing as a Term SOFR Borrowing for an additional Interest Period and (c) not later than 12:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Term SOFR Borrowing to another permissible Interest Period, subject in each case to the following:
(i)each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)each conversion shall be effected by each Lender and Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Term SOFR Loan (or portion thereof) being converted shall be paid by Borrowers at the time of conversion;
(iv)if any Term SOFR is converted at a time other than the end of the Interest Period applicable thereto, Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
(v)any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Term SOFR Borrowing;
(vi)any portion of a Term SOFR Borrowing that cannot be converted into or continued as a Term SOFR Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into a Base Rate Borrowing;
(vii)if, upon the expiration of any Interest Period for any Term SOFR Loan, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Loan into a Base Rate Loan;

(viii)Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of Adjusted Term SOFR; and
(ix)during any Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Term SOFR Loan.
Each notice pursuant to this Section 2.10 shall be in writing and irrevocable and shall refer to this Agreement and specify (A) the identity and amount of the Borrowing that Borrowers request be converted or continued, (B) whether such Borrowing is to be converted to or continued as a Term SOFR Borrowing or a Base Rate Borrowing, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Borrowing is to be converted to or continued as a Term SOFR Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Term SOFR Borrowing, Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If Borrowers shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into a Base Rate Borrowing.
SECTION 2.11Protective Advances and Optional Overadvances.
(a)Any contrary provision of this Agreement or any other Loan Document notwithstanding (including Sections 2.01 and 2.02), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (i) after the occurrence and during the continuance of a Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 4.02 are not satisfied, to make Revolving Loans to, or for the benefit of, Borrowers on behalf of the Lenders that Agent, in its discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, or (B) to enhance the likelihood of repayment of the Obligations (any of the Revolving Loans described in this Section 2.11(a) shall be referred to as “Protective Advances”) so long as (1) after giving effect to such Revolving Loans, the aggregate outstanding principal amount of all Protective Advances and Overadvances does not exceed an amount equal to 10% of the Total Revolving Credit Commitments, and (2) after giving effect to such Revolving Loans, the outstanding principal amount of the Aggregate Revolving Credit Exposure (including all outstanding Protective Advances and Overadvances) does not exceed an amount equal to the Total Revolving Credit Commitments.
(b)Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or the Swingline Lender, as applicable, and either Agent or the Swingline Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans and/or Swingline Loans to Borrowers notwithstanding that, after giving effect thereto or at the time of making thereof, the Aggregate Revolving Credit Exposure exceeds the Borrowing Base (such Revolving Loans being referred to herein as “Overadvances”), so long as (i) after giving effect to such Revolving Loans or Swingline Loans, the aggregate outstanding amount of all Protective Advances and Overadvances does not exceed an amount equal to 10% of the Total Revolving Credit Commitments, and (ii) after giving effect to such Revolving Loans or Swingline Loans, the outstanding principal amount of the Aggregate Revolving Credit Exposure (including all outstanding Protective Advances and Overadvances) does not exceed an amount equal to the Total Revolving Credit Commitments. In the event Agent obtains actual knowledge that the aggregate outstanding amount of the Aggregate Revolving Credit Exposure exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the loan account of Borrowers for interest, fees or expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Aggregate Revolving Credit Exposure to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event: (A) if any unintentional Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Revolving Loans in an amount sufficient to eliminate all such unintentional Overadvances, and (B) after the date all such Overadvances have been eliminated, there must be at least 30 consecutive days before intentional Overadvances are made. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.01. Each Lender shall be obligated to settle with Agent in accordance with Agent’s customary procedures for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.11(b), and any Overadvances resulting from the charging to the loan account of Borrowers for interest, fees or expenses.
(c)Each Protective Advance and each Overadvance shall be deemed to be a Revolving Loan hereunder; except, that, no Protective Advance or Overadvance shall be eligible to be a Term SOFR Loan and, prior to settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Collateral, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Revolving Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. The provisions of this Section 2.11 are for the exclusive benefit of Agent, the Swingline Lender and the Lenders and are not intended to benefit Borrowers in any way.

SECTION 2.12Voluntary Prepayment.
(a)    Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written notice (or telephone notice promptly confirmed by written notice) in the case of Term SOFR Loans, or written notice (or telephone notice promptly confirmed by written notice) at least one Business Day prior to the date of prepayment in the case of Base Rate Loans, to Agent before 12:00 p.m., New York City time; provided, however, that at Borrowers’ election in connection with any prepayment of Revolving Loans pursuant to this Section 2.12(a), such prepayment shall not, so long as no Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.
(b)Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall, unless rescinded as provided below, be irrevocable and shall commit Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein. Notwithstanding anything to the contrary contained in this Agreement, Borrowers may rescind any notice of prepayment under Section 2.12(a) by notice to Agent on the date of prepayment if such prepayment would have resulted from an acquisition, an Asset Sale or other disposition of assets or a refinancing of all or any portion of the applicable Class, which acquisition, Asset Sale, disposition or refinancing shall not be consummated or otherwise shall be delayed. All prepayments under this Section 2.12 shall be subject to any payments required to be made by Borrowers pursuant to Section 2.16, but otherwise may be made without premium or penalty. All prepayments under this Section 2.12 (other than prepayments of Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(c)Notwithstanding the foregoing, no prior notice or minimum amounts shall apply to any prepayments of any Borrowing during a Cash Dominion Period.
SECTION 2.13Mandatory Prepayments.
(a)    In the event of any termination of all the Revolving Credit Commitments, Borrowers shall, on the date of such termination, repay or prepay all outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace or cause to be canceled (or make other arrangements reasonably satisfactory to Agent and each Issuing Bank with respect to) all outstanding Letters of Credit issued by such Issuing Bank. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment, then Borrowers shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and if, after the Revolving Credit Borrowings and Swingline Loans shall have been repaid or prepaid in full, the Aggregate Revolving Credit Exposure continues to exceed the Total Revolving Credit Commitment, then Borrowers shall Cash Collateralize or provide a backstop letter of credit with respect to such excess in accordance with Section 2.13(b).

(b)Upon receipt of notice and upon the request of Agent, if the L/C Exposure shall exceed the L/C Commitment on any date, Borrowers shall (i) Cash Collateralize such excess with an amount in cash equal to 102% of such excess as of such date or (ii) provide a backstop letter of credit in a face amount equal to 102% of such excess as of such date from an issuer and pursuant to arrangements reasonably satisfactory to Agent and each applicable Issuing Bank.
(c)If at any time the Aggregate Revolving Credit Exposure exceeds the Line Cap at such time, the Borrowers, jointly and severally, shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Loans, and third, replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.23(k) in an aggregate amount sufficient to eliminate such excess; except, that, if the Aggregate Revolving Credit Exposure exceeds the Line Cap as a direct result of the establishment of a Reserve and not as a result of any other factor, such excess shall be repaid within five (5) days from the date such excess first exists. Mandatory prepayments of Loans made pursuant to this clause (c) shall not reduce the Total Revolving Credit Commitment.
(d)At any time during the continuance of a Cash Dominion Period, Loan Parties shall repay or prepay the Loans in an amount equal to 100% of the Net Cash Proceeds of any Collateral received from any Asset Sale (or any other disposition of Collateral) by any Loan Party or from any Casualty Event, such repayments to be made promptly but in no event more than three Business Days following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. If an Event of Default exists and is continuing, such repayment or prepayment shall be applied in accordance with Section 7.02. If no Event of Default exists and is continuing, such repayment or prepayment shall be applied against the Obligations as follows: first, to repay or prepay Swingline Loans, second, to repay or prepay Revolving Loans, and third, to replace outstanding Letters of Credit or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.23(k). Mandatory prepayments of Loans made pursuant to this clause (d) shall not reduce the Total Revolving Credit Commitment.
(e)Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be made without premium or penalty, and (other than prepayments of Base Rate Revolving Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
SECTION 2.14Change in Circumstances.
(a)    [Intentionally Omitted].
(b)If any Lender or any Issuing Bank shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or such Issuing Bank to be material, then from time to time as specified in paragraph (c) below, Borrowers shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts (and the basis thereof) necessary to compensate such Lender or such Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Administrative Loan Party and shall be conclusive absent manifest error. Borrowers shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrowers shall not be under any obligation to compensate any Lender or such Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Administrative Loan Party of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.14 shall be available to each Lender and each Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.
SECTION 2.15Illegality. If any Lender determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or to determine to charge interest rates based upon, SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, then, upon notice thereof by such Lender to the Administrative Loan Party (through the Agent), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrowers to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent shall be so determined without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Agent and the Administrative Loan Party that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Administrative Loan Party, the Borrowers shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Agent shall be so determined without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day, in each case until the Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14. Each Lender agrees to use reasonable efforts consistent with legal and regulatory requirements to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.
SECTION 2.16Funding Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation, conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.03, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable but excluding any loss of anticipated profits.
SECTION 2.17Pro Rata Treatment. Except as provided below in this Section 2.17 with respect to Swingline Loans and subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees, each reduction of the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans); it being acknowledged that this Section 2.17 shall not apply to any payment received by any Lender as consideration for the assignment or participation in any Loan to any assignee or participant in accordance with this

Agreement. For purposes of determining the available Revolving Credit Commitments of the Lenders at any time (other than to the extent provided in Section 2.05(a)), each outstanding Swingline Loan shall be deemed to have utilized the Revolving Credit Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Credit Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
SECTION 2.18Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against Borrowers or any other Loan Party, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (a) if any such purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchases or adjustments shall be rescinded to the extent of such recovery and the purchase prices or adjustment restored without interest and (b) the provisions of this Section 2.18 shall not be construed to apply to any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment received by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrowers or any of its Affiliates (as to which the provisions of this Section 2.18 shall not apply). Borrowers expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to Borrowers in the amount of such participation.
SECTION 2.19Payments.
(a)    Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement, or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim; provided that on the Revolving Credit Maturity Date or such earlier date the Revolving Credit Commitments are terminated pursuant to Section 2.09, the payment of principal, interest, Fees and other amounts owing hereunder shall be made not later than 5:00 p.m., New York City time. Any amounts received after such time on any date may, in the discretion of Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the applicable Issuing Bank and principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.22(d)) shall be made to Agent at its offices at 520 Madison Avenue, New York, NY 10022 (or such other office as Agent may specify in writing from time to time to the Administrative Loan Party and the Lenders). Agent shall promptly distribute to each Lender any payments received by Agent on behalf of such Lender.
(b)Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
(c)Any payment of a Term SOFR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 2.29.
(d)Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Loans and then to Term SOFR Loans.
SECTION 2.20Taxes.
(a)    Except where required by a Governmental Authority, any and all payments by or on account of any obligation of Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes. If Agent or any Loan Party determines, in its reasonable discretion exercised in good faith, that it is so required to withhold Taxes, then Agent or such Loan Party or such Subsidiary may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with Applicable Law. If such Taxes are Indemnified Taxes or Other Taxes, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers or such other Loan Party shall make such deductions and (iii) Borrowers or such other Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)In addition, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.
(c)Borrowers or applicable Loan Party, as the case may be, shall indemnify Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrowers or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Administrative Loan Party by a Lender or an Issuing Bank, or by Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)Each Lender shall severally indemnify Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that Loan Parties have not already indemnified Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (d).
(e)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers or any other Loan Party to a Governmental Authority, the Administrative Loan Party shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(f)Agent, each Lender and each Issuing Bank (collectively, “Recipients” and individually, a “Recipient”) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) and that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Administrative Loan Party (with a copy to Agent) and, if required, to any applicable Governmental Authority, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Administrative Loan Party or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Recipient that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Loan Party and Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of the certificate or any of the IRS forms described below, upon the request of the Administrative Loan Party or Agent, or as prescribed by Applicable Law), whichever of the following is applicable:
(i)two duly completed, executed, original copies of IRS Form W-BEN or IRS Form W-8BEN-E (or successor forms), as applicable, establishing eligibility for benefits of an income tax treaty to which the United States is a party or an exemption provided by the Code,
(ii) two duly completed, executed, original copies of IRS Form W-8ECI (or successor forms), establishing that such Recipient is not subject to deduction or withholding of United States Federal income tax,
(iii) in the case of such Recipient claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) two duly completed, executed, original copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms), as applicable, and (B) a certificate certifying that such Recipient is not (1) a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (2) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Parent or of a guarantor or (3) a controlled foreign corporation related, directly or indirectly, to Parent within the meaning of Section 864(d)(4) of the Code, or
(iv)in the case of such Recipient not being the beneficial owner, two duly completed, executed, original copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a certificate as described in clause (iii)(B) immediately above, and/or IRS Form W-9, as applicable from each beneficial owner.
Notwithstanding any other provisions of this paragraph, a Recipient shall not be required to deliver any form pursuant to this Section 2.20(f) (other than the IRS tax forms and related accompanying documentation described in clauses (i) through (iv) above) that such Recipient is not legally able to deliver.
(g)Each Recipient that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Loan Party and Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of any of the certificates or IRS forms described below, upon the request of the Administrative Loan Party or Agent, or as prescribed by Applicable Law), two duly completed, executed, original copies of IRS Form W-9 certifying that such Lender or Agent, as applicable, is not subject to backup withholding.

(h)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Loan Party and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Loan Party or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Loan Party or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(i)Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Loan Party and Agent in writing of its legal inability to do so.
(j)If Agent, the applicable Issuing Bank or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 2.20, it shall pay over such refund to Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out of pocket expenses of Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrowers, upon the request of Agent, the applicable Issuing Bank or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent, such Issuing Bank or such Lender in the event Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(j) shall not be construed to require Agent, any Issuing Bank or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.
SECTION 2.21Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)    In the event (i) any Lender or any Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15, (iii) Borrowers are required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank pursuant to Section 2.20, (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders or (v) any Lender becomes a Defaulting Lender, then, in each case, Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or such Issuing Bank, as the case may be, and Agent, require such Lender or such Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) Borrowers shall have received the prior written consent of Agent, each Issuing Bank and the Swingline Lender (unless such Person is the Lender being removed pursuant to this Section), which consents shall not unreasonably be withheld or delayed, and (C) Borrowers or such Eligible Assignee shall have paid to the affected Lender or the affected Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or such Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or such Issuing Bank hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or such Issuing Bank’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender or such Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender or such Issuing Bank pursuant to paragraph (b) below), or if such Lender or such Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or such Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender and such Issuing Bank hereby grants to Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender or such Issuing Bank, as the case may be, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s or such Issuing Bank’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)If (i) any Lender or any Issuing Bank shall request compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) Borrowers are required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by Borrowers or (y) if agreed to by Borrowers, to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or any Issuing Bank in connection with any such filing or assignment, delegation and transfer.
SECTION 2.22Swingline Loans.
(a)Swingline Commitment. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender agrees to make Swingline Loans to Borrowers at any time and from time to time after the Closing Date and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of all Swingline Loans to exceed $10,000,000, in the aggregate or (ii) the Aggregate Revolving Credit Exposure, after giving effect to any Swingline Loan, exceeding the Total Revolving Credit Commitment. Each Swingline Loan (i) shall be made and maintained as a Base Rate Loan and (ii) shall be in a principal amount that is an integral multiple of $100,000 and in a minimum amount of $100,000. The Swingline Commitment may be terminated or reduced from time to time as provided herein. Within the foregoing limits, Borrowers may borrow, pay or prepay and reborrow Swingline Loans hereunder, subject to the terms, conditions and limitations set forth herein. Notwithstanding anything to the contrary contained in this Section 2.22 or elsewhere in this Agreement, (i) the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any Revolving Credit Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements satisfactory to it and Borrowers to eliminate the Swingline Lender’s risk with respect to any Defaulting Lender’s participation in such Swingline Loans, including by cash collateralizing such Defaulting Lender’s Pro Rata Percentage of the outstanding Swingline Loans, and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from Borrowers, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default in accordance with Section 9.08(b).

(b)Swingline Loans. The Administrative Loan Party shall notify, by delivery of a Borrowing Request, the Swingline Lender (with a copy to Agent) by email or telephone (promptly confirmed in writing), not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan. Such Borrowing Request shall be delivered on a Business Day, shall be irrevocable and shall refer to this Agreement and shall specify the requested date (which shall be a Business Day) and amount of such Swingline Loan and the wire transfer instructions for the account of Borrowers to which the proceeds of the Swingline Loan should be disbursed. The Swingline Lender shall make each Swingline Loan by wire transfer to the account specified in such request.
(c)Prepayment. Borrowers shall have the right at any time and from time to time to prepay any Swingline Loan, in whole or in part, upon giving irrevocable written notice (or telephone notice promptly confirmed by written notice) to the Swingline Lender (with a copy to Agent) before 12:00 p.m., New York City time, on the date of prepayment at the Swingline Lender’s address for notices specified on Schedule 9.01.
(d)Participations. The Swingline Lender may by written notice given to Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under paragraph (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Agent will, promptly upon receipt of such notice, give notice to each Revolving Credit Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. In furtherance of the foregoing, each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Agent shall notify the Administrative Loan Party of any participations in any Swingline Loan acquired pursuant to this paragraph and thereafter payments in respect of such Swingline Loan shall be made to Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrowers (or other Person on behalf of Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to Agent and any such amounts received by Agent shall be promptly remitted by Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrowers (or other Person liable for obligations of Borrowers) of any default in the payment thereof.
(e)Mandatory Borrowings. The Swingline Lender may by written notice given to Agent not later than 1:00 p.m., New York City time, on any Business Day, in its sole discretion, require that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans; provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under paragraph (g) or (h) of Section 7.01 or upon the exercise of any of the remedies provided in the last paragraph of Section 7.01, in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders based on their Pro Rata Percentage and the proceeds thereof shall be applied directly by Agent to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably, absolutely and unconditionally, agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders) and Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Agent shall notify the Administrative Loan Party of any Mandatory Borrowing made pursuant to this paragraph. Any amounts received by the Swingline Lender from Borrowers (or other Person on behalf of Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a Mandatory Borrowing shall be promptly remitted to Agent and any such amounts received by Agent shall be promptly remitted by Agent to the Revolving Credit Lenders that shall have funded their obligations pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The refinancing of a Swingline Loan with a Mandatory Borrowing pursuant to this paragraph shall not relieve Borrowers (or other Person liable for obligations of Borrowers) of any default in the payment of such Mandatory Borrowing. Mandatory Borrowings shall be made upon the notice specified in above, with Borrowers irrevocably agreeing, by the incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in this Section 2.22(e).
(f)Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, in the event the Swingline Lender notifies Agent and the Administrative Loan Party that a Lender has not funded its participation pursuant to Section 2.22(d) or its pro rata share of a Mandatory Borrowing pursuant to Section 2.22(e), Borrowers shall, upon demand by the Swingline Lender, pay to Agent for the account of the Swingline Lender an amount equal to such Defaulting Lender’s unfunded participation or Pro Rata Percentage of the Loans required to be made pursuant to such Mandatory Borrowing, as the case may be, which amount shall be applied by Agent solely to reduce the aggregate principal amount of outstanding Swingline Loans; provided that no such payment by Borrowers shall change the status of a Defaulting Lender as such, or otherwise limit, reduce or qualify the obligations of any Lender with respect to its obligations under this Agreement or the other Loan Documents including without limitation to fund its Pro Rata Percentage of participations required by Section 2.22(d) or Loans made pursuant to a Mandatory Borrowing, in each case, after giving effect to any payments made by Borrowers pursuant to the terms of this sentence.
SECTION 2.23Letters of Credit.
(a)    General. Borrowers may request the issuance of a Letter of Credit for its own account or for the account of any Loan Party (in which case Borrowers and such Loan Party shall be co-applicants with respect to such Letter of Credit), in form and substance reasonably acceptable to Agent and the applicable Issuing Bank, at any time and from time to time while the L/C Commitment remains in effect as set forth in Section 2.09(a); provided that all Letters of Credit shall be denominated in Dollars. This Section 2.23 shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained in this Section 2.23 or elsewhere in this Agreement, in the event that a Revolving Credit Lender is a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit unless such Issuing Bank has entered into arrangements satisfactory to it and Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit by such Defaulting Lender, including by (i) reallocating all or any part of such Defaulting Lender’s participation in Letters of Credit among the Non-Defaulting Lenders in accordance with Section 2.23(j) and/or (ii) Cash Collateralizing such Defaulting Lender’s Pro Rata Percentage of each L/C Disbursement in accordance with Section 2.23(k).
(b)Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), Borrowers shall deliver in writing the applicable Issuing Bank and Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrowers shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the L/C Exposure shall not exceed $10,000,000 and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment.
(c)Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Revolving Credit Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided, however, that a Letter of Credit may, upon the request of Borrowers, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolving Credit Maturity Date (unless cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank)) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days (or such longer period as may be specified in such Letter of Credit) prior to the then-applicable expiration date that such Letter of Credit will not be renewed.
(d)Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Credit Lender, and each such Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by Borrowers (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(f). Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Reimbursement. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, Borrowers shall pay to Agent an amount equal to such L/C Disbursement, not later than 12:00 p.m., New York City time, on the immediately following Business Day.
(f)Obligations Absolute. Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
(iii) the existence of any claim, setoff, defense or other right that Borrowers, any other Person Guaranteeing, or otherwise obligated with, Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Bank, Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; and
(vi) any other act or omission to act or delay of any kind of the applicable Issuing Bank, the Lenders, Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of Borrowers’ obligations hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligations of Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) of the applicable Issuing Bank. However, the foregoing shall not be construed to excuse such Issuing Bank from liability to Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by Borrowers to the extent permitted by Applicable Law) suffered by Borrowers that are caused by such Issuing Bank’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined in a final and non- appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
It is further understood and agreed that the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Bank, (A) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (B) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Bank (unless otherwise determined by a court of competent jurisdiction in a final and non-appealable decision).
(g)Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall, as promptly as possible, give telephonic notification (confirmed in writing) to Agent and the Administrative Loan Party of such demand for payment and whether such Issuing Bank has made or will make an L/C

Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrowers of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement.
(h)Interim Interest. If any Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Bank, then, unless Borrowers shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by Borrowers or the date on which interest shall commence to accrue thereon as provided in Section 2.02(f), at the rate per annum then applicable to Base Rate Revolving Loans.
(i)Resignation or Removal of an Issuing Bank. Any Issuing Bank (other than any Issuing Bank which is also Agent, unless such Issuing Bank is resigning as Agent pursuant to Article VIII) may resign at any time by giving 30 days’ prior written notice to Agent, the Lenders and the Administrative Loan Party. Upon the acceptance of any appointment as an Issuing Bank hereunder by a Lender with the consent of the Administrative Loan Party and Agent (in each case not to be unreasonably withheld or delayed) that shall agree to serve as a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Bank. At the time such resignation shall become effective, Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Administrative Loan Party and Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of such previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
(j)Reallocation of Participations to Reduce Fronting Exposure. All or any part of any Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (i) the conditions set forth in Section 4.01 are satisfied at the time of such reallocation (and, unless Borrowers shall have otherwise notified Agent at such time, Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (ii) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. If the reallocation described in this Section 2.23(j) cannot, or can only partially, be effected, Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.23(k).
(k)Cash Collateralization.
(i)Defaulting Lenders. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Agent or any Issuing Bank (with a copy to Agent), Borrowers shall Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.23(j) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(ii)Event of Default. If any Event of Default shall occur and be continuing, Borrowers shall (subject to the last sentence of clause (v) of this Section 2.23(k)), on the Business Day it receives notice from Agent or the Required Lenders, Cash Collateralize the L/C Exposure in an amount in cash equal to 102% of the L/C Exposure as of such date; provided that the obligation to Cash Collateralize shall become effective immediately, and such Cash Collateral will become immediately payable in immediately available funds, without demand or notice of any kind, upon the occurrence of an Event of Default described in Section 7.01(g) or 7.01(h).
(iii)Grant of Security Interest. Borrowers hereby grant to Agent, for the benefit of the Issuing Banks and the Lenders, and agree to maintain, a first priority security interest in all such Cash Collateral as security for (A) Borrowers’ obligation to reimburse Agent pursuant to Section 2.23(e) and/or the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit and/or (B) Borrowers’ other Obligations, in each case to be applied pursuant to clause (iv) below. If at any time Agent determines that Cash Collateral is subject to any right or claim of any Person other than Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrowers will (subject to the last sentence of clause (v) of this Section 2.23(k)), promptly upon demand by Agent, pay or provide to Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(iv)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 in respect of Letters of Credit shall be applied (A) to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit for which the Cash Collateral was so provided and (B) as set forth in clause (ii) above in connection with an Event of Default, in each case, prior to any other application of such property as may otherwise be provided for herein. Other than any interest earned on the investment of Cash Collateral in Permitted Investments, which investments shall be made at the option and sole discretion of Agent, Cash Collateral deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account and shall be treated for all purposes as additional Cash Collateral. Such deposits shall (x)

automatically be applied by Agent to reimburse the Issuing Banks for L/C Disbursements for which they have not been reimbursed and (y) if the maturity of the Loans has been accelerated, be applied to satisfy the Obligations.
(v)Termination of Requirement. If Borrowers are required to provide Cash Collateral hereunder as a result of a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.23(k) following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by Agent and the Issuing Banks that there exists excess Cash Collateral; provided that Borrowers and the Issuing Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents. If Borrowers are required to provide Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrowers within three Business Days after all Events of Default have been cured or waived.
SECTION 2.24Increase in Total Revolving Credit Commitments.
(a)Subject to Section 2.24(d) below, Administrative Borrower may, at any time, deliver a written request to Agent to increase the Total Revolving Credit Commitments; provided that, (i) any such increase shall be subject to each of the conditions set forth in Section 2.24(c), (ii) any such written request shall specify the amount of the increase in the Total Revolving Credit Commitments that Administrative Borrower is requesting; (iii) the aggregate amount of any and all such increases in the Total Revolving Credit Commitments shall not exceed $10,000,000 or cause the Total Revolving Credit Commitments to exceed $40,000,000, (iv) the amount of each increase in the Total Revolving Credit Commitments shall not be less than $5,000,000, (v) such requests may not be made more than two (2) times during the term of the Agreement, and (vi) any such request shall be irrevocable.
(b)Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender (other than Defaulting Lenders) shall have the option (but not the obligation) to increase the amount of its Revolver Commitment by an amount approved by Agent in its sole discretion, after consultation with Administrative Borrower, of the amount of the increase in the Total Revolving Credit Commitments requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within ten (10) days after the receipt of such notice from Agent whether it is willing to so increase its Revolving Credit Commitment, and if so, the amount of such increase; provided that, no Lender shall be obligated to provide such increase in its Revolving Credit Commitment and the determination to increase the Revolving Credit Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Total Revolving Credit Commitments received from the Lenders does not equal or exceed the amount of the increase in the Total Revolving Credit Commitments requested by Administrative Borrower, Agent or Administrative Borrower may seek additional increases from

Lenders (other than Defaulting Lenders) or Revolving Credit Commitments from such Eligible Assignees as it may determine, after, in the case of Administrative Borrower, consultation with Agent. In the event Lenders (or Lenders and any such Eligible Assignees, as the case may be) have committed in writing to provide increases in their Revolving Credit Commitments or new Revolving Credit Commitments in an aggregate amount in excess of the increase in the Total Revolving Credit Commitments requested by Administrative Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Assignees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.
(c)The Total Revolving Credit Commitments shall be increased by the amount of the increase in Revolving Credit Commitments from Lenders or new Commitments from Eligible Assignees, in each case selected in accordance with Section 2.24(b), for which Agent has received written confirmation in from and substance satisfactory to Agent from such Lenders or Eligible Assignees, as applicable, on the date requested by Administrative Borrower for the increase or such other date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Revolving Credit Commitments and new Revolving Credit Commitments, as the case may be, equal or exceed the amount of the increase in the Total Revolving Credit Commitments requested by Administrative Borrower in accordance with the terms hereof (but in no event shall the Total Revolving Credit Commitments be increased above the amounts described in Section 2.24(a)), effective on the date that each of the following conditions have been satisfied (such date being the “Total Revolving Credit Commitments Increase Effective Date”):
(i)Agent shall have received from each Lender or Eligible Assignee that is providing an additional Revolving Credit Commitment as part of the increase in the Total Revolving Credit Commitments, a written confirmation described above duly executed by such Lender or Eligible Assignee, Agent and Administrative Borrower;
(ii)the conditions precedent to the making of Advances set forth in Sections 4.01(b) and 4.01(c) shall be satisfied as of the date of the increase in the Total Revolving Credit Commitments, both before and immediately after giving effect to such increase whether or not a Loan is then being made;
(iii)upon the request of Agent, Agent shall have received an opinion of counsel to Loan Parties in form and substance and from counsel reasonably satisfactory to Agent addressing such matters as Agent may reasonably request;
(iv)such increase in the Total Revolving Credit Commitments on the date of the effectiveness thereof shall not violate any term or provisions of any Applicable Law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently; and
(v)there shall have been paid to Agent, for the account of Agent and Lenders (in accordance with any agreement among them) all fees and expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) due and payable pursuant to any of the Loan Documents on or before the effectiveness of such increase to the extent relating to such increase.
(d)As of a Total Revolving Credit Commitments Increase Effective Date, each reference to the term Total Revolving Credit Commitments herein, and in any of the other Loan Documents shall be deemed amended to mean the amount of the Total Revolving Credit Commitments specified in the written notice from Agent to Administrative Borrower of the increase in the Total Revolving Credit Commitments.
(e)As of the Closing Date, each Loan Party acknowledges, confirms and agrees that Agent and Lenders do not have credit approval to increase the Total Revolving Credit Commitments as in effect on the Closing Date and the terms and provisions of this Section 2.24 shall not constitute or be deemed to constitute a commitment by Agent or any Lender to increase the Total Revolving Credit Commitments as in effect on the Closing Date.
(f)This Section 2.24 shall supersede any provisions in Section 2.17, 2.18 or 9.08 to the contrary.
SECTION 2.25Joint and Several Liability of Borrowers.
(a)Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.25), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.
(d)The Obligations of each Borrower under the provisions of this Section 2.25 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.25(d)) or any other circumstances whatsoever.
(e)Except as otherwise expressly provided in this Agreement and the other Loan Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby waives notice of any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. So long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.25 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.25 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or Agent or Lender.
(f)Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)The provisions of this Section 2.25 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.25 shall remain in effect until all of the Obligations shall have been paid in full, in each case, in accordance with the express terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.25 will forthwith be reinstated in effect, as though such payment had not been made.

(h)Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full, in each case, in accordance with the terms of this Agreement. Any claim which any Borrower may have against any other Borrower with respect to any payments to Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(i)Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with the terms of this Agreement.
(j)Each Borrower hereby agrees that, to the extent any Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Borrower’s right of contribution shall be subject to the terms and conditions of clauses (h) and (i) of this Section 2.25. The provisions of this clause (j) shall in no respect limit the obligations and liabilities of any Borrower to the Agent or any member of the Lender Group, and each Borrower shall remain liable to the Agent and the Lender Group for the full amount such Borrower agreed to repay hereunder.
SECTION 2.26Defaulting Lenders.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender, then, until such time as such Revolving Credit Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Agent hereunder; second, to the payment of any amounts owing by such Defaulting Lender to the Swingline Lender and any Issuing Bank hereunder; third, to Cash Collateralize each Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.23(k); fourth, as the Administrative Loan Party may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Agent; fifth, if so determined by Agent and the Administrative Loan Party, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize each Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.23(k); sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Revolving Credit Lenders pro rata in accordance with the Revolving Credit Commitments without giving effect to Section 2.23(j). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Revolving Credit Lender is a Defaulting Lender (and Borrowers shall not be required to pay any such Commitment Fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A)Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Revolving Credit Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(B) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.23(j), (2) pay to each applicable Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(b)Defaulting Lender Cure. If the Administrative Loan Party, Agent and each Issuing Bank agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Revolving Credit Lenders or take such other actions as Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with the Revolving Credit Commitments (without giving effect to Section 2.23(j)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to actions taken by the Required Lenders (including approval of amendments, waivers and similar actions) and fees accrued or payments made by or on behalf of Borrowers while that Revolving Credit Lender was a Defaulting Lender; provided further that except to the extent otherwise expressly agreed by the affected parties, or as expressly provided herein with respect to Bail-In Actions and related matters, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.27Inability to Determine Rates Generally. Subject to Section 2.28, if, on or prior to the first day of any Interest Period for any Term SOFR Loan (a) the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or (b) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, and the Required Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Administrative Loan Party and each Lender. Upon such notice, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrowers to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Administrative Loan Party may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.29. Subject to Section 2.28, if the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Agent without reference to clause (c) of the definition of “Base Rate” until the Agent revokes such determination.
SECTION 2.28Benchmark Replacement Setting; Conforming Changes.
(a)    Benchmark Replacement.
(i)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)    No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.28).
(b)    Conforming Changes. In connection with the use or administration of Term SOFR, or the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Administrative Loan Party and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes. The Agent will notify the Administrative Loan Party of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.28(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.28, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.28.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)    Benchmark Unavailability Period. Upon the Administrative Loan Party's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
SECTION 2.29Funding Losses. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the continuation, conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term

SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrowers pursuant to Section 2.03, then, in any such event, the Borrowers shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to Agent, each Issuing Bank and each of the Lenders, on the Closing Date (giving effect to the Transactions to occur on such date) and on the date of each Credit Event (giving effect to the use of proceeds of such Credit Event), that:
SECTION 3.01Organization; Powers. (a) Each Loan Party and each Subsidiary (other than each Immaterial Subsidiary) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) each Loan Party and each Subsidiary (other than each Immaterial Subsidiary) has all requisite power and authority and all material requisite governmental licenses, authorizations, consents and approvals to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) each Loan Party and each Subsidiary is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, (d) each Loan Party and each Subsidiary has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of Borrowers, to borrow hereunder and (e) no Loan Party is an Affected Financial Institution.
SECTION 3.02Authorization. The Transactions (a) have been duly authorized by all requisite corporate, partnership, limited liability company, and, if required, stockholder, partner or member action, as applicable, of each Loan Party and each Subsidiary, (b) will not (i) violate (A) any provision of law, statute, rule or regulation, (B) any order of or undertaking with any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which any Loan Party or any Subsidiary is a party or by which any of them or any of their property is bound, except such violation as could not reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except where the consequences thereof could not reasonably be expected to have a Material Adverse Effect, or (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party or any Subsidiary (other than the Liens created hereunder and under the Security Documents), (c) will not violate any provision of the certificate or articles of incorporation or certificate of formation or other constitutive documents or by-laws, partnership agreement or limited liability company agreement of any Loan Party or any Subsidiary, and (d) will not require the consent of any party to a Material Contract except those consents (i) which have been duly obtained, made or complied with prior to the Closing Date and which are in full force and effect or (ii) which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.03Enforceability. Each Loan Document has been duly executed and delivered by each Loan Party, and constitutes a legal, valid and binding obligation of each such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.04Governmental Approvals. The Transactions do not require any consent or approval of, registration or filing with, certificate, certification, permit, license or authorization from, or any other action by any Governmental Authority, in each case, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and (if applicable) the United States Copyright Office, (b) any other required filings in respect of any Collateral and (c) such as have been made or obtained and are in full force and effect.
SECTION 3.05Financial Statements; Projections.
(a)Reference is made to the consolidated balance sheets and related consolidated statements of income, cash flows and stockholder’s equity of Parent and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2023, and the report thereon of Grant Thornton LLP, and (y) as of and for the fiscal quarters ended March 31, 2024 and June 30, 2024. Such financial statements present fairly in all material respects the consolidated financial condition and results of operations and cash flows of Parent and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of Parent and its consolidated Subsidiaries, as of the dates thereof to the extent required to be disclosed by GAAP. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.
(b)Reference is made to the forecasts of financial performance of Loan Parties for the fiscal year 2025 (the “Projections”) delivered by Loan Parties to Agent. Loan Parties represent that the Projections were prepared in good faith based upon assumptions believed by management of Loan Parties to be reasonable at the time delivered, it being understood and acknowledged that the Projections are as to future events and are not to be viewed as facts, are subject significant uncertainties and contingencies, many of which are beyond Loan Parties’ control, that no assurances can be given that such projected results will be realized and that actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.

SECTION 3.06No Material Adverse Change. Since December 31, 2023, there has been no change in the business, assets, liabilities, operations or condition (financial or otherwise) of any Loan Party or any Subsidiary that has had, or could reasonably be expected to have, a Material Adverse Effect.
SECTION 3.07Title to Properties; etc. Each Loan Party and each Subsidiary has good and valid title to, or valid leasehold interests in, or valid license to use, all its material properties and assets (including all material Real Property but excluding Loan Party Intellectual Property which is addressed in Section 3.24), in each case, except for minor defects that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of all Liens except for Permitted Liens.
SECTION 3.08Subsidiaries. (a) Schedule 3.08(a) sets forth, as of the Closing Date, a list of (i) each Loan Party and each Subsidiary and its jurisdiction of incorporation or organization as of the Closing Date and (ii) all Subsidiaries and the direct or indirect percentage ownership interest of Loan Party therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08(a) are duly and validly issued and fully paid and non-assessable and are owned by Loan Parties or the respective Subsidiary thereof as indicated on such Schedule 3.08(a) (other than with respect to Subsidiaries that have been sold or otherwise disposed of in accordance with Section 6.05), directly or indirectly, free and clear of all Liens (other than (A) Liens created under the Security Documents, (B) in the case of shares of capital stock or other ownership interests constituting Collateral, any Permitted Liens that arise by operation of applicable legal requirements and are not voluntarily granted and (C) in all other cases, any Permitted Liens).
(c)Schedule 3.08(b) sets forth, as of the Closing Date, (i) a list of the Immaterial Subsidiaries and (ii) for each such Immaterial Subsidiary, the total assets and gross revenues of such Immaterial Subsidiary as of, and for the twelve month period ended on, June 30, 2024 and the percentage that such total assets and gross revenues represent in relation to the Consolidated Total Assets and gross revenues of Loan Parties and each Subsidiary as of, and for the twelve month period ended on, such date.
SECTION 3.09Litigation; Compliance with Laws.
(a)    Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of Loan Parties, threatened against any Loan Party or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document, or the Transactions or (ii) as to which there is a reasonable possibility of an adverse result that could reasonably be expected to result in a Material Adverse Effect.
(b)No Loan Party or Subsidiary is in violation of any law, rule or regulation (including all applicable Environmental Laws), or is in default with respect to any judgment, writ, injunction, decree or order of or undertaking with any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no Inventory has been produced in violation of the FLSA, (ii) no Loan Party’s or Subsidiary’s past or present operations, real estate or other properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up, (iii) no Loan Party or Subsidiary has received any Environmental Notice, and (iv) no Loan Party or Subsidiary has any contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any real property now or previously owned, leased or operated by it.
SECTION 3.10Agreements. No Loan Party or Subsidiary is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11Federal Reserve Regulations. No Loan Party or Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry, or to reduce or refinance any Indebtedness incurred to purchase or carry, any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X. As of the Closing Date, no Loan Party or any Subsidiary owns Margin Stock. If at any time a Loan Party or a Subsidiary owns any Margin Stock, Loan Parties shall promptly notify Agent and, if requested by Agent, Loan Parties will furnish to Agent and each Lender a statement in conformity with the requirements of FR Form G 3 or FR Form U 1, as applicable, referred to in Regulation U. At the time of each Credit Event, not more than 25% of the value of the assets of Loan Parties and their Subsidiaries taken as a whole (including all capital stock of Loan Parties held in treasury) will constitute Margin Stock.
SECTION 3.12Investment Company Act; etc. No Loan Party or Subsidiary is (a) an “investment company” or a company “controlled” by an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) subject to regulation under any requirement of law (other than Regulation X) that limits its ability to incur, create, assume or permit to exist Indebtedness or grant any Guarantee in respect of Indebtedness.
SECTION 3.13Use of Proceeds. Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in Section 5.08.
SECTION 3.14Tax Matters. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party and each Subsidiary has timely filed or caused to be timely filed all Federal, state local and foreign tax returns required to have been filed by it and all such tax returns are true and correct and has duly paid or caused to be duly paid all taxes (whether or not shown on any tax return) due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP.
SECTION 3.15No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of Loan Parties to Agent or any Lender with respect to Loan Parties and Subsidiaries in connection with the negotiation of this Agreement or any other Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. With respect to projected financial information, pro forma financial information, budgets, estimates and other forward- looking information, Loan Parties represent that such information was prepared in good faith based upon assumptions believed by management of Loan Parties to be reasonable at the time delivered, it being understood and acknowledged that such projected financial information, pro forma financial information, budgets, estimates and other forward-looking information are as to future events and are not to be viewed as facts, are subject significant uncertainties and contingencies, many of which are beyond Loan Parties’ control, that no assurances can be given that such projected results will be realized and that actual results during the period or periods covered thereby may differ significantly from the projected results and such differences may be material.
SECTION 3.16Plans.
(a)    Loan Parties, each Subsidiary and each of their respective ERISA Affiliates are in compliance with the applicable provisions of ERISA with respect to all Plans, other than noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Each Plan complies, and is operated and maintained in compliance, with all applicable legal requirements, including all applicable provisions of ERISA and the Code, other than any such noncompliance which could not reasonably be expected to result in a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination (or, if such Plan uses a prototype or volume submitter plan document has received a favorable opinion or advisory) from the Internal Revenue Service that the form meets the tax qualification requirements and nothing has occurred which could reasonably be expected to prevent, or reasonably be expected to cause the loss of, such qualification.
(b)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Within the last six years, no Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041 of ERISA, nor has any Plan (determined at any time within the last six years) with an Unfunded Pension Liability been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party, each Subsidiary or any of their ERISA Affiliates. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of

ERISA, the aggregate liabilities of the any Loan Party, each Subsidiary or any of their ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, have not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.
SECTION 3.17Environmental Matters. Except with respect to any matters that could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) is subject to any pending or threatened (in writing) action, suit, claim, investigation, or other judicial or administrative proceeding by any Person under any Environmental Law.
SECTION 3.18Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by Loan Parties and any Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect. Loan Parties and Subsidiaries maintain, with financially sound and reputable insurers, such insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as are customary for such Persons.
SECTION 3.19Security Documents.
(a)    The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to Agent together with stock, membership interest powers or other appropriate instruments of transfer duly executed in blank, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of Loan Parties party thereto in such Pledged Collateral, in each case prior and superior in right to any other Person, and subject only to Permitted Liens that arise by operation of applicable legal requirements and are not voluntarily granted, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all of the right, title and interest of Loan Parties party thereto in such Collateral (other than Loan Party Intellectual Property) to the extent a security interest may be perfected by the filing of a financing statement pursuant to the UCC, in each case prior and superior in right to any other Person, and subject only to Permitted Liens.
(b)Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Administrative Loan Party and Agent) with, as and if applicable, the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements or such other filings in appropriate form filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all of the right, title and interest of Loan Parties party thereto in Loan Party Intellectual Property to the extent a security interest may be perfected by the filing of a financing statement pursuant to the UCC and/or such recordation in, as applicable, the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person, and subject only to Permitted Liens (it being understood that subsequent filings and recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary with respect to U.S. issued Patents and U.S. Patent applications, U.S. Trademark registrations and U.S. trademark applications and U.S. Copyright registrations acquired by the applicable Loan Parties after the date hereof).
SECTION 3.20Locations of Real Property.
(a)As of the Closing Date, Schedule 3.20 contains a true and complete list of each fee ownership interest of each Loan Party and each Subsidiary in any Real Property and the address (including street address, county and state) of each such parcel of Real Property.
(b)As of the Closing Date, Schedule 3.20 contains a true and complete list of each interest in each applicable Leasehold of each Loan Party and each Subsidiary and the addresses (including street addresses, counties and states) of all applicable leases, subleases, franchises or licenses thereof.
SECTION 3.21Labor Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of Loan Parties, threatened, (b) the hours worked by and payments made to employees of Loan Parties and Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against the any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the such Loan Party or such Subsidiary. As of the Closing Date, no Loan Party or any Subsidiary is a party to any collective bargaining agreement.
SECTION 3.22Solvency. On the Closing Date, after giving effect to the Transactions and the related transactions contemplated by the Loan Documents, Loan Parties and Subsidiaries, on a consolidated basis, are Solvent.
SECTION 3.23OFAC; Anti-Corruption and Sanctions; Beneficial Ownership Certificate.
(a)    No Loan Party or any Subsidiary nor, to the knowledge of Loan Parties, any of their respective officers or directors is in violation of any applicable Sanctions.

(b)No Loan Party or any Subsidiary nor, to the knowledge of Loan Parties, any director, officer, agent, employee, broker or other agent of any Loan Party or any Subsidiary, is a Sanctioned Person. Borrowers will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds (i) to any Sanctioned Person or in any Designated Jurisdiction, or (ii) in any manner that would cause a violation of Sanctions by any party to this Agreement.
(c)No Loan Party or any Subsidiary, nor, to the knowledge of any Loan Party or Subsidiary, any director, officer, employee, agent, affiliate, representative, broker or other agent of any Loan Party or any Subsidiary acting in any capacity in connection with the Loans (i) is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction (ii) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or in any Designated Jurisdiction or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable Sanctions.
(d)No Loan Party or any Subsidiary, nor any director or officer thereof, nor to the knowledge of Loan Parties, any agent, employee or other Person acting, directly or indirectly, on behalf of any Loan Party or any Subsidiary, has, in the course of its actions for, or on behalf of, any Loan Party or any Subsidiary, directly or indirectly (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful offers, payment, promises to pay, or authorizations of the payment or giving of money or anything else of value to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-corruption laws, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
(e)No part of the proceeds of the Loans or the Letters of Credit will be used by Borrowers or any other Loan Party, directly or indirectly, for any unlawful or improper offers, payments, promises to pay, or authorizations of the payment or giving of anything else of value to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper or undue advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption laws.
(f)Each Loan Party and Subsidiary has conducted its business in accordance with applicable Anti-Corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
(g)As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
SECTION 3.24Intellectual Property.

(a)    Each Loan Party and each Subsidiary owns or is licensed to use, free and clear of all Liens (other than Permitted Liens), all Intellectual Property used in the conduct of its business (the “Loan Party Intellectual Property”).
(b)No claim has been asserted or is pending by any Person challenging the use by any Loan Party or any Subsidiary of any Loan Party Intellectual Property or the validity or enforceability of any Loan Party Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, other than any such claims that could not reasonably be expected to result in a Material Adverse Effect.
(c)(i) To the knowledge of Loan Parties, no other Person is infringing, misappropriating or violating any right of the any Loan Party or any Subsidiary in any Loan Party Intellectual Property, (ii) no Loan Party or any Subsidiary is infringing upon, violating or misappropriating any Intellectual Property of another person, and (iii) no proceedings have been instituted or are pending against any Loan Party or any Subsidiary or threatened, and no written notice from any other Person has been received by any Loan Party or any Subsidiary, alleging any such infringement violation or misappropriation except (in the case of each of the preceding clauses (i) through (iii)) where the consequences thereof could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.25Eligible Receivables. As to each Receivable (or portion thereof) that is identified by Borrowers as an Eligible Receivable in the most recent Borrowing Base Certificate submitted to Agent, such Receivable is (a) a bona fide existing payment obligation of the applicable Customer created by the sale and delivery of Inventory or the rendition of services to such Customer in the ordinary course of Borrowers’ business, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Receivables” (that are not any Agent-discretionary criteria) as in effect at such time.
SECTION 3.26Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in the most recent Borrowing Base Certificate submitted to the Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Inventory” (that are not any Agent-discretionary criteria) as in effect at such time.
SECTION 3.27Location of Inventory. Except for (a) Inventory shipped F.O.B. Customer and for which title has not yet transferred and (b) Inventory at, or in transit to, a third-party terminal for purposes of sales, all Inventory of Loan Parties is located only at, or in-transit between, the locations identified on Schedule 1.01(d) (as such Schedule may be updated in accordance with the terms of this Agreement).
SECTION 3.28Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing in all material respects the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

ARTICLE IV

CONDITIONS OF LENDING
The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
SECTION 4.01All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing under Section 2.10 or a Mandatory Borrowing), including each Borrowing of a Swingline Loan, and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):
(a)Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02(f)) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Bank and Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.23(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and Agent shall have received a notice requesting such Swingline Loan as required by Section 2.22(b).
(b)The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification contained therein) in all respects.
(c)At the time of and immediately after such Credit Event (and the use of proceeds thereof), no Default or Event of Default shall have occurred and be continuing.
Each Credit Event after the Closing Date shall be deemed to constitute a representation and warranty by Borrowers on the date of such Credit Event as to the matters specified in paragraphs (b) and (c), as applicable, of this Section 4.01.
SECTION 4.02First Credit Event. On the Closing Date:
(a)Agent shall have received, on behalf of itself, the Lenders and the Issuing Banks, a favorable written opinion of each of Alston & Bird LLP, Fox Rothschild LLP and Weld Riley, S.C., counsel for Loan Parties (i) dated the Closing Date, (ii) addressed to Agent, the Lenders and the Issuing Banks, and (iii) in form and substance reasonably satisfactory to Agent, and Loan Parties hereby request such counsel to deliver such opinion.
(b)Agent shall have received (i) a copy of the certificate or articles of incorporation, certificate of formation or partnership agreement, as applicable, including all amendments thereto, of each Loan Party and each Subsidiary, certified as of a recent date by the

Secretary of State of the state of its organization (other than in the case of an unregistered general partnership) and a certificate as to the good standing (in so called “long-form”, if available) of each Loan Party and each Subsidiary as of a recent date from such Secretary of State (or a comparable governmental official) (other than in the case of an unregistered general partnership) and an electronic bring-down good standing certificate of each Loan Party and each Subsidiary by the Corporation Service Company as of the Closing Date, (ii) a certificate of the Secretary or Assistant Secretary of the Administrative Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement (if any), as applicable, of each Loan Party and each Subsidiary as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of each Loan Party and each Subsidiary authorizing the execution, delivery and performance of each Loan Party and each Subsidiary’s obligations under the Loan Documents to which such Loan Party or such Subsidiary is a party and, in the case of Borrowers, the incurrence of Loans and the issuance of Letters of Credit hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or certificate of formation, as applicable, of each Loan Party and each Subsidiary has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of each Loan Party and each Subsidiary, and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.
(c)Agent and the Sole Lead Arranger shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by Borrowers hereunder, under any other Loan Document or under Agent Fee Letter shall have been paid.
(d)This Agreement and the Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date and Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.
(e)Agent shall have received all Pledged Securities (as defined in the Guarantee and Collateral Agreement), if any, required to be delivered to Agent on the Closing Date pursuant to the Guarantee and Collateral Agreement, together with duly executed undated blank stock powers, or other equivalent instruments of transfer reasonably acceptable to Agent.
(f)Agent shall have received a Perfection Certificate with respect to Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Administrative Loan Party , and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings), tax lien filings and judgment lien filings made with respect to Loan Parties in the states (or other jurisdictions) of formation of such Persons, jurisdictions in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain real property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence reasonably satisfactory to Agent that the Liens indicated in any such financing statement (or similar document) would be Permitted Liens or have been or will be contemporaneously released or terminated.
(g)Prior to the initial Borrowing hereunder, all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement shall have been paid in full, the commitments thereunder shall have been terminated and all guarantees and security in support thereof shall have been discharged and released, and Agent shall have received reasonably satisfactory evidence thereof. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, Loan Parties shall have no outstanding Indebtedness or preferred stock other than (i) Indebtedness outstanding under this Agreement and (ii) the other Indebtedness set forth on Schedule 6.01(a).
(h)The Lenders shall have received the historical financial statements and the Projections referred to in Section 3.05.
(i)Agent shall have received a solvency certificate from a Responsible Officer of the Administrative Loan Party in the form of Exhibit F.
(j)Agent and Lenders, shall have each received (i) at least ten Business Days prior to the Closing Date, all documentation and other information about the Loan Parties required under applicable "know your customer" and Anti-Money Laundering Laws, including the PATRIOT Act, that has been requested by the Agent and the Lenders at least Business Days prior to the Closing Date and (ii) at least five (5) days prior to the Closing Date, a Beneficial Ownership Certification in relation to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.
(k)Agent shall have received fully executed payoff letters (or other evidence of repayment) from all creditors being repaid (in whole or in part) in connection with the making of the initial Loans, along with appropriate Lien releases.
(l)(i) except for any litigation disclosed in writing to Agent prior to the Closing Date, no litigation, investigation or proceeding before or by any arbitrator or Governmental Authority shall be continuing or threatened in writing against any Loan Party or against the officers or directors of any Loan Party which, in the reasonable opinion of Agent, is deemed material and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority.
(m)Since December 31, 2023, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(n)Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to name Agent (i) as an “additional insured party for the benefit of the Secured Parties” in the case of liability insurance policies or (ii) as “lender loss payee for the benefit of the Secured Parties” in the case of casualty and property insurance policies.
(o)Agent shall have received fully executed copies of all lease documentation with respect to the Last Mile Equipment that is in full force and effect on the Closing Date.
ARTICLE V

AFFIRMATIVE COVENANTS
Loan Parties covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of Secured Bank Product Obligations and contingent indemnification obligations not yet due and owing) shall have been paid in full and all Letters of Credit have been canceled or have expired (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing:
SECTION 5.01Existence; Compliance with Laws; Businesses and Properties.
(a)Each Loan Party shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence under the laws of the State of Delaware, any other state of the United States of America or the District of Columbia and (ii) cause each Subsidiary (other than each Immaterial Subsidiary) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, in each case except as otherwise expressly permitted under Section 6.05.
(b)Except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect (except in respect of compliance with Anti-Terrorism Laws and Anti-Corruption Laws, for which any non-compliance shall constitute an immediate breach of this covenant), each Loan Party shall, and shall cause each Subsidiary to, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, Patents, Copyrights, Trademarks and trade names (and all other Intellectual Property) material or necessary to the conduct of its business, (ii) comply with all Applicable Laws, rules, regulations and decrees and orders of any Governmental Authority whether now in effect or hereafter enacted, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes and conduct its business in compliance with applicable Anti-Corruption laws and maintain policies and procedures designed to promote and achieve compliance with such laws, (iii) maintain all governmental approvals necessary to the ownership of its properties or conduct of its business and (iv) at all times maintain and preserve all property necessary to the conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and damage by casualty and condemnation excepted). Without limiting the generality of the foregoing, upon discovery of the occurrence of an Environmental Release at or on any properties of any Borrower or Subsidiary that could reasonably be expected to result in a Material Adverse Effect, the applicable Borrower shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
SECTION 5.02Insurance. Each Loan Party shall, and shall cause each Subsidiary to:
(a)Keep its insurable properties adequately insured at all times by financially sound and reputable insurers and maintain such other insurance as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses in similar locations, in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
(b)With respect to any new insurance policy obtained after the Closing Date, cause any such insurance policy covering any Collateral to be endorsed or otherwise amended to include a customary additional insured and lender’s loss payable endorsements, in form and substance reasonably satisfactory to Agent; deliver to Agent a certificate of a Responsible Officer of the Administrative Loan Party attaching copies of all such policies; cause each such policy to provide that neither a Loan Party, Agent, nor any other party shall be a coinsurer (other than with respect to the payment of deductibles); cause each such policy to contain a non-cancellation endorsement reasonably satisfactory to Agent; and deliver to Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to Agent).
SECTION 5.03Obligations and Taxes. Each Loan Party shall, and shall cause each Subsidiary to, (a) pay its Indebtedness and other obligations promptly and in accordance with their terms, except where the failure to pay could not reasonably be expected to have a Material Adverse Effect, and (b) pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (1)(A) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (B) each Loan Party and each Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a

Lien or (2) the failure to make any such payment or discharge could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.04Financial Statements, Reports, etc. Loan Parties shall furnish to Agent, for distribution to each Lender or to the requesting Lender (as applicable):
(a)Annual Reports. Within 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 2024), the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Parent and Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year, together with comparative figures for the immediately preceding fiscal year, audited by Grant Thornton LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without any qualification or exception as to the scope of such audit and shall not include an explanatory paragraph expressing substantial doubt about the ability of Parent or any of Subsidiaries to continue as a going concern (other than solely with respect to, or expressly resulting from, an upcoming maturity of the Loans or termination of the Revolving Credit Commitments)) stating that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Parent and Subsidiaries on a consolidated basis as of the dates and for the periods specified in accordance with GAAP consistently (except as otherwise disclosed therein) applied; provided, however that delivery to the Lenders of a Form 10-K filed by any Loan Party with the SEC that includes the financial statements and auditors report required hereby shall be deemed to satisfy the requirements of this paragraph (a);
(b)Quarterly Reports. Within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2024), the consolidated balance sheet and related consolidated statements of income, stockholders’ equity and cash flows showing the financial condition of Parent and Subsidiaries as of the close of such fiscal quarter and the consolidated results of Loan Parties’ operations during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, certified by a Responsible Officer of the Administrative Loan Party as fairly presenting in all material respects the financial condition and results of operations of Parent and Subsidiaries on a consolidated basis in accordance with GAAP consistently (except as otherwise disclosed therein) applied, subject to normal year-end audit adjustments and the absence of required footnote disclosures; provided, however, that delivery to the Lenders of a Form 10-Q filed by Parent with the SEC that includes the financial statements required hereby shall be deemed to satisfy the requirements of this paragraph (b);
(c)Financial Officer’s Certificates. (i) Concurrently with any delivery of financial statements under Section 5.04(a) or (b), a duly completed Compliance Certificate;
(d)Borrowing Base Certificates and Notices of Cash Dominion Period and Covenant Compliance Period. (i) No later than 20 days after the end of each month and (ii) at any time during a Cash Dominion Period, within three Business Days after the end of each week, a Borrowing Base Certificate (which shall be calculated as of the last Business Day of the immediately preceding month (in the case of Borrowing Base Certificates delivered pursuant to the preceding clause (i)) or week (in the case of Borrowing Base Certificates delivered pursuant to the preceding clause (ii))). All calculations of the Borrowing Base and Excess Availability in the Borrowing Base Certificate shall originally be made by the Administrative Loan Party and certified by Responsible Officer of the Administrative Loan Party; provided that, Agent may from time to time review and adjust any such calculation, each in its Permitted Discretion to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect, as of the date of the Borrowing Base Certificate most recently delivered to Agent, the Reserves;
(e)Collateral Reporting. (i) No later than 20 days after the end of each month and (ii) at any time during a Cash Dominion Period within three Business Days after the end of each week, a report in form and detail reasonably satisfactory to Agent (A) summarizing all Receivables of Borrowers as of the last Business Day of the immediately preceding month (in the case of a report delivered pursuant to the preceding clause (i)) or week (in the case of a report delivered pursuant to the preceding clause (ii)), which shall include the amount and age of each such Receivable, showing separately those that are less than 30 days old, and more than 30, 60, 90 and 120 days old and such other information as Agent may reasonably request (together with a reconciliation to the previous month’s aging and the general ledger), (B) inventory summary reports by division (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) summary aging of outstanding accounts payable, and (D) such other schedules, documents, reports and information as to the Collateral and Borrowing Base as Agent shall reasonably request from time to time;
(f)Budgets. Within 60 days after the beginning of each fiscal year of Parent, beginning with the fiscal year starting January 1, 2025, a budget prepared by management of Parent with respect to Parent and Subsidiaries, consistent in form with the budget delivered by Parent to Agent prior to the Closing Date and accompanied by a certificate of a Financial Officer of the Administrative Loan Party stating that such budget has been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by such Financial Officer to be reasonable at the time such budget was furnished, it being understood that such budget is not to be viewed as fact or as a guarantee of performance or achievement of any particular results and that actual results may vary from such budget and that such variations may be material and that no assurance can be given that the projected results will be realized;
(g)Certification of Public Information. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or Subsidiary with the SEC, or with any national securities exchange, or distributed to its shareholders generally, as the case may be;
(h)KYC/PATRIOT Act. Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(i)Notices re: Equity Holders. Promptly furnish to Agent with copies of such financial statements, reports and returns as each Loan Party and their Subsidiaries shall send to its equity holders generally;
(j)Other Information. Promptly, from time to time, such other information regarding the operations, business affairs or financial condition of any Loan Party or any Subsidiary, or compliance with the terms of any Loan Document, as Agent may reasonably request; and
(k)Intellectual Property. A list of all material Copyrights owned by Loan Parties which is the subject of an issuance, registration or pending application in any intellectual property registry, which has been acquired, filed or issued since the previous update was provided to Agent, such updates to be provided within thirty (30) days of acquisition, filing or issuance for such Copyrights, and at such other times as may be reasonably requested by Agent.
Notwithstanding the foregoing, the obligations referred to in Sections 5.04(a), (b) and (f) above may be satisfied with respect to financial information of Parent and Subsidiaries by furnishing the applicable financial statements of Parent’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 5.04).
SECTION 5.05Litigation and Other Notices. Loan Parties shall furnish to Agent, for distribution to each Lender, prompt written notice when any Responsible Officer of any Loan Party has obtained knowledge of any of the following:
(a)the occurrence of a Default or an Event of Default, specifying the nature and extent thereof and the steps (if any) taken or proposed to be taken with respect thereto;
(b)the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, (i) against any Loan Party or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
(c)any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could have a Material Adverse Effect;
(d)any violation or asserted violation of any Anti-Terrorism Law or Anti-Corruption Law;
(e)any Environmental Release by a Loan Party or on any property owned, leased or occupied by a Loan Party; or receipt of any Environmental Notice, in each case that could reasonably be expected to result in a Material Adverse Effect;

(f)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(g)the occurrence of a default or an event of default under, or the early termination of, any Material Contract;
(h)any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and
(i)any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.
SECTION 5.06Certain Information Regarding Loan Parties. Loan Parties shall furnish to Agent 10 days prior written notice (or such shorter period as may be satisfactory to Agent in its sole discretion) of any change (a) in the corporate name of any Loan Party, (b) in the jurisdiction of organization or formation of any Loan Party, (c) in the identity or corporate structure of any Loan Party or (d) in the Federal Taxpayer Identification Number of any Loan Party.
SECTION 5.07Maintaining Records; Access to Properties and Inspections; Quarterly Conference Calls.
(a)Loan Parties shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity in all material respects with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Loan Parties shall permit any representatives designated by Agent or any Lender to, upon written notice to the Administrative Loan Party, visit and inspect the financial records and the properties of any Loan Party or any Subsidiary at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by Agent or any Lender to discuss the affairs, finances and condition of such Person with the officers thereof and (provided that a representative of Loan Parties is given the opportunity to be present) independent accountants therefor; provided that, any such visit and inspection by Agent in excess of one per calendar year (other than visits and inspections conducted while an Event of Default is continuing) shall be at the expense of Agent and any such visit and inspection by a Lender shall be at the expense of such Lender.
(b)At the request of the Required Lenders, Loan Parties shall, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, host a conference call (the cost of which conference call to be paid by Loan Parties), with representatives of Agent and the Lenders who choose to attend upon reasonable prior notice to be held at such time as reasonably designated by the Administrative Loan Party (in consultation with Agent and the Lenders), at which conference call shall be discussed the financial results of the previous fiscal quarter and the year-to-date financial condition of Loan Parties and Subsidiaries; provided, however, that Parent’s regular quarterly earnings call with its shareholders shall be deemed to satisfy the requirements of this clause (b).
SECTION 5.08Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes; provided that (x) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB, (y) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in any transaction), or in any other manner that would result in a violation of Sanctions by any Person, and (z) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws or for any other purpose that would breach the Anti-Corruption Laws in any jurisdiction.
SECTION 5.09Locations of Inventory/Subleased Equipment.
(a)Except for (i) Inventory shipped but for which title has not yet transferred and (ii) Inventory at, or in transit to, a third-party terminal for purposes of sales, each Loan Party will keep its Eligible Inventory and its books and records only at the locations identified on Schedule 1.01(d); provided that Loan Parties may amend Schedule 1.01(d) so long as such amendment occurs by written notice to Agent not less than ten days (or such later date as permitted by Agent in its sole discretion) prior to the date on which such Inventory is moved to such new location and, with respect to any leased location or warehouse location, so long as, following Agent’s request therefor, each Loan Party uses commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto from the landlord or warehouseman of such location, if any.
(b)Upon Agent’s reasonable request during a Covenant Compliance Period, Loan Parties agree to provide Agent with a list setting forth all Subleased Equipment and each Subleased Equipment Lease as of the last day of the most recently ended fiscal quarter.
SECTION 5.10Compliance with Environmental Laws. Except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, each Loan Party shall, and shall cause each Subsidiary to, (a) comply, and use commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all

Environmental Laws applicable to its operations and properties, (b) obtain and renew all environmental permits necessary for its operations and properties, and (c) conduct any investigation, study, sampling, monitoring, testing or remedial action in connection with any Hazardous Materials in accordance with Environmental Law; provided, however, that no Loan Party or Subsidiary shall be required to undertake any such action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
SECTION 5.11Notifications Regarding Environmental Matters. Loan Parties shall provide prompt written notice to Agent, for distribution to each Lender: (a) upon receipt of any written claim alleging that any Loan Party or any Subsidiary is subject to an Environmental Liability that could reasonably be expected to result in a Material Adverse Effect; (b) upon receipt of a written request for information or other written notice that any Loan Party or any Subsidiary is subject to investigation with respect to a potential Environmental Liability where such matter could reasonably be expected to result in a Material Adverse Effect; (c) upon discovery of a Release of Hazardous Materials at or from any location where such Release could reasonably be expected to result in a Material Adverse Effect; and (d) upon discovery of a violation of an applicable Environmental Law where such violation could reasonably be expected to result in a Material Adverse Effect. At any time after a Release of Hazardous Materials has occurred at any Real Property of a Loan Party or any Subsidiary, at the request of Agent, Administrative Loan Party shall provide to Agent within 60 days after such request an environmental assessment report regarding any such Real Property where such Release has occurred and the estimated cost of any compliance or response to address any Environmental Liability with respect to such Real Property, prepared at Loan Parties’ expense by an environmental consulting firm reasonably acceptable to Agent. If such report is not timely provided, Agent may retain an environmental consulting firm to prepare such report at the expense of Loan Parties, and Agent and its agents and representatives are hereby granted an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto the applicable Real Property to undertake such an assessment.
SECTION 5.12Further Assurances; Additional Guarantors and Borrowers; Additional Collateral.
(a)    Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements and obtaining legal opinions, lien searches, or other items that the Required Lenders or Agent may otherwise reasonably request in order to effectuate the transactions contemplated by the Loan Documents (including the transactions contemplated by this Section 5.12) and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents); provided, however, that (i) the foregoing provision shall not require, and the Loan Documents shall not contain any requirements as to, (A) notices to be sent to account debtors or other contractual third-parties except following the occurrence and during the continuance of an Event of Default, (B) landlord waivers and other third-party access or statutory lien subordinations or waivers,

(C) the perfection of security interests in (1) motor vehicles and other assets subject to certificates of title statutes to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent), and (2)(x) letters of credit and letter of credit rights which (I) do not constitute supporting obligations and (II) are not in excess of $1,000,000 individually, or $2,500,000 in the aggregate for all such letters of credit and letter of credit rights of Loan Parties and (y) commercial tort claims which (I) require any additional action by any Loan Party to grant or perfect a security interest in such commercial tort claim and (II) are not in excess of $2,500,000, in each case, other than the filing of a Uniform Commercial Code financing statement (or the equivalent) and (D) the perfection of pledges or security interests granted to Agent in particular assets if and for so long as the cost of perfecting such pledges or security interests in such assets are excessive in relation to the practical benefits to be obtained by the Secured Parties therefrom, as reasonably determined by Agent in consultation with the Administrative Loan Party and (ii) the Liens required to be granted from time to time shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents.
(b)With respect to any person that becomes a Subsidiary of a Loan Party after the Closing Date (other than any Immaterial Subsidiary or any Excluded Subsidiary), promptly (and in any event within 60 days (or such longer time period as Agent shall approve in its sole discretion) after such person becomes a Subsidiary) (i) deliver to Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary owned by a Loan Party (except to the extent constituting Excluded Assets (as defined in the Security Agreement) and except to the extent being held by any other secured party as bailee for perfection purposes in accordance with any intercreditor agreement), together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party or such Subsidiary and (ii) in the case such Subsidiary is a Domestic Subsidiary (other than an Excluded Subsidiary), cause such new Domestic Subsidiary to (A) execute a Joinder Agreement to become a Subsidiary Guarantor (or, to the extent such Subsidiary is not an Immaterial Subsidiary and if requested by the Administrative Loan Party and approved by Agent in its Permitted Discretion, a Borrower), (B) deliver to Agent an opinion or opinions of counsel to such Domestic Subsidiary in form and substance, and from counsel, reasonably satisfactory to Agent, and (C) take all actions necessary or advisable in the opinion of Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such Security Document in accordance with all applicable Legal Requirements, including the filing of financing statements (or equivalent registrations) in such jurisdictions as may be reasonably requested by Agent.
(c)From time to time, Loan Parties, at their cost and expense, promptly secure the applicable Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties included in the Collateral (excluding, for the avoidance of doubt, any property that is excluded as Collateral under the Guarantee and Collateral Agreement (including any Excluded Assets (as such term is defined in the Guarantee and Collateral Agreement)) and subject to any limitations set forth therein or herein on obtaining or perfecting security interests in certain types of Collateral). Such security interests and Liens will be created under and as required by the Security Documents and other security agreements and other instruments and documents in form and substance reasonably satisfactory to Agent and the applicable Loan Party, and the applicable Loan Party shall deliver or cause to be delivered to Agent all such instruments and documents (including, to the extent applicable, legal opinions, lien searches, and other documents of the type required by Sections 4.02(a), 4.02(b), 4.02(d), 4.02(e) and 4.02(f)) as Agent shall reasonably request to evidence compliance with this Section 5.12(c). Notwithstanding the foregoing, no Loan Party shall be required to provide a mortgage, deed of trust, deed to secured debt or other Security Document to create a Lien on or with respect to any Real Property (or any interest in Real Property, other than fixtures to the extent included as Collateral under the Guarantee and Collateral Agreement).
(d)If, as of the last day of the most recently ended period for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be, either (i) the total assets of all Immaterial Subsidiaries in the aggregate shall exceed 5% of the Consolidated Total Assets or (ii) the gross revenues of all Immaterial Subsidiaries in the aggregate shall exceed 5% of the consolidated gross revenues of Loan Parties (collectively, the “Immaterial Subsidiary Thresholds”), Loan Parties shall, effective as of the date of the delivery of such financial statements, designate one or more Subsidiaries (other than an Excluded Subsidiary) that is an Immaterial Subsidiary as a Subsidiary that shall be deemed not to be an Immaterial Subsidiary (each a “Designated Subsidiary”) such that, after giving effect to such designation, neither of the Immaterial Subsidiary Thresholds are exceeded as of the last day of such most recently ended period.
SECTION 5.13Collateral Field Examinations/Appraisals.
(a)Borrowers agree that Agent (and their respective agents, representatives and consultants) shall be permitted to conduct from time to time collateral field examinations with respect to the assets included in the Borrowing Base (and related assets); provided that, (i) each collateral field examination shall be conducted concurrently (and not separately) by Agent, (ii) Agent shall only be permitted to conduct one collateral field examinations in the aggregate at Borrowers’ expense in any 12 month period; provided further that (A) if during any 30 day period in such 12 month period, Borrowers have Excess Availability of less than 15.0% of the Line Cap for 3 days, there may be one additional field examination during such12 month period at the expense of Borrowers, and (B) during the existence and continuance of an Event of Default, there shall be no limit on the number of additional collateral field examinations at Borrowers’ expense. Neither Agent nor any Lender shall have any duty to any Loan Party to make any inspection, nor to share any results of any inspection or report with any Loan Party. Each Loan Party acknowledges that all inspections and reports are prepared by Agent and the Lenders for their purposes and Borrowers shall not be entitled to rely upon them. Any field examinations conducted in connection with a Permitted Acquisition shall be in addition to any field examinations under this Section 5.13(a).

(b)Upon Agent’s request, Borrowers shall, at their expense, deliver or cause to be delivered to Agent an Inventory Appraisal, but so long as no Event of Default shall exist or have occurred and be continuing, no more than one such Inventory Appraisals shall be at the cost and expense of Borrowers during any 12 month period; except, that, at any time during an Inventory Reliance Period, one additional Inventory Appraisal may be conducted at the expense of Borrowers during such Inventory Reliance Period. During the existence and continuance of an Event of Default, there shall be no limit on the number of additional Inventory Appraisals at Borrowers’ expense. Any Inventory Appraisal conducted in connection with a Permitted Acquisition shall be in addition to any Inventory appraisal under this Section 5.13(b).
(c)Following the request by Agent during the existence and continuance of an Event of Default, Borrowers shall, at their expense, deliver or cause to be delivered to Agent an Equipment Appraisal. During the existence and continuance of an Event of Default, there shall be no limit on the number of Equipment Appraisals at Borrowers’ expense.
SECTION 5.14Compliance with Flood Laws. Subject to Section 5.12(c), take all actions required under Flood Laws and/or reasonably requested by Agent to assist in ensuring that each Lender is in compliance with Flood Laws, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a mortgage in favor of Agent, if any, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
SECTION 5.15Post-Closing Covenants. The obligation of the Lenders to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the post-closing covenants set forth on Schedule 5.15 (the failure by Loan Parties to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do in its sole discretion), shall constitute an Event of Default).
ARTICLE VI

NEGATIVE COVENANTS
Loan Parties covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than in respect of Secured Bank Product Obligations and contingent indemnification obligations not yet due and owing) shall have been paid in full and all Letters of Credit have been canceled or have expired (or any L/C Exposure has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, in a manner reasonably satisfactory to the applicable Issuing Bank) and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing

SECTION 6.01Indebtedness. Loan Parties shall not, and shall not permit any Subsidiary to, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
(a)Indebtedness existing on the date hereof and set forth on Schedule 6.01(a) and Permitted Refinancing Indebtedness in respect thereof;
(b)Indebtedness created hereunder and under the other Loan Documents;
(c)intercompany Indebtedness of Loan Parties and the Subsidiaries to the extent permitted by Section 6.04(c);
(d)Indebtedness of any Loan Party or any Subsidiary incurred to finance the acquisition, construction, improvement or repair of any fixed or capital assets, and any Permitted Refinancing Indebtedness in respect thereof; provided that the outstanding aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed at any time $30,000,000;
(e)Capital Lease Obligations in an outstanding aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.01(d), not in excess of at any time $30,000,000;
(f)Indebtedness under performance bonds, bid bonds, appeal bonds, surety bonds, restoration bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness) or with respect to workers’ compensation claims, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case incurred in the ordinary course of business and reimbursement obligations in respect of any of the foregoing;
(g)[intentionally omitted];
(h)Indebtedness of any Person that becomes a Subsidiary after the date hereof or Indebtedness secured by an asset prior to the acquisition of such asset by any Loan Party or any Subsidiary after the date hereof and any Permitted Refinancing Indebtedness in respect thereof; provided that (i) such Indebtedness initially exists at the time such Person becomes a Subsidiary or such asset is acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary or such asset being acquired, and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(h) shall not exceed at any time outstanding the greater of (x) $10,000,000 and (y) 5.0% of Consolidated Total Assets;
(i)Indebtedness under Hedging Obligations under Permitted Hedging Agreements, in each case entered into in the ordinary course of business and not for speculative purposes or taking a “market view”; provided that, if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such

Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
(j)[intentionally omitted];
(k)Guarantees by (i) any Loan Party of Indebtedness of any other Loan Party and (ii) any Subsidiary of any Loan Party of Indebtedness of any Loan Party or any other Subsidiary, in each case, of Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01 (other than paragraphs (a), (h) and (l) of this Section 6.01); provided that (A) Guarantees by any Loan Party of Indebtedness of any Subsidiary which is not a Loan Party shall be subject to compliance with Sections 6.04(a) and 6.04(c), (B) if a Subsidiary which is not a Loan Party provides a Guarantee of Indebtedness of a Loan Party in accordance with this paragraph (k), then Loan Parties will cause such Subsidiary to Guarantee the Obligations on terms substantially similar to those set forth in Article IV of the Guarantee and Collateral Agreement, and (C) if the Indebtedness to be Guaranteed is subordinated to the Obligations, then the Guarantees permitted under this paragraph (k) shall be subordinated to the Obligations of Loan Parties to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
(l)Indebtedness consisting of promissory notes issued by Loan Parties or any Subsidiary (or contractual obligations of Loan Parties pursuant to a shareholders or similar incentive or benefits agreement of Loan Parties) to employees, officers or directors (or former employees, officers or directors) of Loan Parties or any Subsidiary, or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Equity Interests have been transferred solely for the benefit of the foregoing persons and their heirs), to (i) purchase or redeem Equity Interests owned by or (ii) make payments to, such employees, officers or directors or any family member of, or trust or other entity for the benefit of, any of the foregoing persons, pursuant to and in accordance with an option, appreciation right or similar equity incentive, equity based incentive or management incentive plan, in each case, approved by the Board of Directors of the applicable Loan Party or Subsidiary, or in connection with the death or disability of such employees, officers or directors; provided that the aggregate principal amount of such promissory notes (or contractual obligations of Loan Parties pursuant to a shareholders or similar incentive or benefits agreement of Loan Parties) shall not exceed $500,000 at any time outstanding;
(m)Indebtedness in respect of netting services, automatic clearinghouse arrangements, employee credit card or purchase card programs, controlled disbursement, return items, interstate depository network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, in the ordinary course of business and arrangements otherwise in connection with cash management and deposit accounts and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 10 Business Days of its incurrence;

(n)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(o)Indebtedness of any Loan Party or any Subsidiary that may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments, earn-outs and similar obligations in connection with acquisitions or sales of assets and/or businesses permitted under this Agreement;
(p)reimbursement obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created for the account of any Loan Party in the ordinary course of business in an aggregate amount not to exceed $5,000,000;
(q)Guarantees by (i) any Loan Party or any Subsidiary of obligations of any other Loan Party in respect of operating lease agreements and of the obligations of suppliers, customers, franchisees and licensees of any Loan Party in the ordinary course of business, and (ii) any Subsidiary which is not a Loan Party of obligations of any other Subsidiary which is not a Loan Party in respect of operating lease agreements and of the obligations of suppliers, customers, franchisees and licensees of any Subsidiary which is not a Loan Party in the ordinary course of business;
(r)Indebtedness consisting of the financing of insurance premiums so long as the aggregate amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year and is incurred in the ordinary course of business;
(s)to the extent constituting Indebtedness, take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(t)to the extent constituting Indebtedness, deferred compensation, severance, pension, and health and welfare retirement benefits or the equivalent to current and former employees of Loan Parties or any Subsidiary existing on the date hereof or thereafter incurred in the ordinary course of business;
(u)[intentionally omitted];
(v)Subordinated Indebtedness (including any Qualified Equity Cure Subordinated Debt); and
(w)other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $22,500,000 at any time outstanding.
SECTION 6.02Liens. Loan Parties shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)Liens on property or assets of Loan Parties or any Subsidiary existing on the date hereof and set forth in Schedule 6.02(a); provided that such Liens shall secure only those obligations which they secure on the date hereof and modifications, replacements, renewals, restructurings, refinancings or extensions thereof permitted hereunder;
(b)any Lien created under the Loan Documents;
(c)any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to any other property or assets of any Loan Party or any Subsidiary (other than the proceeds, products and accessions thereof and, other than after-acquired property (provided that such Person has not merged with or into any other Loan Party) of such Person subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of such after-acquired property) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and modifications, replacements, renewals, restructurings, refinancings or extensions thereof permitted by Section 6.01;
(d)inchoate Liens for Taxes not yet due and payable or Liens for Taxes which are being contested in compliance with Section 5.03;
(e)carriers’, warehousemen’s, mechanics’, materialmen’s, contractor’s, repairmen’s or other like Liens imposed by law and arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not due and payable or which are being contested in compliance with Section 5.03;
(f)pledges, deposits or grants of unperfected security interests (as long as such security interests are at all times junior to Agent’s lien) made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations or in connection with performance bonds, bid bonds, appeal bonds, surety bonds, restoration bonds, performance and completion guarantees and similar obligations or statutory obligations incurred in the ordinary course of business;
(g)deposits to secure the performance of bids, trade contracts (other than for Indebtedness), utilities, government contracts, payment of premiums to insurance carriers, leases (other than Capital Lease Obligations), appeal bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
(h)(i) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of Loan Parties or Subsidiaries, taken as a whole, and (ii) ground leases in respect of Real Property on which facilities owned or leased by any Loan Party or any Subsidiary is located;
(i)Liens (including purchase money security interests) on real property, improvements thereto or equipment acquired (or, in the case of improvements, constructed) by any Loan Party or any Subsidiary after the date hereof; provided that such Liens secure Indebtedness permitted hereby;
(j)Liens in favor of a Subleased Equipment Lessor so long as such Liens are limited to (i) Liens on Subleased Equipment and the sublease described in clause (b) of the definition of Subleased Equipment, and (ii) Liens on any amounts representing remittances made to a Loan Party under the applicable Subleased Equipment Lease; it being understood and agreed that (A) any Liens granted in favor of a Person on Equipment which is not the subject of a Subleased Equipment Lease shall not be permitted under this clause (j), and (B) any Lien granted in favor of any Subleased Equipment Lessor shall not attach to any amounts or funds which are not remittances made to a Loan Party under the applicable Subleased Equipment Lease;
(k)Liens (i) securing judgments, orders or awards for the payment of money not constituting an Event of Default under Section 7.01, (ii) arising out of judgments or awards against any Loan Party or any Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP;
(l)Liens in connection with Indebtedness permitted by Section 6.01(e) so long as such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except for replacements, additions, accessions and proceeds of such property);
(m)Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of any Loan Party or any Subsidiary in the ordinary course of business or (B) pooled deposit or sweep accounts of any Loan Party or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Loan Party or any Subsidiary, and (v) including holdbacks on amounts deposited to secure obligations for charge-backs in respect of credit card and other payment processing services in the ordinary course of business;

(n)Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;
(o)Liens that are rights of setoff, bankers liens or similar non-consensual liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries arising in the ordinary course of business;
(p)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(q)Liens arising from precautionary UCC filing statements regarding operating leases or consignments;
(r)(i) deposits of cash with the owner or lessor of premises leased and operated by any Loan Party or any Subsidiary to secure the performance of such Loan Party or such Subsidiary’s obligations under the terms of the lease for such premises in an aggregate amount not to exceed $10,000,000, (ii) contractual or statutory Liens of landlords, to the extent relating to the property and assets relating to any lease agreements with such landlord (so long as the rent payable under any such lease agreement is not more than 30 days past due, unless being contested in good faith and for which reserves have been established in accordance with GAAP), and (iii) contractual Liens of suppliers (including sellers of goods) to the extent limited to property or assets relating to such contract and Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;
(s)leases (or subleases) of the tangible properties (including real property) of any Loan Party or any Subsidiary, so long as such leases (or subleases) do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of such Loan Party or such Subsidiary;
(t)non-exclusive licenses (or sublicenses) of the Intellectual Property of any Loan Party or any Subsidiary entered into in the ordinary course of business of such Loan Party or such Subsidiary, so long as such licenses (or sublicenses) do not, individually or in the aggregate, interfere in any material respect with the ordinary conduct of the business of such Loan Party or such Subsidiary;
(u)Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(v)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party or any Subsidiary;
(w)Liens securing Indebtedness permitted by Section 6.01(u);
(x)[intentionally omitted]; and
(y)Liens with respect to property or assets of any Loan Party or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of (x) $18,500,000 and (y) 5.0% of Consolidated Total Assets, in each case determined as of the date of incurrence.
Any reference in any of the Loan Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone (except as expressly provided hereunder or under the applicable Security Document), any Lien created by any of the Loan Documents to any Permitted Lien.
SECTION 6.03Sale and Lease-Back Transactions. Loan Parties shall not, and shall not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.
SECTION 6.04Investments, Loans and Advances. Loan Parties shall not, and shall not permit any Subsidiary to, purchase, hold or acquire any Equity Interests, evidence of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment (including by way of a Guarantee or otherwise) or any other interest in, any other Person, except:
(a)(i) investments by Loan Parties or any Subsidiary existing on the date hereof in the Equity Interests of other Loan Parties or Subsidiaries, (ii) other investments, loans or advances of Loan Parties or any Subsidiary existing on the date hereof and set forth on Schedule 6.04(a) and (iii) additional investments by Loan Parties or any Subsidiary in the Equity Interests of other Loan Parties or any Subsidiary; provided that:
(A)any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Document (subject to the limitations applicable to Equity Interests and other assets of a Foreign Subsidiary referred to therein);
(B)the aggregate amount of investments made (without duplication) after the Closing Date by Loan Parties in, and loans and advances made pursuant to Section 6.04(c) after the Closing Date by Loan Parties to, Subsidiaries that are not Loan

Parties shall not exceed at any time outstanding the greater of (1) $10,000,000 and (2) 5.0% of Consolidated Total Assets; and
(C)no investments by Loan Parties to Subsidiaries that are not Loan Parties may be made at any time that an Event of Default exists or would exist immediately after giving effect to such investment;
(b)Permitted Investments;
(c)loans or advances made by (i) a Loan Party to another Loan Party, (ii) a Subsidiary of a Loan Party that is not a Loan Party to another Subsidiary of a Loan Party that is not a Loan Party, (iii) a Subsidiary of a Loan Party that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Note, and (iv) a Loan Party to a Subsidiary of a Loan Party that is not a Loan Party so long as (A) the aggregate amount of all such loans (by type, not by the borrower) does not exceed the limitation set forth in clause (B) to the proviso to Section 6.04(a) at any one time, and (B) at the time of the making of such loan, no Event of Default exists or would exist immediately after giving effect to such loan or advance;
(d)investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(e)loans and advances to their respective employees, officers and directors in the ordinary course of business or to facilitate their purchase of stock or options or other equity ownership interests of Borrowers so long as the aggregate principal amount thereof at any time outstanding shall not exceed $500,000;
(f)payroll, travel and similar advances made to directors, officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of any Loan Party or any Subsidiary for accounting purposes and that are made in the ordinary course of business;
(g)investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with any Loan Party or any Subsidiary (including in connection with an acquisition that constitutes a Specified Transaction) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
(h)investments resulting from pledges or deposits described in paragraph (f) or (g) of Section 6.02;
(i)investments received in connection with the disposition of any asset permitted by Section 6.05;
(j)Hedging Obligations permitted pursuant to Section 6.01(i);

(k)the acquisition (whether by purchase, merger or otherwise) of all or substantially all the assets of a Person or line of business, unit or division of such Person (referred to herein as the “Acquired Assets”), or not less than 100% of the Equity Interests (other than directors’ qualifying shares and, in the case of a Foreign Subsidiary, nominal amounts of shares required by Applicable Law to be held by local nationals) (an “Acquisition”) of a Person (referred to herein as the “Acquired Entity”); provided that:
(i)such Acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, any Loan Party or any Subsidiary;
(ii)the Acquired Entity shall be engaged in a Permitted Business;
(iii)such Acquisition and all transactions related thereto are in all material respects consummated in accordance with Applicable Laws;
(iv)subject, in the case of a Limited Condition Transaction, to Section 1.07, (A) immediately prior to the signing by the parties thereto of the applicable purchase agreement or acquisition agreement, and immediately after giving effect to such signing by the parties thereto, no Event of Default shall have occurred and be continuing and (B) immediately after the consummation of such acquisition, no Event of Default under Section 7.01(b), 7.01(c), 7.01(g) or 7.01(h) shall have occurred and be continuing; and
(v)at the time of such transaction:
(A)the Payment Conditions (other than the requirements set forth in clause (a) of the definition thereof) are satisfied with respect thereto; and
(B)if the total consideration paid in connection with such acquisition exceeds $10,000,000, Loan Parties shall have delivered to Agent a certificate of a Financial Officer, certifying as to clause (iv) above and the foregoing clause (A) and containing reasonably detailed calculations in support thereof; and
(C)(1) in the case of an Acquisition of all or substantially all of the property of any Person, (x) the Person making such acquisition is a Loan Party, and (y) to the extent required under the Loan Documents, including Section 5.12, the Person being so acquired becomes a Borrower or a Guarantor within the time frames required under Section 5.12, (2) in the case of an acquisition of the Equity Interests of any Person, (x) the Person making such acquisition is a Loan Party, (y) no less than 100% of the Equity Interests of the target Person shall be acquired by the Person making such acquisition, and (z) to the extent required under the Loan Documents, including Section 5.12, the Person the Equity Interests of which are being so acquired becomes a Borrower or a Guarantor within the time frames required under Section 5.12, and (3) in the case of a merger or consolidation or any other combination with any Person, the Person surviving such merger, consolidation or other combination (x) is a Loan Party or (y) to the extent required under the Loan Documents, including Section 5.12, becomes a Borrower or a Guarantor within the time frames required under Section 5.12; it being understood and agreed that (I) notwithstanding anything to the contrary contained herein, none of the Receivables or Inventory of an Acquired Entity shall constitute Eligible Receivables or Eligible Inventory, until such time as Agent shall have received a collateral field examination and/or appraisal (conducted at Borrowers’ sole cost and expense) with respect to such Receivables and/or Inventory, reasonably satisfactory to Agent (which field examination and appraisal may be conducted prior to or following the consummation of such Permitted Acquisition), and (II) any such collateral field examination or appraisal shall be in addition to any collateral field examination or appraisal performed at Borrowers’ expense pursuant to Section 5.13;
(l)investments by Loan Parties or any Subsidiary consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(m)Guarantees permitted by Section 6.01; provided that any Guarantee by a Loan Party of the obligations of a Subsidiary that is not a Loan Party shall be subject to, and included as an investment in the basket provided for, in clause (B) of the proviso to Section 6.04(a)(iii);
(n)investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;
(o)investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case in the ordinary course of business;
(p)investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business;
(q)so long as no Event of Default exists or would exist immediately after giving effect to such investment, investments in Permitted Joint Ventures; provided that at the time any such investment is made pursuant to this paragraph (q), the aggregate Fair Market Value of the outstanding amount of such investment, when taken together with all other investments made pursuant to this paragraph (q) that are at the time outstanding, does not exceed the greater of (i) $10,000,000 and (ii) 5.0% of Consolidated Total Assets; and
(r)so long as no Event of Default exists or would exist immediately after giving effect to such investment, advance or loan, other investments, advances and loans made by Loan Parties and Subsidiaries in an aggregate amount not to exceed at any time outstanding the greater of (i) $10,000,000 and (ii) 4.0% of Consolidated Total Assets.
In addition to investments permitted by paragraphs (a) through (r) above, additional investments (other than an Acquisition), loans and advances by Loan Parties or their Subsidiaries so long as the Payment Conditions are satisfied with resect thereto.

For purposes of this Section 6.04, the “outstanding” amount of any investment, loan or advance shall be deemed to be the aggregate amount invested, loaned or advanced (determined without regard to any non-cash adjustments for increases or decreases in value or write-ups, write-downs or write-offs of such investments, loans and advances), minus the amount of cash and cash equivalents returned or repaid with respect to such investments, loans and advances.
To the extent an investment, loan or advance is permitted to be made by a Loan Party directly in any Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such investment, loan or advance may be made by investment, loan or advance by a Loan Party to a Subsidiary, and further advanced or contributed to another Subsidiary or other Person for purposes of making the relevant investment, loan or advance in the Target Person without constituting a separate investment, loan or advance for purposes of this Section 6.04 (it being understood that such investment, loan or advance must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 6.04 as if made by the applicable Loan Party directly to the Target Person).
SECTION 6.05Mergers, Consolidations, Sales of Assets and Acquisitions.
(a)Loan Parties shall not, and shall not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Loan Parties and Subsidiaries or less than all the Equity Interests of any Loan Party or Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person or line of business, unit or division of such Person, except that:
(i)any Subsidiary of a Borrower may be merged or consolidated with or into such Borrower (provided that such Borrower shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (a)(iii) below) or with or into any other Loan Party (provided that a Loan Party shall be the continuing or surviving entity unless such merger or consolidation would otherwise be permitted pursuant to the proviso in clause (a)(iii) below);
(ii)any Subsidiary that is not a Loan Party may be merged or consolidated with or into another Subsidiary that is not a Loan Party;
(iii)any Subsidiary may liquidate, dissolve or merge into or consolidate with any Loan Party or any other Subsidiary in a transaction in which the surviving entity is a Loan Party or a Subsidiary and no Person other than a Loan Party receives any consideration (provided that, if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party);

(iv)any Subsidiary that is not a Loan Party may liquidate or dissolve if Loan Parties determine in good faith that such liquidation or dissolution is in the best interests of Loan Parties,
(v)(A) any Loan Party that is not a Borrower may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Loan Party and (B) any Subsidiary that is not a Loan Party may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to any Loan Party (provided that, any such sales, transfers, leases or other dispositions shall be made in compliance with Section 6.07);
(vi)any Loan Party may make any acquisition permitted by Section 6.04 (including by means of the merger or consolidation of any Subsidiary with any other Person in order to effect such acquisition); and
(vii)any Loan Party or Subsidiary may make (A) any sale, lease or other disposition of assets excluded from the definition of “Asset Sale” and (B) any Asset Sale permitted by Section 6.05(b).
(b)Loan Parties shall not, and shall not permit any Subsidiary to, make any Asset Sale, except for:
(i)sales, transfers, leases and other dispositions (including the issuance or sale of Equity Interests of a Subsidiary) to any Loan Party;
(ii)leases or licenses of the properties of any Loan Party or any Subsidiary made in accordance with Sections 6.02(s) and 6.02(t);
(iii)dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Subsidiary;
(iv)sales, transfers and other dispositions of any assets, divisions or lines of business or other business unit acquired pursuant to an acquisition that constitutes a Specified Transaction, which assets, divisions or lines of business or other business unit in the reasonable judgment of Loan Parties at the time of acquisition of such acquisition are not useful in the conduct of the business of Loan Parties, taken as a whole; provided that (1) any such assets, divisions or lines of business or other business unit are sold (or a definitive agreement or a binding commitment to dispose of such assets, divisions or lines of business or other business unit has been entered into) in no event later than one year after the date the applicable acquisition is consummated, (2) at the time of such Asset Sale (other than any such Asset Sale made pursuant to a legally binding commitment entered into at a time when immediately prior to the signing of the definitive agreement providing for such Asset Sale, and immediately after giving effect to such signing, no Default or Event of Default then exists or would immediately result therefrom; provided that the amount of time between the date of any such commitment and the consummation of any such Asset Sale shall not exceed ninety (90) calendar days) no Default or Event of Default then exists or would immediately result therefrom, (3) all Asset Sales permitted by this clause (iv) shall be made for Fair Market Value and (4) with respect to any Asset Sale pursuant to this clause (iv) for a purchase price in excess of $5,000,000, at least 75% of the consideration payable in respect of each such Asset Sale is in the form of cash or Permitted Investments and is paid at the time of the closing of any such Asset Sale;
(v)other sales, transfers and other dispositions of assets (including Equity Interests other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) by any Loan Party or any Subsidiary that are not permitted by any other clause of this Section 6.05; provided that all Asset Sales permitted by this clause (v) shall be made for Fair Market Value and at least 75% of the consideration payable in respect of each such Asset Sale is in the form of cash or Permitted Investments and is paid at the time of the closing of any such Asset Sale; provided that if any assets included in the Borrowing Base are part of such sale, transfer or other disposition, on or prior to the date that is three (3) Business Days (or such shorter period of time determined by Agent in its discretion) prior to such sale, transfer or other disposition, Agent shall have received a pro forma Borrowing Base Certificate giving effect to such sale, transfer or other disposition and confirming that, after giving effect to such sale, transfer or other disposition and the repayment of any Loans in connection therewith, an Overadvance does not exist;
(vi)dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(vii)any Asset Sale consisting of the issuance or sale of Equity Interests to a Person in connection with any transaction otherwise permitted under this Agreement so long as, after giving effect thereto, no Change of Control shall occur.
For the purposes of clauses (i) and (iv) above, any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the applicable Loan Party or Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or other disposition and for which Loan Parties and applicable Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash.
SECTION 6.06Restricted Payments; Restrictive Agreements. (a) Loan Parties shall not, and shall not permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that
(i)any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;
(ii)so long as, in each instance, no Default or Event of Default exists or would exist immediately after giving effect to such repurchase or payment, Parent may (A) repurchase its Equity Interests owned by or (B) make payments to, employees, officers or directors (or former employees, officers or directors) of a Loan Party or any Subsidiary or any family member of, or trust or other entity for the benefit of, any of the foregoing persons (including any voting trust or limited partnership pursuant to which such Equity Interests have been transferred solely for the benefit of the foregoing persons and their heirs), pursuant to and in accordance with an option, appreciation right or similar equity incentive or equity based incentive or management incentive plan, in each case, approved by the applicable Loan Party’s or Subsidiary’s Board of Directors, or in connection with the death or disability of such employees, officers or directors, (1) in an aggregate amount, when combined with the aggregate amount of distributions, payments, redemptions, repurchases, retirements or other acquisitions for value of Indebtedness made in such fiscal year in accordance with Section 6.09(c), not to exceed the greater of (x) $3,000,000 and (y) 2.5% of Consolidated Total Assets in any fiscal year (plus, starting with the 2024 fiscal year, up to 100% of the portion of such amount not utilized in the immediately preceding year pursuant to this Section 6.06(a)(ii) and Section 6.09(c) may be used in such current fiscal year (but not any fiscal year thereafter)), or (2) pursuant to the issuance of promissory notes or the incurrence of other obligations pursuant to Section 6.01(l) during such fiscal year (provided that any payments in respect of such promissory notes or other obligations shall only be permitted if allowed under preceding sub-clause (1) or Section 6.09(c));
(iii)Loan Parties may purchase, repurchase, defease, acquire or retire for value Equity Interests of any Loan Party or options, warrants or other rights to acquire such Equity Interests solely in exchange for, or out of the proceeds of the substantially concurrent sale of Qualified Capital Stock of any Loan Party or options, warrants or other rights to acquire such Qualified Capital Stock;
(iv)Loan Parties may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Loan Party;
(v)Loan Parties may make repurchases of capital stock of any Loan Party deemed to occur upon the exercise of options, warrants or other rights to acquire capital stock of any Loan Party solely to the extent that shares of such capital stock represent a portion of the exercise price of such options, warrants or such rights;
(vi)so long as, in each instance, no Default or Event of Default exists or would exist immediately after giving effect to such Restricted Payment, Parent may make Restricted Payments in an aggregate amount not to exceed the sum of (A) the greater of (1) $5,000,000 and (2) 4.0% of Consolidated Total Assets at the time of the making of such Restricted Payment as of the most recently completed Test Period plus (B) amounts funded with the proceeds of the sale of Equity Interests of any Loan Party;
(vii)Loan Parties may make Restricted Payments in connection with the redemption of any Loan Party’ preferred Equity Interests with the proceeds from Equity Issuances made by any Loan Party after the Closing Date;
(viii)Parent may make additional Restricted Payments to the extent the Distribution Conditions are satisfied with respect thereto; and

(ix)Parent may pay dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 6.06.
(c)Loan Parties shall not, and shall not permit any Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Loan Party or to Guarantee Indebtedness of any Loan Party; provided that (A) such restrictions shall not apply to restrictions and conditions imposed by law or regulation of any Governmental Authority or by any Loan Document, (B) such restrictions shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Loan Party pending such sale, provided such restrictions and conditions apply only to Loan Party that is to be sold and such sale is permitted hereunder, (C) clause (i) above shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) above shall not apply to customary provisions in leases, licenses (including licenses of Intellectual Property granted to or obtained by any Loan Party) and other contracts restricting the sale, licensing or other assignment thereof, (E) such restrictions shall not apply to customary restrictions on cash or other deposits or net worth required by customers under contracts entered into in the ordinary course of business and joint venture agreements or other similar arrangements if such provisions apply only to the Person (and the equity interests in such Person) that is the subject thereof, (F) such restrictions shall not apply to customary restrictions and conditions contained in any agreement relating to any Asset Sale (or any other disposition of assets) permitted under this Agreement pending the consummation of such Asset Sale (or any other disposition of assets), (G) such restrictions shall not apply to any agreement in effect at the time a Person becomes a Loan Party, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Loan Party, which encumbrance or restriction is not applicable to the properties or assets of any Loan Party, other than Loan Party or the property or assets of Loan Party, so acquired, (H) such restrictions shall not apply to any restrictions and conditions imposed by the documents evidencing any Subordinated Indebtedness, (I) to the extent not permitted pursuant to the preceding clauses (A) through (H), such restrictions shall not apply in connection with customary restrictions that arise in connection with any Lien permitted pursuant to Sections 6.02(c), 6.02(g), 6.02(m) and 6.02(y) so long as such restrictions apply only to the property subject to such Liens and (J) such restrictions shall not apply to customary provisions in joint venture agreements and other similar agreements applicable to Permitted Joint Ventures and applicable solely to such Permitted Joint Venture and its equity entered into in the ordinary course of business.
SECTION 6.07Transactions with Affiliates. Except for transactions between or among Loan Parties (or any entity that becomes a Loan Party as a result of such transaction), Loan Parties shall not, and shall not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that any Loan Party may engage in any such transaction at prices and on terms and conditions, taken as a whole, not materially less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; provided that, notwithstanding the foregoing, the following shall be permitted:
(a)transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate;
(b)investments, loans or advances permitted by Section 6.04 and Restricted Payments permitted by Section 6.06;
(c)any employment agreement, incentive agreement, severance agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Loan Party in the ordinary course of business and payments pursuant thereto;
(d)the payment of reasonable compensation and fees, reimbursement of expenses, and the provision of customary benefits or indemnities, to current or former officers, directors or employees of any Loan Party who are not otherwise Affiliates of Loan Parties;
(e)any Indebtedness to the extent permitted by Section 6.01(a), 6.01(c), 6.01(l), 6.01(q) or 6.01(s) (to the extent representing intercompany Indebtedness between or among Loan Parties) and any Restricted Payments to the extent permitted by Section 6.06(a);
(f)the issuance and sale by Loan Parties of Qualified Capital Stock to its Affiliates (other than a Subsidiary);
(g)transactions with a Person (other than a Subsidiary or a Permitted Joint Venture) that is an Affiliate of Loan Parties solely because Loan Parties own, directly or indirectly through a Subsidiary, an Equity Interest in, or controls, such Person;
(h)transactions with a Permitted Joint Venture so long as the terms of any such transactions are no less favorable, taken as a whole, to Loan Parties or Subsidiary participating in such Permitted Joint Venture than they are to the other joint venture partners; and
(i)any transaction effected pursuant to agreements in effect on the Closing Date and set forth (together with a reasonably detailed description thereof) on Schedule 6.07 and any amendment, modification or replacement of such agreement (so long as such amendment, modification or replacement is not disadvantageous to the Lenders in any in any material respect as compared to the applicable agreement as in effect on the Closing Date).
SECTION 6.08Business of Loan Parties and Subsidiaries. Loan Parties shall not, and shall not permit any Subsidiary to, engage at any time in any business or business activity other than the business currently conducted by it on the Closing Date or business activities reasonably related, complementary, similar, ancillary or incidental thereto, synergistic therewith, or reasonable extensions thereof.
SECTION 6.09Other Indebtedness and Agreements.

(a)Loan Parties shall not, and shall not permit any Subsidiary to, permit any (i) waiver, supplement, modification, amendment, termination or release of any document related to any Subordinated Indebtedness if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to Loan Parties, any Subsidiary or the Lenders in any material respect, and, if such Subordinated Indebtedness is subject to a Subordination Agreement, such amendment, modification or waiver is permitted under such Subordination Agreement, (ii) [intentionally omitted], or (iii) waiver, supplement, modification or amendment of its certificate of incorporation, certificate of formation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be materially adverse to the Lenders.
(b)Loan Parties shall not, and shall not permit any Subsidiary to, directly or indirectly, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of (including by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any Subordinated Indebtedness, except:
(i)Loan Parties may pay, prepay, redeem, repurchase or acquire for value any then outstanding Subordinated Indebtedness with the Net Cash Proceeds received from any new issuance or incurrence by Loan Parties of Subordinated Indebtedness or out of the proceeds of the substantially concurrent sale by Parent of Qualified Capital Stock or options, warrants or other rights to acquire such Qualified Capital Stock, so long as, in each instance, no Event of Default shall have occurred and be continuing or would immediately result from any such payment, prepayment, redemption, repurchase or acquisition; and
(ii)Loan Parties may pay, prepay, redeem, repurchase or acquire for value any then outstanding Subordinated Indebtedness so long as the Payment Conditions are satisfied with respect thereto.
Notwithstanding anything to the contrary contained above in this Section 6.09(b), in no event shall any Loan Party or any Subsidiary make any payment of any kind or character on account of any Subordinated Indebtedness (whether in respect of principal, interest or otherwise) to the extent that such payment would be prohibited by the applicable subordination provisions of such Subordinated Indebtedness or, if such Subordinated Indebtedness is the subject to a Subordination Agreement, such payment is not otherwise permitted under such Subordination Agreement.
(c)Loan Parties shall not, and shall not permit any Subsidiary to, make any distribution, whether in cash, property, securities or a combination thereof, in respect of, or pay (whether in respect of principal, interest or other amounts), or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration any Indebtedness incurred pursuant to Section 6.01(l) in excess of, when combined with all payments and repurchases made pursuant to Section 6.06(a)(ii) in any fiscal year, the greater of (i) $3,000,000 and (ii) 2.5% of Consolidated Total Assets during any fiscal year (plus, starting with the 2024 fiscal year, the portion of such amount not utilized in the immediately preceding year pursuant to this Section 6.09(c) and Section 6.06(a)(ii)) so long as, in each instance, no Default or Event of Default exists or would exist immediately after giving effect to such distribution or payment.
SECTION 6.10[Intentionally Omitted].
SECTION 6.11Financial Covenant.
(a)Minimum Fixed Charge Coverage Ratio. Loan Parties shall, during each Covenant Compliance Period have a Fixed Charge Coverage Ratio of at least 1.10 to 1.00, tested for the most recent Test Period ending prior to the commencement of such Covenant Compliance Period and as of the end of each Test Period for which financial statements are required to be delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be, during such Covenant Compliance Period.
(b)Delivery of Covenant Compliance Certificate. Within three Business Days after the beginning of a Covenant Compliance Period, the Administrative Loan Party shall provide to Agent a Compliance Certificate (whether or not a Covenant Compliance Period is in effect on the date such Compliance Certificate was otherwise required to be delivered) calculating the Fixed Charge Coverage Ratio for the Test Period for which financial statements are required to be delivered ended immediately prior to the beginning of such Covenant Compliance Period based on the most recent financial statements required to be delivered pursuant to Section 5.04(a) or 5.04(b), as the case may be.
(c)Equity Cure Rights. Notwithstanding anything to the contrary contained in Section 6.11(a), in the event that Loan Parties fail to comply with Section 6.11(a), for any applicable period set forth therein (each such period, a “Equity Cure Testing Period”), so long as not later than 10 days (the “Cure Standstill Period”) after Agent has received (or if earlier, the date Agent is required to have received) the Compliance Certificate required pursuant to Section 6.11(b) for any applicable Equity Cure Testing Period with respect to the first Test Period to be tested during a Covenant Compliance Period, or Section 5.04(c) for any subsequent Test Period to be tested during any Covenant Compliance Period (the “Non-compliant Equity Cure Testing Period”), Administrative Loan Party shall have delivered evidence, reasonably satisfactory to Agent, that (i) Parent has received additional cash equity contributions or Qualified Equity Cure Subordinated Debt (which has immediately been contributed in full in cash upon receipt thereof to the Borrowers in the form of equity capital or Subordinated Indebtedness, as applicable) (the “Cure Right”) of not less than a dollar amount specified in such notice (the “Cure Amount”) and (ii) Administrative Loan Party has in fact received such additional cash contributions in an aggregate amount of not less than the Cure Amount, then the financial covenant contained in Section 6.11(a) shall be recalculated for the Non-compliant Equity Cure Testing Period and for each Equity Cure Testing Period that occurs during the twelve (12) months immediately following the first (1st) day of the Non-compliant Testing Period (collectively, together with the Non-compliant Equity Cure Testing Period, the “Affected Equity Cure Testing Periods”) by giving effect to the following pro forma adjustments:

(A)    EBITDA shall be increased on a dollar-for-dollar basis by the Cure Amount for each of the Affected Equity Cure Testing Periods solely for the purpose of measuring compliance with Section 6.11(a), with respect to each of the Affected Equity Cure Testing Periods and not for any other purpose under this Agreement; and
(B)    if, after giving effect to the recalculation of EBITDA provided for in clause (A) immediately above, Loan Parties shall then be in compliance with Section 6.11(a) for the Non-compliant Equity Cure Testing Period, then Loan Parties shall be deemed to have fully complied with Section 6.11(a) for the Non-compliant Equity Cure Testing Period with the same effect as though such non-compliance with respect to the Non-compliant Equity Cure Testing Period had not occurred, and such non-compliance shall be deemed cured for the purposes of this Agreement (the “Equity Cure”).
Notwithstanding the foregoing, (1) Loan Parties shall not be entitled to exercise the Cure Right (x) on more than five (5) occasions during the Term or (y) on more than two (2) occasions during any twelve (12) month period and (2) prior to the occurrence of an Equity Cure permitted hereunder with respect to any Non-compliant Equity Cure Testing Period, Loan Parties’ non-compliance with Section 6.11(a) shall in all events constitute an Event of Default hereunder; provided, however, that before the expiration of the Cure Standstill Period, neither Agent nor any Lender may exercise any rights or remedies under the Loan Documents on the basis of any such Default or Event of Default, it being understood that during such period, notwithstanding anything to the contrary contained herein, the Lenders shall not be required to make any Loans and/or the Issuing Banks shall not be required to issue any Letters of Credit hereunder without the consent of Agent or the Required Lenders.
SECTION 6.12Fiscal Year. Loan Parties shall not change their fiscal year-end to a date other than December 31, except as may be required by GAAP.
SECTION 6.13Sanctions. Loan Parties shall not, and shall not permit any Subsidiary to, directly or indirectly (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or in any Designated Jurisdiction or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate applicable Sanctions (and Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming Loan Parties’ and Subsidiaries’ compliance with this Section 6.13).
SECTION 6.14Sanctioned Person. Loan Parties shall not, and shall not permit any Subsidiary to, cause or permit any of the funds or properties of Loan Parties that are used to repay the Loans or other Credit Events to constitute property of, or be beneficially owned directly or indirectly by any Sanctioned Person, with the result that the investment in Loan Parties (whether directly or indirectly) is prohibited by Applicable Law, rule or regulation, or the Loans or other Credit Events made by the Lenders and the Issuing Banks would be in violation of any law, rule or regulation.

ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01Events of Default. Upon the occurrence and during the continuance of any of the following events (“Events of Default”):
(a)any representation or warranty made or deemed made by or on behalf of Borrowers or any other Loan Party in or in connection with any Loan Document or the Borrowings or the issuances of a Letter of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished by or on behalf of Borrowers or any other Loan Party in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
(b)Borrowers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)Borrowers shall fail to pay any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document or fail to reimburse any L/C Disbursement, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(d)any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) (as it relates to a Loan Party), 5.05(a), 5.05(d) or 5.08 or in Article VI;
(e)any Loan Party or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) to which it is a party and such default shall continue unremedied for a period of 30 days after written notice thereof from the Required Lenders or Agent to Borrowers;
(f)(i) any Loan Party or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition occurs or exists that results in any Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness or any trustee or agent on its or their behalf to cause any Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that (A) it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in preceding clauses (i) and (ii) equals or exceeds $20,000,000 at any time outstanding and (B) this clause (ii) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, or (2) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Capital Stock (or cash in lieu of fractional shares) and (y) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Capital Stock, such Indebtedness from and after the date, if any, on which such conversion has been effected;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Loan Party or a Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of the a Loan Party or a Subsidiary (other than an Immaterial Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or a Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Borrowers or a Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of a Loan Party or a Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)a Loan Party or a Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or a Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of a Loan Party or a Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in paragraph (g) above, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any corporate (or similar) action for the purpose of effecting any of the foregoing;
(i)one or more judgments shall be rendered against a Loan Party or a Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of a Loan Party or a Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount of $20,000,000 or more (to the extent that such payment is not covered by either (A) insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- at the time of the judgment, it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts or (B)

another creditworthy (as reasonably determined by Agent) indemnitor) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;
(j)an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
(k)any material provision of any Loan Document or any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or a Loan Party shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement to which it is a party (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);
(l)any security interest purported to be created by any Security Document shall cease to be or shall be asserted by Borrowers or any other Loan Party not to be, a valid, enforceable, perfected, first priority (except as otherwise expressly provided or permitted in this Agreement or such Security Document) security interest in Collateral covered thereby (other than with respect to any Collateral, in the aggregate, with a Fair Market Value not in excess of $20,000,000), except (i) as a result of the release of a Loan Party or the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) as a result of Agent’s failure (A) to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement or (B) to file Uniform Commercial Code continuation statements and any other filings required to maintain such perfection or (iii) any such loss of perfection or priority that results from the failure of Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or failure to file Uniform Commercial Code continuation statements and any other filings required to maintain such perfection or priority; or
(m)there shall have occurred a Change in Control;
then, and in every such event (other than an event with respect to a Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Loan Party, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) exercise (and/or direct Agent to exercise) any and all of its (or Agent’s) other rights and remedies hereunder, under the other Loan Documents and/or under Applicable Law; and in any event with respect to Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrowers accrued hereunder and under any other Loan

Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 7.02Application of Proceeds.
(a)Agent shall apply (i) the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, and (ii) any amounts received in respect of the Obligations following the termination of the Commitments and any of the Loans becoming due and payable pursuant to Section 7.01, in each case as follows:
(i)First, to the payment in full in cash of all reasonable and documented out-of-pocket costs and expenses, fees, commissions and taxes of such sale, collection or other realization (including compensation to Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Agent in connection therewith and all amounts for which Agent is entitled to indemnification pursuant to the provisions of any Loan Document), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(ii)Second, to the payment in full in cash of all other reasonable costs and expenses of such sale, collection or other realization (including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
(iii)Third, to the payment in full in cash, pro rata, of interest in respect of all Protective Advances and Overadvances;
(iv)Fourth, to the payment in full in cash, pro rata, of the principal amount of all Protective Advances and Overadvances;
(v)Fifth, without duplication of amounts applied pursuant to clauses (i) through (iv) above, to the payment in full in cash, pro rata, of interest and other amounts constituting Secured Obligations (other than principal, reimbursement obligations in respect of Letters of Credit and obligations to Cash Collateralize Letters of Credit, Bank Product Obligations and Obligations owed to Defaulting Lenders), in each case, equally and ratably in accordance with the respective amounts thereof then due and owing (it being agreed that, for purposes of applying this clause (a)(v), all interest and all other amounts described herein will be deemed payable in accordance with this Agreement regardless of whether such claims are allowed in any proceeding described in Section 7.01(g) or 7.01(h));
(vi)Sixth, to the payment in full in cash, pro rata, of the principal amount of the Secured Obligations (including reimbursement obligations in respect of Letters of

Credit, obligations to Cash Collateralize Letters of Credit and Obligations owed to Defaulting Lenders) other than Bank Product Obligations;
(vii)Seventh, to pay any other Secured Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral);
(viii)Eighth, ratably to pay any Secured Obligations owed to Defaulting Lenders; and
(ix)Ninth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
In the event that any such proceeds are insufficient to pay in full the items described in clauses (i) through (ix) of this Section 7.02(a), Loan Parties shall remain liable, jointly and severally, for any deficiency.

(b)Agent shall have absolute discretion as to the time of application of any such proceeds, moneys, balances or amounts in accordance with this Agreement and the other Loan Documents. Upon any sale of Collateral by Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Agent or such officer or be answerable in any way for the misapplication thereof.
ARTICLE VIII

THE AGENT
SECTION 8.01Appointment.
Each Lender and each Issuing Bank hereby irrevocably appoints (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably designate and appoint) First-Citizens Bank & Trust Company, as its Agent and each Issuing Bank and each other Secured Party hereby irrevocably appoints First-Citizens Bank & Trust Company as its Agent, and First-Citizens Bank & Trust Company hereby accepts such appointment. Each Lender, each Issuing Bank and each other Secured Party hereby authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of Agent, the Lenders, the Issuing Bank and the Bank Product Providers, and no Loan Party shall have rights as a third party beneficiary of any such provisions. Without limiting the generality of the foregoing, Agent is hereby expressly authorized to (a) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, (b) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender and (c) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale. It is understood and agreed that the use of the term “Agent” herein or in any other Loan Documents (or any other similar term) with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement, a security interest can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly following Agent’s request therefor, shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions. The Lenders hereby acknowledge and agree (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge and authorize) that Agent may act as the collateral agent for the Secured Parties
SECTION 8.02Agent in its Individual Capacity.
The institution serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Agent hereunder in its individual capacity. Such bank and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Loan Parties or any Subsidiary or other Affiliate thereof as if it were not Agent hereunder.
SECTION 8.03Exculpatory Provisions.
Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth in the Loan Documents, Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Borrowers or any of Subsidiaries that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity. Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to Agent by the Administrative Loan Party or a Lender, and Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to Agent. Each party to this Agreement acknowledges and agrees that Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to Agent, of, among other things, the upcoming lapse or expiration thereof. Neither Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by Agent under or in connection with any of the Loan Documents.
SECTON 8.04Reliance by Agent.
Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless Agent shall have received written notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Agent may consult with legal counsel (who may be counsel for Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by Loan Parties in connection therewith, nor shall Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.05Delegation of Duties.
Agent may perform any and all its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by it. Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
SECTION 8.06Successor Agent.
(a)Subject to the elapsing of the 30-day period for the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Administrative Loan Party and without notice to the Bank Product Providers. Upon any such resignation, or, at any time Agent is a Lender whose Commitments are being assigned at the election of the Administrative Loan Party pursuant to Section 2.21, the Required Lenders shall have the right, with, so long as no Event of Default shall have occurred and be continuing, the approval of the Administrative Loan Party (such approval not to be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring or removed Agent may, with, so long as no Event of Default shall have occurred and be continuing, the approval of the Administrative Loan Party (such approval not to be unreasonably withheld or delayed), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a bank or other financial institution with an office in New York, New York, or an Affiliate of any such bank or other financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by Agent, Agent’s resignation or removal shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint, with the approval of the Administrative Loan Party (such approval not to be unreasonably withheld or delayed), a successor Agent.
(b)Any such resignation or removal by Agent hereunder shall also constitute its resignation as an Issuing Bank and the Swingline Lender, in which case the resigning Agent (i) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (ii) shall maintain all of its rights as Issuing Bank or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation.
(c)Upon the acceptance of its appointment as Agent hereunder by a successor, (i) such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent (and in the case of the resignation or removal of Agent, the retiring Issuing Bank and Swingline Lender), (ii) the retiring or removed Agent (and in the case of Agent, Issuing Bank and Swingline Lender) shall be discharged from its duties and obligations hereunder, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit issued by the retiring Issuing Bank, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After Agent’s resignation or removal hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
(d)Agent, the successor Agent, the Lenders and Loan Parties shall execute all documents and take all other actions necessary or in the opinion of successor Agent reasonably desirable in connection with the substitution by successor Agent of Agent as holder of the security under the Loan Documents, all in accordance with Applicable Law.
SECTION 8.07Bankruptcy Related Matters.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to the Loan Documents relative to a Loan Party or a Subsidiary, Agent (irrespective of whether the principal of any Loan or Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letters of Credit and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and Agent under Sections 2.05 and 9.05) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, each Issuing Bank and Agent to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks and Agent, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.05 and 9.05.
SECTION 8.08Non-Reliance on Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
SECTION 8.09Name Agents.
Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of Agent provided herein and in the other Loan Documents. Without limitation of the foregoing, the Lead Arranger in its capacity as such shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.
SECTION 8.10Erroneous Payments.
(a)If the Agent (x) notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y)

demands in writing the return of such Erroneous Payment (or a portion thereof)), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 8.10 and held in trust for the benefit of the Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender, L/C Issuer, Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, L/C Issuer or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that received funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 8.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 8.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.10(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender, L/C Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender, L/C Issuer or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).
(d)Erroneous Payment Return Deficiencies.
(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)Subject to Section 9.04 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal, and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.
(e)The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion hereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, L/C Issuer or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Obligors’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Obligor; provided that this Section 8.10(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)Each party’s obligations, agreements and waivers under this Section 8.10 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
SECTION 8.11Flood Laws. Agent has adopted internal policies and procedures that address requirements under Flood Laws. Agent may post on the Platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, Agent reminds each Lender and participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or participant in the credit facility) is responsible for assuring its own compliance with Flood Laws, and Agent disclaims any liability in connection with the failure of any such Lender or participant to comply with Flood Laws and flood insurance requirements.
ARTICLE IX

MISCELLANEOUS
SECTION 9.Notices; Electronic Communications. Notices and other communications (other than with respect to ordinary course notices delivered pursuant to Article II) provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email or fax (to the extent a fax number is provided below), as follows:
(a)if to Borrowers, the other Loan Parties, Agent, any Issuing Bank or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and
(b)if to a Lender, to it at its address (or fax number) set forth on Schedule 1.01(a) or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
(c)All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (or, if such day is not a Business Day, on the first Business Day after receipt) if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Administrative Loan Party, Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
(d)Each Loan Party hereby agrees, unless directed otherwise by Agent or unless the electronic mail address referred to below has not been provided by Agent to such Loan

Party, that it will, or will cause Subsidiaries to, provide to Agent all information, documents and other materials that it is obligated to furnish to Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Section 2.23, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Agent to an electronic mail address as directed by Agent, which delivery shall satisfy the delivery requirements with respect to such Communications under the applicable Loan Document, unless otherwise notified by Agent.
(e)Loan Parties hereby acknowledge that (i) Agent will make available to the Lenders and each Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Loan Parties or their securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (B) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to each Loan Party or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated by the recipient as set forth in Section 9.16), (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor,” and (D) Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Administrative Loan Party notifies Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of this Agreement or the Credit Facilities.
(f)Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to each Loan Party or its securities for purposes of United States Federal or state securities laws.
(g)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(h)Agent agrees that the receipt of the Communications by Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of Loan Parties, Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 9.02Survival of Agreement All covenants, agreements, representations and warranties made by Loan Parties herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Banks, regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount then payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20, 9.05, 9.16 (for a period of one year after the termination of this Agreement) and 9.19 shall remain operative and in full force and effect regardless of any termination of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Agent, any Lender or any Issuing Bank.
SECTION 9.03Binding Effect. This Agreement shall become effective when it shall have been executed by Loan Parties and Agent and when Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
SECTION 9.04Successors and Assigns.
(a)    Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Loan Parties, Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns.
(b)Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of Agent (not to be unreasonably withheld, delayed or conditioned) (provided that the consent of Agent shall not be required to any such assignment made to another Lender or an Affiliate or Related Fund of a Lender); provided, however, that (i) the Administrative Loan Party must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned and shall be deemed to have been given by the Administrative Loan Party if the Administrative Loan Party has not otherwise rejected such assignment within 10 Business Days of a written request for such consent) (provided that the consent of the Administrative Loan Party shall not be required to any such assignment made (x) to another Lender or an Affiliate or Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default), (ii) the Swingline Lender and each Issuing Bank must also give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in an integral multiple of, and not less than, $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment and Loans); provided that simultaneous assignments by two or more Related Funds of a Lender shall be combined for purposes of determining whether the minimum assignment requirement is met, (iv) the parties to each assignment shall (A) execute and deliver to Agent an Assignment and Acceptance via an electronic settlement system acceptable to Agent or (B) if previously agreed with Agent, manually execute and deliver to Agent an Assignment and Acceptance, and, in each case, shall pay to Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of Agent), and (v) the assignee, if it shall not be a Lender, shall deliver to Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Loan Parties and their respective Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws) and all applicable tax documentation. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid); provided, however, notwithstanding any assignment by a Lender of all of its rights and obligations under this Agreement, such Lender shall continue to be bound by the provisions of Section 9.16 for a period of one year following any such assignment.
(c)By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Credit Commitment and the outstanding balances of its Revolving Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of a Loan Party or a Subsidiary or the performance or observance by a Loan Party or a Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)Agent, acting for this purpose as an agent of Loan Parties, shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and any stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and Loan Parties, Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers, any Issuing Bank, Agent and any Lender (with respect to such Lender’s own interest only), at any reasonable time and from time to time upon reasonable prior notice.
(e)Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of Agent and, if required, the Administrative Loan Party, the Swingline Lender, and each Issuing Bank to such assignment and any applicable tax documentation, Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(f)Each Lender may without the consent of Loan Parties, any Issuing Bank, the Swingline Lender or Agent sell participations to one or more banks or other entities (other than any Disqualified Institution) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 (it being understood that the documentation required under Section 2.20 shall be delivered to the participating bank) to the same extent as if they were Lenders (but no participant shall be entitled to any greater payment thereunder than that to which the Lender that sold the participation to such participant would have been entitled had it not sold the participation) and (iv) Loan Parties, Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and such Lender shall retain the sole right to enforce the obligations of Loan Parties relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement, the other Loan Documents (provided that any Lender and any participating bank or other Person of such Lender may agree that such Lender shall be required to seek consent from such participating bank or other Person with respect to any amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing one or more Guarantors (other than in connection with the sale of any Guarantor in a transaction permitted by Section 6.05) that represent all or substantially all of the value of the Guarantees of the Obligations pursuant to the Loan Documents or all or substantially all of the Collateral (it being understood and agreed, however, that any amendment or modification to the financial definitions in this Agreement or to Section 1.02 or 1.03 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (iv))). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Loan Parties, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participating bank or any information relating to a participating bank’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or interest in the Loan, as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.
(g)Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Loan Parties furnished to such Lender by or on behalf of Loan Parties; provided that, prior to any such disclosure of information designated by Loan Parties as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
(h)Any Lender may at any time assign all or any portion of its rights under this Agreement to an Eligible Assignee to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)Each Loan Party shall not assign or delegate any of its rights or duties hereunder without the prior written consent of Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
SECTION 9.05Expenses; Indemnity. (a) Borrowers agree to pay within 30 days following receipt by the Administrative Loan Party of an invoice setting forth reasonable detail:
(i)all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arranger, Agent, the Issuing Banks and the Swingline Lender, including the reasonable and documented fees, charges and disbursements of Advisors for the Lead Arranger, Agent, the Issuing Banks and the Swingline Lender, in connection with the preparation, negotiation, execution and delivery of the Loan Documents, the administration of the Credit Events and Commitments (including with respect to the establishment and maintenance of a Platform and the charges of IntraLinks, SyndTrak or a similar service), the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated); and
(ii)all reasonable and documented out-of-pocket costs and expenses incurred by the Lead Arranger, Agent, the Issuing Banks, the Swingline Lender and any Lender, including the reasonable and documented fees, charges and disbursements of Advisors for any of the foregoing, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 9.05(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations;
provided that, with respect to clauses (i) and (ii) above, in the case of charges of outside counsel, such payment shall be limited to the fees, disbursements and other charges of (A) one primary counsel for Agent and the Lenders (taken as a group), (B) one local counsel in each relevant jurisdiction for Agent and the Lenders (taken as a group) and (C) one regulatory counsel in each relevant jurisdiction for Agent and the Lenders (taken as a group) (and, in each case, in the case of an actual or a potential conflict of interest, (1) one additional counsel for each affected Person (or group of similarly affected Persons) and (2) one local and/or regulatory counsel for each affected Person (or group of similarly affected Persons) in any relevant jurisdiction).
(j)Each Loan Party agrees to indemnify Agent, the Lead Arranger, each Lender, each Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable Advisor fees, charges and disbursements incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including the syndication of the Credit

Facilities), (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Loan Party or any of their respective Affiliates) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently owned or operated by Loan Parties or any of Subsidiaries, or any Environmental Liability related in any way to Loan Parties or Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (A) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of its Related Parties) or that are addressed in paragraph (a) of this Section 9.05, (B) in respect of any settlement entered into by any Indemnitee without the prior written consent of the Administrative Loan Party (which consent will not be unreasonably withheld, delayed or conditioned), (C) in respect of (1) a material breach of the Loan Documents by such Indemnitee or one of its Affiliates or (2) any dispute solely among Indemnitees (other than any dispute involving claims against Agent or the Lead Arranger, in its capacity as such) and other than any claims arising out of any act or omission of any Loan Party or any of its Subsidiaries or (3) attributable to Taxes (other than any Taxes that represent losses, claims, damages, liabilities or related expenses arising from any non-Tax claim), which shall be governed solely by Section 2.20.
(k)To the extent that any Loan Party fails to pay any amount required to be paid by it to Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Agent, such Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).
(l)To the extent permitted by Applicable Law, Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. To the extent permitted by Applicable Law, no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against any Loan Party or any Subsidiary, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit any Loan Party’s indemnification obligations above to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification hereunder.
(m)The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of Agent, the Swingline Lender, any Lender or any Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.
(n)No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
SECTION 9.06Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender may, with the consent of Agent (provided that no such consent shall be required if an Event of Default shall have occurred and be continuing pursuant to Section 7.01(g) or 7.01(h)), at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of a Loan Party, against any of and all the Obligations of Borrowers or other Loan Parties, now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.26 (to the extent applicable) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, the Issuing Banks and the Lenders, and (b) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall endeavor to notify the Administrative Loan Party and Agent of such setoff; provided that the failure to provide such notice shall not affect the validity of such setoff or application under this Section 9.06. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.07Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT OR AS OTHERWISE EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN

SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08Waivers; Amendment.
(a)    No failure or delay of Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on Loan Parties in any case shall entitle Loan Parties to any other or further notice or demand in similar or other circumstances.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by Agent and Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided, however, that no such agreement shall:
(i)decrease the principal amount of, or extend the maturity of or any scheduled principal payment date of, or date for the payment of any interest on or any fees, but excluding any interest payable pursuant to Section 2.07) payable with respect to, any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on or reduce any fees, but excluding any interest payable pursuant to Section 2.07) payable with respect to any Loan or L/C Disbursement, without the prior written consent of each Lender directly adversely affected thereby (it being understood and agreed that any amendment or modification to the financial definitions in this Agreement or to Section 1.02 or 1.03 shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i));

(ii)increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default (or any definition used, respectively, therein) shall constitute an increase in the Commitment of any Lender for purposes of this clause (ii));
(iii) amend or modify Section 2.17 or 7.02 or the definition of “Pro Rata Percentage” in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby without the prior written consent of each Lender directly affected thereby (except for any such amendment or modification to reflect the addition of one or more Classes of Loans in a manner consistent with the treatment of Obligations under Section 7.02 immediately prior to such amendment or modification) or change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class;
(iv)amend or modify the provisions of Section 9.04(i) or the provisions of this Section 9.08 or release one or more Guarantor (other than in connection with the sale of such Guarantor in a transaction permitted by Section 6.05 or as otherwise expressly provided in this Agreement or any Security Document) that represent all or substantially all of the value of the Guarantees of the Obligations pursuant to the Loan Documents or release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the prior written consent of each Lender;
(v)change any provision of this Section 9.08 or the percentage contained in the definition of “Required Lenders” or any other provision specifying the number of Lenders or portions of Loans or Commitments required to take any action under the Loan Documents, without the prior written consent of each Lender directly affected thereby (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Credit Commitments on the date hereof);
(vi) change Section 9.04(b) in a manner which further restricts assignments thereunder with the prior written consent of each Lender directly adversely affected thereby; or
(vii)amend, modify or otherwise affect the rights or duties of Agent, the Swingline Lender or any Issuing Bank hereunder or under any other Loan Document without the prior written consent of such Person.
For the avoidance of doubt, Letters of Credit and the provisions thereof may be waived, amended or modified solely in accordance with Section 2.23.

(c)Notwithstanding anything in paragraph (b) above or otherwise herein to the contrary, (i) any amendment or modification that would extend the Revolving Credit Commitments of any Lender or the Revolving Credit Maturity Date of the Revolving Loans of any Lender and increase the rate of interest and fees payable on the Revolving Credit Commitments or Revolving Loans of such Lender shall not require the prior written consent of each Lender, so long as such extension is offered to all Revolving Credit Lenders on a pro rata basis based on the aggregate principal amount of such Revolving Credit Commitments or Revolving Loans then outstanding pursuant to procedures approved by Agent, (ii) the payment in full of any Loans on the Revolving Credit Maturity Date and the payment of interest and fees made on account of the Commitments or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.17 or be an event that would require the purchase of participations pursuant to Section 2.18; provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.17, and (iii) Agent, Borrowers and the applicable Guarantor may amend, supplement or otherwise modify any Security Document so long as such amendment, supplement or other modification is not adverse to any Secured Party and such amendment shall become effective without any further consent of any other party to such Security Document. For the avoidance of doubt, any amendment or modification of the type described in the preceding clause (i) will require an agreement or agreements in writing entered into by Borrowers and the Required Lenders.
(d)Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Security Documents. Each of the Lenders irrevocably authorizes Agent, at its option, and in its sole discretion: (i) to enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties; (ii) to automatically release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Commitments and payment in full of all Obligations (other than in respect of Secured Bank Product Obligations and contingent indemnification obligations as to which no claim has been asserted) and the expiration or termination of all Letters of Credit (unless the L/C Exposure related thereto has been cash collateralized, backstopped or deemed reissued under another agreement, in each case, reasonably acceptable to the applicable Issuing Bank), (B) at the time any Collateral is to be sold as part of any Asset Sale (or other disposition of assets) to any Person other than Loan Parties or any of Subsidiaries permitted under Section 6.05 (and the Administrative Loan Party shall deliver to Agent a certificate to the effect that such Asset Sale (or any other disposition of assets) and the disposition of the proceeds thereof will comply with the terms of this Agreement), (C) subject to Section 9.08(b), if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (D) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guaranty and Collateral Agreement pursuant to clause (iv) below; (iii) to subordinate any Lien on any property granted to or held by

Agent under any Loan Document to another Lien permitted (A) to exist on such property and (B) to be senior to the Liens of the Secured Parties under this Agreement, including Liens permitted by Section 6.02(i), 6.02(j) or 6.02(l)), (and Borrowers and shall deliver to Agent a certificate to the effect that the incurrence of such other Lien on the Collateral will comply with the terms of this Agreement); and (iv) to release (A) any Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Guarantor (including if such Person becomes an Excluded Subsidiary) or (B) any item of Collateral from the Lien granted in favor of Agent if such property becomes an Excluded Asset (as such term is defined in the Guarantee and Collateral Agreement), in each case, as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor, or such Collateral continues to be collateral, as the case may be, in respect of any Subordinated Indebtedness or any Permitted Refinancing Indebtedness in respect thereof.
Upon request by Agent at any time, the Required Lenders will confirm in writing Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section. In each case as specified in this Section, Agent will (and each Lender irrevocably authorizes Agent to), at Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party or such Subsidiary may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section.
(e)Agent and Borrowers may amend any Loan Document to correct any errors, mistakes, omissions, defects or inconsistencies, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.
SECTION 9.09Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile or other customary means of electronic transmission, including by PDF file, shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 9.14Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15Jurisdiction; Consent to Service of Process. (a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Agent, Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against a Loan Party or its properties in the courts of any jurisdiction.
(a)Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(b)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.16Confidentiality.
(a)    Each of Agent, the Lead Arranger, the Swingline Lender, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ and Related Funds’ directors, officers, employees, agents, Advisors and other representatives, including accountants, legal counsel and other Advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (ii) to the extent requested by any regulatory authority or any quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by Applicable Law or regulation or by any subpoena or similar legal process or in connection with any pledge or assignment made pursuant to Section 9.04(h), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies under the Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its Advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, or (C) any rating agency for the purpose of obtaining a credit rating applicable to any Loan or Loan Party, (vii) with the consent of the Administrative Loan Party, (viii) to an investor or prospective investor in securities issued by a Related Fund of any Lender that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by a Related Fund of any Lender or to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in securities issued by a Related Fund of any Lender in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by such Related Fund (it being agreed that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (ix) to the extent such Information (A) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 9.16 or (B) becomes available to Agent, the Lead Arranger, the Swingline Lender, any Issuing Bank or any Lender on a non-confidential basis from a source other than a Loan Party or a Subsidiary or (x) to the extent that such Information has been independently developed by the Lead Arranger, Agent, the Swingline Lender, any Issuing Bank, any Lender or any Affiliate of any of the foregoing. In addition, Agent, the Lead Arranger, the Issuing Banks, the Swingline Lender and the Lenders may disclose the existence of this Agreement and the information about this Agreement to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, market data collectors, similar service providers to the lending industry, and service providers to Agent, the Lead Arranger, the Swingline Lender, the Issuing Banks and the Lenders in connection with the administrative and management of this Agreement and the other Loan Documents. For the purposes of this Section 9.16, “Information” shall mean all information received from a Loan Party, any Subsidiary or any of their respective officers, directors, employees, agents or advisors relating to a Loan Party or any of Subsidiaries or their business, other than any such information that is available to Agent, the Lead Arranger, the Swingline Lender, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by any such Person. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.
(b)Neither Agent nor any Lender may publish any press release, tombstone, advertising or other promotional material (including via any electronic transmission) relating to the transactions contemplated by this Agreement without the prior written consent of Loan Parties (such consent not to be unreasonably withheld, conditioned or delayed). Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to the Administrative Loan Party for review, comment and approval prior to the publication thereof, and Agent or such Lender, as applicable, shall not make such publication prior receiving such approval in writing. If such approval is provided for any of the foregoing, all such publications shall be at the sole expense of such Lender or Agent, as applicable.

SECTION 9.17Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against a Loan Party or a Subsidiary or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party or such Subsidiary, unless expressly provided for herein or in any other Loan Document, without the prior written consent of Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, a Loan Party or a Subsidiary.
SECTION 9.18PATRIOT Act Notice. Agent and Lenders hereby notify Loan Parties that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding any personal guarantor and may require information regarding Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Loan Parties shall, promptly upon request, provide all documentation and other information as Agent or any Lender may request from time to time in order to comply with any obligations under the Beneficial Ownership Regulation, any “know your customer,” Anti-Money Laundering Laws or other requirements of Applicable Law.
SECTION 9.19Release of Liens. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder) other than to a Loan Party or any of Subsidiaries or the release of any Collateral is otherwise expressly authorized or permitted under this Agreement, then the Liens created by any of the Security Documents on such property shall be automatically released (without need for further action by any person) and in connection therewith, upon receipt by Agent of a certificate of the Administrative Loan Party to the effect that such transaction and the disposition of the proceeds thereof has compiled or will comply with the terms of this Agreement (with such supporting detail as Agent may reasonably request), Agent, at the request and sole expense of Loan Parties, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable to evidence the release of the Liens created by any of the Security Documents on such Collateral.
SECTION 9.20No Advisory or Fiduciary Responsibility. Each of Agent, Issuing Bank, Swingline Lender, Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party or such Subsidiary, its stockholders or its Affiliates, on the other. Loan Parties acknowledge and agree that (i) the Transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (A) no Lender has assumed an advisory or fiduciary responsibility in favor of a Loan Party or a Subsidiary, its stockholders or its Affiliates with respect to the Transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise a Loan Party or a Subsidiary, its stockholders or its Affiliates on other matters) or any other obligation to a Loan Party or a Subsidiary except the obligations expressly set forth in the Loan Documents and (B) each Lender is acting solely as principal and not as the agent or fiduciary of a Loan Party or a Subsidiary, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party or such Subsidiary, in connection with such transaction or the process leading thereto.
SECTION 9.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.22Smart Sand as Administrative Loan Party. Each Loan Party hereby irrevocably appoints Smart Sand as the borrowing agent and attorney-in-fact for all Loan Parties (the “Administrative Loan Party”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Loan Party that such appointment has been revoked and that Borrower has been appointed Administrative Loan Party. Each Loan Party hereby irrevocably appoints and authorizes the Administrative Loan Party (a) to provide Agent with all notices with respect to any Revolving Loan and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Loan Party deems appropriate on its behalf to obtain Revolving Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the loan account and Collateral of Loan Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers and the other Loan Parties in order to utilize the collective borrowing powers of each Borrower in the most efficient and economical manner and at their request, and that Agent and the Lenders shall not incur liability to any Loan Party as a result hereof. Each Loan Party expects to derive benefit, directly or indirectly, from the handling of the loan account and the Collateral in a combined fashion since the successful operation of each Loan Party is dependent on the continued successful performance of the integrated group. To induce Agent and the Lenders to do so, and in consideration thereof, each Loan Party hereby jointly and severally agrees to indemnify Agent and each Lender and hold Agent and each Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Agent or any Lender by any Loan Party or by any third party whosoever, arising from or incurred by reason of (i) the handling of the loan account and Collateral of Loan Parties as herein provided, (ii) Agent' and the Lenders' relying on any instructions of the Administrative Loan Party, or (iii) any other action taken by Agent and the Lenders hereunder or under the other Loan Documents, except that Loan Parties will have no liability to Agent or Lender under this Section 9.22 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Agent or Lenders, as the case may be.
SECTION 9.23Bank Product Providers.
Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product

Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Borrowers acknowledge and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
SECTION 9.24Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SMART SAND, INC.,
as Parent, a Borrower and Administrative Loan Party

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

SMART SAND BLAIR, LLC,
SMART SAND OAKDALE LLC,
QUICKTHREE TECHNOLOGY, LLC,
SSI BAKKEN I, LLC,
SSI MARCELLUS I, LLC,
each as a Borrower

By:    SMART SAND, INC., its sole Member

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

SSI OIL AND GAS PROPPANTS HOLDINGS, LLC,
as a Borrower

By:    SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

[Signatures continued from prior page]

SSI OIL AND GAS PROPPANTS, LLC,
as a Borrower

By:     SSI OIL AND GAS PROPPANTS     HOLDINGS, LLC, its Manager

By:     SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

NORTHERN WHITE SAND LLC,
CRS PROPPANTS LLC,
each as a Borrower

By:     SSI OIL AND GAS PROPPANTS, LLC, its Manager

By:     SSI OIL AND GAS PROPPANTS HOLDINGS, LLC, its Manager

By:    SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

SMART SAND HIXTON LLC,
SSI LOGISTICS LLC,
each as a Subsidiary Guarantor

By:    SMART SAND, INC., its sole Member

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer
    [Signature Page to Credit Agreement]

[Signatures continued from prior page]

FAIRVIEW CRANBERRY COMPANY, LLC,
WILL LOGISTICS, LLC,
each as a Subsidiary Guarantor

By:    SMART SAND, INC., its Manager

By:        /s/ Lee E. Beckelman
Name: Lee E. Beckelman
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

[Signatures continued from prior page]

FIRST-CITIZENS BANK & TRUST COMPANY, as Swingline Lender, as an Issuing Bank and as Agent

By:        /s/ Thomas Mullen
    Name: Thomas Mullen
    Title: Vice President

[Signature Page to Credit Agreement]